Date 28 June 2018

(1)	LONGBRIDGE RECRUITMENT 360 LIMITED
(2)	richard ward
(3)	STAFFING 360 SOLUTIONS, INC.

AGREEMENT TO BUY the SHARES IN THE CAPITAL OF GLOBAL RESOURCE dELIVERY LIMITED

Mishcon de Reya LLP

Africa House

70 Kingsway

London WC2B 6AH

Tel: +44 20 3321 7000

Fax: +44 20 7404 5982

Ref: NMD/PLW/44694.9

47322754.13

TABLE OF CONTENTS

No.HeadingPage

1.	DEFINITIONS AND INTERPRETATION1
2.	SALE AND PURCHASE7
3.	Purchase price8
4.	BUYER GUARANTEE10
5.	CONSISTENCY OF TRADING12
6.	REFERENCES TO EXPERT13
7.	WARRANTIES14
8.	COMPLETION15
9.	Right of set-off16
10.	Announcements and CONFIDENTIALITY18
11.	RESTRICTIve covenants19
12.	RELEASE OF GUARANTEES AND INDEMNITIES22
13.	TAX COVENANT23
14.	SPECIFIC PAYMENT COVENANTS23
15.	notices and SERVICE of proceedings23
16.	Costs25
17.	Assignment and Successors25
18.	Continuing agreement26
19.	Further assurance26
20.	Entire agreement26
21.	remedies, variation and waiver27
22.	Severable provisions27
23.	Payments27
24.	withholding and grossing up28
25.	THIRD PARTY RIGHTS28
26.	Counterparts28
27.	Law and jurisdiction28
Schedule 1 – THE SELLER AND THE SELLER'S SHAREHOLDING AND THE MINORITY SHAREHOLDERS	30
Schedule 2	31
Schedule 3 – WARRANTIES	32
Schedule 4 – SELLER'S LIMITS	61
Schedule 5 – COMPLETION	69

Part A – Documents to be delivered by the Seller69

Part B – Decisions to be taken at Completion by the directors of the PARENT70

Part C – Decisions to be taken at Completion by the directors of the COMPANY70

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Part D - Other action to be taken by the Seller and other items to be delivered by the Seller71

Part E – Documents to be delivered and actions to be taken by the Buyer71

Part F – Documents to be delivered and actions to be taken by Staffing 36071

Schedule 6 – TAX SCHEDULE	73

Part A – Definitions and Interpretation73

Part B – Tax Covenant77

Part C – Tax Warranties83

Part D – Tax Administration91

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THIS AGREEMENT is dated           28June 2018

PARTIES

(1)	LONGBRIDGE RECRUITMENT 360 LIMITED a company registered in England and Wales under number 06745176 whose registered office is at 3 London Wall Buildings, London Wall, London EC2M 5SY (the Buyer).
(2)	RICHARD WARD of Uplands, Upper Anstey Lane, Alton, Hampshire GU34 4BP (the Seller).
(3)

STAFFING 360 SOLUTIONS, INC., a company registered in State of Delaware under File Number 6178457 whose principal place of business is at Suite 2701, 641 Lexington Ave, New York, NY 10022, United States of America (Staffing 360).

BACKGROUND

(A)	The Buyer has agreed terms with the Seller for the acquisition of the entire issued share capital of Global Resource Delivery Limited (the Parent).
(B)	The Parent holds 170 ordinary shares of £1.00 each in the capital of Clement May Limited (the Company) (the Majority Shares).
(C)	The Buyer has also agreed terms with the Minority Shareholders for the acquisition of the shares in the capital of the Company which are not held by the Parent (the Minority Shares).
(D)

The Minority Shareholders shall enter into the Minority Shareholders Sale Agreements in order to sell their respective Minority Shares to the Buyer, as more particularly described in the Minority Shareholders Sale Agreements.

(E)	More details of the Parent and the Company are set out in Schedule 2.

AGREED TERMS

1.	DEFINITIONS AND INTERPRETATION
1.1	In this agreement the following definitions apply:

Accountants means the Seller's Accountants and the Buyer's Accountants;

Accounts means the draft audited financial statements of the Company for the period ended on the Accounts Date;

Accounts Date means 31 December 2017;

Agreed Form means, in relation to any document, in the form agreed by or on behalf of the parties to this agreement;

Associate means, in relation to any person, a person who is connected with that person determined in accordance with section 1122 of the Tax Act;

BAT means British American Tobacco (Holdings) Limited;

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BAT Confirmation means a confirmation in writing in the Agreed Form from BAT that it will not enforce any change of control or equivalent provisions within its contracts with the Company as a result of entry by the parties into this agreement;

BAT Extension means either:

a)

the entry by each of BAT and the Company into an agreement (the Extension Agreement) pursuant to which the services agreement between BAT and the Company with an effective date of 1 January 2017 shall be extended for a period of at least 12 months from the date of completion of the Extension Agreement; or

b)

the Company and BAT continuing to trade with each other for a period of at least 18 months following Completion in a manner which is consistent with the way such parties have traded in the period prior to Completion pursuant to the existing services agreement between BAT and the Company with an effective date of 1 January 2017.

BW Debtor means the sum of £180,000 owed by Bellward Properties Limited (CRN: 05921752) to the Parent;

Business means the business of providing recruitment services (including, without limitation, permanent and temporary contract recruitment services) in relation to the introduction and/or supply of information technology professionals as carried out by the Company as at Completion;

Business Day means any day on which clearing banks generally are open for business in the City of London excluding Saturdays or Sundays;

Buyer’s Group means Staffing 360 and the Buyer and any subsidiaries and subsidiary undertakings from time to time of Staffing 360 and/or the Buyer and any holding company and parent undertaking from time to time of Staffing 360 and/or the Buyer and any subsidiaries and subsidiary undertakings from time to time of any such holding company or parent undertaking, and member of the Buyer's Group will be construed accordingly;

Buyer's Accountants means BDO UK LLP of 55 Baker St, Marylebone, London W1U 7EU or their successors in business or any other firm of chartered accountants appointed by the Buyer and notified to the Seller for the purposes of this agreement;

Buyer's Bank Account means HSBC Bank plc, sort code: 40-11-60 and account number: 30462853;

Buyer's Solicitors means Mishcon de Reya LLP, Africa House, 70 Kingsway, London WC2B 6AH or their successors in business or any other firm appointed as solicitors by the Buyer for the purposes of this agreement;

Claim means a Warranty Claim, an Indemnity Claim, RC Claim and/or a Tax Claim;

Claim for Tax has the meaning given to it in the Tax Schedule;

Companies Act or the Act means the Companies Act 2006;

Completion means the performance by the parties of the obligations (to the extent not previously waived under this agreement) assumed by them under clauses 8.2, 8.3 (other than clause 8.3.3) and 8.4. For the avoidance of doubt, Completion shall be deemed to have

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occurred notwithstanding that the events referred to in clause 8.3.3 have not occurred (and no person waives any of their rights pursuant to such clauses);

Conduct Regulations means the Conduct of Employment Agencies and Employment Businesses Regulation 2003;

Confidential Information means secret or confidential, commercial, financial, marketing, technical or other information of the Group and know-how relating to the Group's projects, or the working of any of the processes or inventions it owns or uses including details of its research projects or its business (including its organisation and staff involved), lists and details of customers, prices, and commercial relationships and negotiations and any information in respect of which the Group is bound by an obligation of confidence to a third party, in each case together with any reproductions of the information in any form or medium or any part(s) of it;

Contractor as defined in paragraph 24.1 of Schedule 3;

Control: has the meaning given in section 1124 of the CTA 2010, and the expression change of Control shall be construed accordingly;

CTA 2010: the Corporation Tax Act 2010;

Debtors Assignment means the deed of assignment in Agreed Form between the Parent (1) and the Seller (2) pursuant to which the Parent shall assign any sums due to it (including the BW Debtor) to the Seller;

Deferred Consideration means the sum of £350,000;

Disclosure Documents means the documents attached to the Disclosure Letter;

Disclosed means fairly disclosed in such a manner so as to enable a reasonable buyer to identify the nature of the matter disclosed and to make a reasonably informed assessment of the effect of the matter disclosed;

Due Proportion means, in respect of the Seller, 85%;

Disclosure Letter means the letter dated today in the Agreed Form from the Seller to the Buyer relating to the Warranties, and which is delivered to the Buyer or the Buyer's Solicitors immediately before the execution of this agreement (and which includes the Disclosure Documents, which shall be deemed to form part of the Disclosure Letter);

Earn-out Conditions means, together, (i) the BAT Extension; and (ii) the Santander Condition;

Earn-out Payment means the amount of £500,000 to be paid after Completion as provided in clauses 3.1 and 3.4;

Earn-out Period: means the date commencing on Completion and ending on the Expiry Date;

Encumbrance means and includes any right, claim, interest or equity of any person (including any right to acquire, option, right of pre-emption or right of conversion) or any mortgage, charge (whether fixed or floating), pledge, lien or assignment or any other encumbrance, priority or security interest or arrangement over or in the relevant property;

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Event has the meaning given to it in the Tax Schedule;

Expert has the meaning given in clause 6;

FRS102 means the Financial Reporting Standard for Companies in the UK and Republic of Ireland issued by the Financial Reporting Council and in force for the accounting period ending on the Accounts Date;

Group means, together, the Parent and the Company and Group Company means either of them;

group in relation to an undertaking, means that undertaking, any subsidiary undertaking or parent undertaking of that undertaking and any subsidiary undertaking of any parent undertaking of that undertaking and member of the group includes any undertaking in the group;

Indemnity Claim means any claim under the indemnities in clause 14 (Specific Payment Covenants);

Initial Cash Payment means the sum of £1,550,000;

Insolvency Proceedings means any formal insolvency proceedings whether in or out of court, including formal proceedings leading to any form of bankruptcy, liquidation, administration, receivership, arrangement or scheme with creditors, moratorium, stay or limitation of creditors' rights, interim or provisional supervision by a court or court appointee or any distress, execution or other similar process levied; or any winding up, striking off or dissolution (whether or not due to insolvency); or any event analogous to any of those events in any jurisdiction;

IT Contract means the contract dated 1 January 2017 and entered into between Support On The Spot Limited (CRN: 07025260) (1) and the Company (2) for the provision of certain IT services;

Joint Announcement means the joint announcement by the Seller and the Buyer of the execution of this agreement in a form to be agreed by the Seller and the Buyer;

Leakage shall mean any of the following to the extent that they have not been Disclosed and that they occur during the period starting on 30 April 2018 and ending on the Completion Date:

a)

payments made or liabilities incurred by any Group Company that are non-trading items (excluding to avoid doubt any sums paid or payable to Santander UK plc as part of the Santander Condition and excluding any costs or expenses, properly incurred in the ordinary course of business (such as those relating to support, client / staff entertainment and business development));

b)

any payment, waiver or transfer of value of whatever nature (whether in cash or kind and including, dividends, distributions or returns of capital) made or on behalf of, any Group Company to or for the benefit of the Seller (or any Associate of the Seller) or the Minority Shareholders (or any Associate of any of them), other than in accordance with the terms of:

I.	the employment contracts in place between each of the Minority Shareholders and the Company (including any expenses, remuneration,

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commission and bonuses payable in the course of their employment in accordance with such contracts);
II.	the IT Contract;
III.	the Licence to Occupy;
IV.	the RW Consultancy Agreement.
c)

any cost or expense relating to the sale of the Shares or the Minority Shares to the Buyer borne by any Group Company that ought to have been borne by the Seller (or any Associate of any of him) or the Minority Shareholders (or any Associate of any of them);

Licence to Occupy means the licence to occupy in respect of the Property between the Company and Fusion People Limited dated 1October 2017;

Majority Shares means the 170 ordinary shares of £1.00 each held by the Parent in the capital of the Company;

Management Accounts means the unaudited statement of financial position and statement of comprehensive income of the Company for the four month period ended on the Management Accounts Date;

Management Accounts Date means 30 April 2018;

Minority Shareholders means those persons whose names and addresses are set out in Part B of Schedule 1;

Minority Shareholders Sale Agreements means the agreements in the Agreed Form pursuant to which each Minority Shareholder will transfer to the Buyer at Completion such number of Minority Shares as is set out opposite his name in Part B of Schedule 1;

Minority Shares means the 30 ordinary shares of £1.00 each in the capital of the Company owned by the Minority Shareholders as set out opposite their respective names in column 3 of the table in Part B of Schedule 1;

NASDAQ means the NASDAQ stock market;

Parent Loan means the inter-company loan of £501,030.00 owed by the Parent to Company;

Pension Scheme means the defined contribution scheme in place in respect of the Company as at the Completion Date and as operated by NEST;

Purchase Price has the meaning given in clause 3;

Prescribed Rate means the base rate of National Westminster Bank plc from time to time plus 3 per cent;

Property means Aldermary House 3rd Floor, 15 Queen Street, London, EC4N 1TX;

RC Claim means a claim under clause 11 (Restrictive Covenants);

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RW Consultancy Agreement: means the consultancy agreement dated 1 January 2016 and entered into between Short Message Services Limited (1) and the Company (2);

Santander Condition means the migration and repayment of the sales finance agreement between the Company and Santander UK plc dated 14 July 2017 to HSBC Bank plc, including but not limited to the irrevocable release by Santander UK plc of the personal guarantees given by the Seller and the Minority Shareholders in respect of any arrangements with Santander or in the absence of such release, the confirmation in writing from Santander that no further liabilities are owed by the Company to Santander;

Santander Personal Guarantees means the personal guarantee(s) given by the Seller to Santander UK plc in respect of the obligations of the Parent and the Company to Santander;

Seller's Accountants means Roff Swayne, Statutory Auditors & Chartered Accountants, Ashcombe Court, Woolsack Way, Godalming, Surrey GU7 1LQ or their successors in business or any other firm of chartered accountants appointed by the Seller and notified to the Buyer for the purposes of this agreement;

Seller's Solicitors means Pannone Corporate LLP, 378-380 Deansgate, Manchester M3 4LY or their successors in business or any other firm appointed as solicitors by the Seller for the purposes of this agreement;

Seller's Solicitors' Bank Account means the account details as notified in writing by the Seller’s Solicitors to the Buyer’s Solicitors prior to Completion;

Shares means the 100 ordinary shares of £1.00 each in the capital of the Parent owned by the Seller as set out opposite his name in column 3 of the table in Part A of Schedule 1 (each a Share);

South African Subsidiary means Clement May Africa (Pty) Ltd;

Taxation or Tax has the meaning given to it in the Tax Schedule;

Tax Act means the Corporation Tax Act 2010;

Tax Claim means any claim by the Buyer under the Tax Covenant or any of the Tax Warranties;

Tax Covenant means the covenants set out in paragraph 1 of Part B of the Tax Schedule;

Tax Schedule means Schedule 6;

Tax Statute has the meaning given to it in the Tax Schedule;

Tax Warranty means any warranty set out in Part C of the Tax Schedule and Tax Warranties will be construed accordingly;

TCGA has the meaning given to it in the Tax Schedule;

Temporary Worker as defined in paragraph 25.1 of Schedule 3;

Third Party Sale: means:

a)	the transfer or sale of the Company, the Parent (if at the relevant time the Parent is the parent undertaking of the Company) or the Business or the transfer or sale of

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the member of the Buyer’s Group for the time being owning the Business (or of a member of the Buyer’s Group which is a holding company of such member of the Buyer’s Group) to any person which is not a member of the Buyer’s Group

(but for the avoidance of doubt Third Party Sale shall not include any bona fide reorganisation or reconstruction of the Buyer’s Group (including the shares or assets in the Parent or the Company) where either the Buyer or the Guarantor retain ultimate Control of the entity that owns the Company; or

b)	a change of Control of the Buyer;

Title Claim means a claim by the Buyer for breach of any of the Warranties set out at paragraphs 1 and 2 of Schedule 3;

undertaking, subsidiary undertaking and parent undertaking have the meanings set out in sections 1161 and 1162 of the Companies Act, and subsidiary and holding company have the meanings set out in section 1159 of the Companies Act ;

United Kingdom means the United Kingdom of Great Britain and Northern Ireland;

Warranties means the warranties contained in Schedule 3 (Warranties) and in Part C of the Tax Schedule and references to Warranty shall be construed accordingly; and

Warranty Claim means a claim for breach of Warranty.

1.2

References in this agreement to statutory provisions are references to those provisions as amended, extended, consolidated or re‑enacted from time to time and include the corresponding provisions of any earlier legislation and any orders, regulations, instruments or other subordinate legislation made under the statute concerned except to the extent that any amendment enacted after the date of this agreement would increase or extend the liability of any party.

1.3

Unless otherwise specified, the words "include", "including" and "in particular" (or any similar words or expression) do not limit the generality of any preceding words and any words which follow them shall not be limited by any preceding words where a wider interpretation is possible.

1.4

Unless otherwise specified, words importing the singular include the plural, words importing any gender include every gender and words importing persons include bodies corporate and unincorporated and (in each case) vice versa.

1.5

References to clauses, Schedules and other provisions are references to clauses and other provisions of and Schedules to this agreement. The Schedules are part of this agreement as if set out in the main body of it.

1.6	The headings are for ease of reference only and do not affect the interpretation of this agreement.
1.7

References to this agreement or any other document are, where the context admits, references to this agreement or that other document as varied, supplemented, novated and/or replaced in accordance with its terms or with the agreement of the relevant parties.

1.8	Obligations and liabilities assumed by more than one person are assumed jointly and severally unless otherwise stated.

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1.9	References to time are to London time.
1.10

Any reference to a party is to a party to this agreement and includes its permitted assignees, successors in title or personal representatives, and in the case of an individual his estate and personal representatives.

2.	SALE AND PURCHASE
2.1

The Seller will sell and the Buyer will buy with effect from 18 June 2018 (the Effective Date) the full legal and beneficial ownership in the Shares shown opposite the Seller's name in column (3) of Part A of Schedule 1 together with all rights and benefits attaching or accruing to them at or after Completion.

2.2	The Seller covenants that:
2.2.1	the Shares constitute the whole of the allotted and issued share capital of the Parent; and
2.2.2	the Majority Shares and the Minority Shares together constitute the whole of the allotted and issued share capital of the Company;
2.2.3	the Shares and the Majority Shares are fully paid (or credited as fully paid);
2.2.4	he has full power and authority and the right to transfer the legal and beneficial title to the Shares on the terms of this agreement;
2.2.5	the Parent holds the entire legal and beneficial title to the Majority Shares; and
2.2.6	on Completion the Shares and the Majority Shares will be free from any Encumbrance (whether or not known about by the Seller or the Buyer).
2.3

The Seller waives and agrees to procure the waiver by any third party of any pre-emption or similar right which may exist in relation to the sale and purchase of the Shares being sold by him pursuant to this agreement whether under the articles of association of the Parent or otherwise.

2.4

The Seller shall and shall procure that the Parent shall waive any pre-emption or similar right which may exist in relation to the sale and purchase of the Minority Shares being sold by the Minority Shareholders pursuant to the Minority Shareholders Sale Agreements whether under the articles of association of the Company or otherwise.

2.5

Neither the Seller nor the Buyer shall be required to complete the purchase of any of the Shares and the Minority Shares unless all of the Shares and the Minority Shares are transferred at the same time.

3.	Purchase price
3.1

The aggregate consideration to be paid by the Buyer to the Seller (the Purchase Price) for the Shares will be the aggregate sum of the Seller's Due Proportion of the Initial Cash Payment, the aggregate amount of the Seller's Due Proportion of the Earn-out Payment, the aggregate amount of the Seller's Due Proportion of the Deferred Consideration, the assignment of debtors pursuant to the Debtors Assignment and any cash balances in the Parent as at Completion, save that, in the event that the Parent has any liabilities as at Completion, save for any that exist or have been incurred (or agreed to be incurred) pursuant

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to the arrangements with Santander UK plc or pursuant to the Parent Loan, such cash balance shall be deemed to be reduced by the amount of such liabilities.
3.2	The Seller's Due Proportion of Initial Cash Payment will be paid in full on Completion by the Buyer by telegraphic transfer of immediately available funds to the Seller's Solicitors' Bank Account.
3.3	The Deferred Consideration shall be paid to the Seller and the Minority Shareholders on the earlier of:
3.3.1	the date that is 12 months from Completion; or
3.3.2	the date on which a Third Party Sale occurs,

(or if either such date is not a Business Day – on the first Business Day immediately following such date). The Seller shall be paid a sum equal to the Seller's Due Proportion of the Deferred Consideration. Any payment made to the Seller under this clause 3.3 will be made by telegraphic transfer of immediately available funds to the Seller's Solicitors' Bank Account.

3.4	The Earn-out Payment shall be paid to the Seller and the Minority Shareholders on the earlier of:
3.4.1	the Expiry Date as calculated in accordance with either clause 3.5 or clause 3.6 (as appropriate); or
3.4.2	the date on which a Third Party Sale occurs,

(or if either such date is not a Business Day – on the first Business Day immediately following such date). The Seller shall be paid a sum equal to the Seller's Due Proportion of the Earn-out Payment. Any payment made to the Seller under this clause 3.4 will be made by telegraphic transfer of immediately available funds to the Seller's Solicitors' Bank Account.

3.5

If, during the period ending on the date falling six months after the date of Completion (such date being, the Expiry Date), the Earn-out Conditions have both been satisfied and the BAT Extension has been signed then, within 30 days of such satisfaction, the Seller shall be paid a sum equal to the Seller's Due Proportion of the Earn-out Payment, save that under no circumstances shall the Seller's Due Proportion of the Earn-out Payment be paid on a date earlier than the Expiry Date. Any payment made to the Seller under this clause 3.4 will be made by telegraphic transfer of immediately available funds to the Seller's Solicitors' Bank Account.

3.6

If the BAT Extension has not been executed prior to the date falling six months after the date of Completion, but during the period commencing on Completion and ending on the date falling eighteen months after the date of Completion the Earn-out Conditions have both been satisfied by virtue of paragraph b) of the definition of BAT Extension having been fulfilled, then the eighteenth month anniversary of Completion shall instead be the Expiry Date and clause 3.5 shall apply mutatis mutandis in respect of the Buyer’s requirement to pay the Earn-out Payment to the Seller.

3.7

In order to protect and safeguard the Seller's potential entitlement to the Earn-out Payment, the Buyer undertakes with the Seller that it will, and it will procure that each member of the Buyer's Group shall, during the Earn-out Period:

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3.7.1	promote and support the business of the Company;
3.7.2

procure that no act or deliberate omission on the part of the Buyer, the Buyer's Group or the Company shall take place where such act or deliberate omission is intended or knowingly likely to avoid or reduce the amount of the Earn-out Payment that is payable;

3.7.3	act reasonably and in good faith to support the Seller and the Company in the achievement of the Earn-out Conditions;
3.7.4	use reasonable endeavours to procure the satisfaction of the Earn-out Conditions;
3.7.5	keep the Seller reasonably informed of the progress of and material developments in relation to the satisfaction of the Earn-out Conditions as reasonably requested by the Seller; and
3.7.6

give the Seller and his professional advisers reasonable access at reasonable times (and on at least seven days’ notice) to any relevant documents, records and personnel within its control or possession, for the purposes of enabling the Seller to assess the status of fulfilment of the Earn-out Conditions.

3.8	Any amount payable by any party under this agreement and not paid on the due date for payment shall bear interest which shall accrue:
3.8.1	from day to day (before and after judgement) at the Prescribed Rate; and
3.8.2	from the due date for payment up to and including the day of actual payment.
3.9

Unless the parties otherwise agree in writing or otherwise provided for in this agreement, any sum due under this agreement shall be paid by telegraphic transfer of funds to the receiving party's solicitors. The receipt of the receiving party's solicitors will give a full discharge to the paying party who shall not be obliged to see to the application of the monies.

4.	BUYER GUARANTEE
4.1	Staffing 360 guarantees:
4.1.1

the due performance of all the obligations and liabilities of the Buyer under or otherwise arising out of or in connection with this agreement and/or any other agreement in the Agreed Form (as any of such obligations and liabilities may from time to time be varied, novated, extended, increased or replaced) and undertakes to keep the Seller fully indemnified on demand against all liabilities, losses, proceedings, claims, damages, costs and expenses (including reasonable legal costs and expenses) of whatever nature which the Seller may suffer or incur as a result of any failure or delay by the Buyer in the due performance of any such obligations and liabilities; and

4.1.2

undertakes to pay within 15 Business Days of demand by the Seller, all or any part of the Purchase Price which the Buyer is due and liable to pay under this agreement, if the Buyer fails to pay all or such part of the Purchase Price when due and liable to pay it in accordance with this agreement, in the manner prescribed in this agreement as if it were the Buyer.

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4.2

If any obligation or liability of the Buyer expressed to be the subject of the guarantee contained in this clause 4 (the Buyer Guarantee) is not, or ceases to be, valid or enforceable against the Buyer (in whole or in part) on any ground whatsoever including, without limitation:

4.2.1	any defect in or want of powers of the Buyer or the irregular exercise of any such powers;
4.2.2	any lack of authority on the part of any person purporting to act on behalf of the Buyer;
4.2.3	any legal or other limitation, disability or incapacity of the Buyer;
4.2.4	any change in the constitution of the Buyer;
4.2.5	any amalgamation or reconstruction of the Buyer; or
4.2.6	the, liquidation, administration or insolvency of, the Buyer (or the Buyer suffering or being subject to any other Insolvency Proceedings),

Staffing 360 shall nevertheless be liable to the Seller, in respect of that purported obligation or liability as if that obligation or liability were fully valid and enforceable and Staffing 360 was the principal obligor in respect of that obligation or liability.

4.3	The liability of Staffing 360 under the Buyer Guarantee shall not be discharged or affected by:
4.3.1	the Seller compounding or entering into any compromise, settlement or arrangement with the Buyer, any co-guarantor or any other person;
4.3.2

any amendment (however fundamental), extension, increase, renewal, determination, release or replacement of this agreement or any other agreement in the Agreed Form, whether or not made with the consent or knowledge of Staffing 360;

4.3.3

the grant of any time, indulgence, waiver, consent, concession, relief, discharge or release to the Buyer, any co-guarantor or any other person or realising, taking, giving up, agreeing to any variation, renewal or replacement of, releasing, abstaining from or delaying in taking advantage of or otherwise dealing with any securities from or other rights or remedies against the Buyer, any co-guarantor or any other person;

4.3.4	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of the security;
4.3.5	any legal limitation, disability or other circumstance relating to the Buyer or any unenforceability or invalidity of any obligation of the Buyer under this agreement;
4.3.6	any unenforceability, illegality or invalidity of any obligation of any person under this agreement or any other document; or
4.3.7	any other matter or thing which, but for this provision, might exonerate or affect the liability Staffing 360.

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4.4	The Seller shall not be obliged to take any steps to proceed against or to enforce any right, security or remedy against the Buyer or any other person before enforcing the Buyer Guarantee.
4.5

The Buyer Guarantee is in addition to any other right, security or remedy available to the Seller from time to time and is a continuing security notwithstanding any liquidation, administration, insolvency (or any similar terms or processes in any jurisdiction) or other incapacity of the Buyer or Staffing 360 or any other person or any change in the ownership of any of them.

4.6	Until the full and final discharge of all obligations and liabilities (both actual and contingent) which are the subject of the Buyer Guarantee:
4.6.1

in the event of the liquidation or insolvency or the administration of the Buyer, Staffing 360 waives all of its rights of subrogation, reimbursement and indemnity against the Buyer and all rights of contribution against any co-guarantor and agrees not to demand or accept any security from the Buyer or any co-guarantor in respect of any such rights and not to prove in competition with the Seller in the liquidation or insolvency or the administration of the Buyer or any such co-guarantor; and

4.6.2

in the event of the liquidation or insolvency or the administration of the Buyer, Staffing 360 agrees that it will not claim or enforce payment (whether directly or by set-off, counterclaim or otherwise) of any amount which may be or has become due to Staffing 360 by the Buyer, any co-guarantor or any other person liable to the Seller in respect of the obligations guaranteed by this clause 4 if and so long as the Buyer is in default under this agreement.

4.7

If the Buyer Guarantee is discharged or released in consequence of any performance by the Buyer of the guaranteed obligations which is set aside for any reason, the Buyer Guarantee shall be automatically reinstated in respect of the relevant obligations.

4.8	The Buyer Guarantee contained in clause 4.1 will remain in full force and effect until all the amounts and obligations referred to in clause 4.1 have been irrevocably paid and discharged in full.
5.	CONSISTENCY OF TRADING
5.1	The Seller confirms and undertakes to the Buyer that:
5.1.1

the Company has not declared, paid or made any distributions to the Parent or to the Minority Shareholders since 1 January 2018, save for dividends paid in January 2018 that related to profits from year ending 31 December 2016; and

5.1.2	the Parent has not declared, paid or made any distributions to the Seller since 1 January 2018, save for dividends paid in January 2018 that related to profits from year ending 31 December 2016;
5.1.3

the Parent has no liabilities as at the date of this agreement, save for any that exist (or have been agreed to be incurred) pursuant to the arrangements with Santander UK plc, including the debenture dated 14 July 2017 granted by the Parent in favour of Santander UK plc.

5.2	The Buyer shall, within the period commencing on Completion and ending on the date falling three months from the date of Completion, notify the Seller in writing of any possible Leakage

47322754.1312

giving sufficient detail as then known by the Buyer of the Leakage to enable the Seller to make a reasonably accurate assessment of the situation.
5.3

If the Seller becomes aware of any Leakage prior to the date falling three months from the date of Completion and including, for the avoidance of doubt, the period prior to Completion, the Seller shall immediately notify the Buyer in writing giving sufficient detail as then known by the Seller of the Leakage to enable the Buyer to make an accurate assessment of the situation. The payment at Completion, or deduction from the Purchase Price at Completion, of any amount payable under the Leakage provisions set out in this clause 5 will not affect the rights of the Buyer to demand, and the Seller's obligation to pay, any other amount payable under the Leakage provisions set out in this clause 5 of which it becomes aware after Completion or which is not capable of being deducted from the Purchase Price at Completion and whether relating to the same matter or otherwise

5.4

On receipt of any notice pursuant to clause 5.2 or 5.3 (as applicable), the parties shall discuss and use reasonable endeavours to agree in good faith the nature, extent and effect of any Leakage. Following such agreement, the Seller shall within 30 days pay to the Buyer the amount of such Leakage.

5.5

Each party shall give (and shall procure their respective group companies shall give) such assistance and access to information as the other party (or their advisers) may reasonably require in connection with the resolution of any Leakage.

5.6	If the parties are unable to agree any Leakage then the dispute must be referred to the Expert for final decision in accordance with clause 6 of this agreement. The Expert will decide:
5.6.1	the matters outstanding or in dispute; and
5.6.2	the amount of the Leakage to be paid by the Seller to the Buyer.
5.7

Each party must procure (so far as such party is able) that the Seller and the Buyer and their respective Accountants are given any documents and information as are reasonably required by the other for the purpose of preparing or reviewing any Leakage Claims and access on reasonable notice and during normal working hours to relevant personnel, records and information in the control of the relevant party.

5.8	The Seller and the Buyer will each pay the costs of their own Accountants.
5.9

No claim which the Buyer or the Group may have against the Seller in respect of any breach of any of the Warranties or any other provision of this agreement will be affected, waived or limited by the determination of the Leakage under this agreement except to the extent provided in Schedule 4 (Seller's Limits) or the Tax Schedule.

6.	REFERENCES TO EXPERT
6.1

Any matter, item or dispute which, under the terms of this agreement, is to be determined under this clause 6 will be determined by an independent firm of chartered accountants appointed under this clause (the Expert).

6.2

The Seller and the Buyer will use reasonable endeavours to agree the identity of the Expert and terms of engagement complying with this agreement with that firm by no later than the date falling 10 Business Days after either of the Buyer or the Seller first requests the other to approve a named firm for the purpose and provides draft terms of engagement of that firm.  If terms of engagement for that firm have not been signed by the Seller and the Buyer

47322754.1313

by that date, either the Buyer or the Seller may apply to have the Expert chosen by the President for the time being of the Institute of Chartered Accountants in England and Wales (the President). The Seller and the Buyer will cooperate in good faith to agree terms of engagement complying with this agreement with the firm chosen (Terms) by no later than 15 Business Days after the date on which the terms of engagement of the firm chosen by the President are received by both of them.  Neither will unreasonably withhold consent to the terms of engagement of the firm chosen. If the Buyer and the Seller fail to agree on the Terms of the Expert's engagement then the Expert shall be engaged on such terms as may be specified by the President on the application at any time of either party.

6.3	The Expert will act on the following basis:
6.3.1

as an expert and not as an arbitrator and his written determination will be final and binding on the parties (save in the event of fraud or manifest error, in which case the error must be rectified as soon as practical);

6.3.2

the Expert will only be required to decide the matters, items or disputes which this agreement provides should be decided by the Expert under this clause 6 and not any additional or separate issues subsequently raised by the parties (unless otherwise agreed in writing by the Buyer and the Seller);

6.3.3

the Expert will provide his decision and any calculation, statement or accounts to be provided by the Expert in writing to the parties on or before the date falling 20 Business Days after the date of the Expert's engagement;

6.3.4	the Seller and the Buyer may make representations to the Expert in writing (and each will deliver a copy of their representations to the other party at the same time); and
6.3.5	except as set out in this clause 6, the Expert may decide on the procedure to be followed in reaching his decision.
6.4

The parties will each use all reasonable endeavours to co-operate with the Expert to enable the decision to be reached in the time provided in this agreement.  They will give, and so far as they are able to do so will procure that the Group will give, the Expert all facilities, information and access to their respective premises and personnel, papers, books, accounts and records as the Expert may reasonably require for the purposes of the Expert's decision.  If any party does not comply with any request within any time specified by the Expert, the Expert may make any assumption for the purposes of giving a decision under this agreement, including any decision to costs, as the Expert may decide.

6.5

The costs of the Expert (including the costs and fees of any advisers appointed by the Expert) will be shared equally by the Buyer on the one hand and the Seller on the other, unless the Expert decides otherwise.

7.	WARRANTIES
7.1	Except as Disclosed, the Seller warrants to the Buyer as at Completion as set out in Schedule 3 (Warranties) and Part C of the Tax Schedule.
7.2

Unless the context otherwise expressly requires, any reference in Schedule 3 (Warranties) or Part C of the Tax Schedule to the Company means the Parent and the Company separately so that the Warranties are given in respect of each such company separately.

47322754.1314

7.3

Where any Warranty or reference made in the Disclosure Letter or any reply to enquiries raised by the Buyer's Solicitors is qualified by the expression "to the best of the knowledge, information and belief of the Seller" or "so far as the Seller is aware" or similar expression, such expression shall be deemed to mean only the actual personal knowledge of the Seller, and for these purposes the Seller shall, in addition to their actual personal knowledge, be deemed to have such knowledge that the Seller would have obtained had the Seller immediately prior to the date of this agreement made due and careful enquiry (which are reasonable in the context of the sale of the Shares) into the subject matter of that Warranty of each of the Minority Shareholders, but the Seller shall not be deemed or required to have made enquiry of any other person and will not be liable for a breach of Warranty if a fact or circumstance that would otherwise constitute a breach of Warranty was known to any other person.

7.4

Except as Disclosed and except as set out in clause 7.5, Schedule 4 (Seller's Limits) or the Tax Schedule, nothing of which the Buyer may have knowledge at the date of this agreement (including constructive, implied or imputed knowledge) will prejudice any claim which the Buyer may bring or reduce any amount recoverable by the Buyer under the Warranties.

7.5

The Buyer may not bring a claim for breach of the Warranties, and the Seller shall have no liability to the Buyer, to the extent that the Buyer is, at the date of this agreement, actually aware of any fact, matter, event or circumstance which will or may entitle the Buyer to bring a claim for breach of Warranty after Completion. For the purposes of this clause, the knowledge of the Buyer will be deemed to be the actual knowledge of Brendan Flood and David Faiman.

7.6	No right of the Buyer in respect of the Warranties will be waived by Completion.
7.7

The Seller waives any claim the Seller may have against the Group or any of their officers, agents or employees in relation to the completeness or accuracy of any information supplied (or failure to supply information) prior to Completion to the Seller, Buyer or their respective advisers in connection with this agreement or any document executed or delivered under it.

7.8

The Buyer acknowledges that, save in the case of fraud, fraudulent misrepresentation or deliberate non-disclosure or deliberate concealment, no breach of any provision of this agreement shall entitle the Buyer or Staffing 360 to rescind this agreement or treat it as having been terminated and, save as aforesaid and to the fullest extent permitted by law, the Buyer and Staffing 360 waive all such rights of rescission and termination in respect of this agreement howsoever arising.

7.9	Each Warranty is separate and, unless specifically otherwise provided, is not limited or affected by any other Warranty.
7.10

The provisions of this clause 7, Schedule 4 (Seller's Limits) and paragraph 3 (Limitations) of Part B of the Tax Schedule will limit the liability of the Seller as provided in this clause and/or those Schedules.

7.11

The limitations of liability in this agreement (including this clause 7, Schedule 4 (Seller's Limits) and the Tax Schedule) or in any other Agreed Form document shall not exclude or limit any liability for or remedy in respect of fraud, fraudulent misrepresentation or deliberate non-disclosure or deliberate concealment on the part of the Seller.

7.12	Any payment made by the Seller under this clause 7 or clause 14 (Specific Payment Covenants) or the Tax Schedule shall be deemed to be a reduction in the Purchase Price.

47322754.1315

8.	COMPLETION
8.1	Completion will take place with effect from the Effective Date at the offices of the Buyer's Solicitors (or such other place as the parties may agree) immediately after execution of this agreement.
8.2

On Completion, the Seller will deliver to the Buyer's Solicitors the documents and evidence listed in Part A of Schedule 5 and procure that decisions of the board of the Parent and of the Company are passed dealing with the matters set out in Parts B and C of Schedule 5 and deliver the items and take the actions set out in Part D of Schedule 5.

8.3	Conditional upon performance by the Seller of their obligations under clause 8.2, on Completion the Buyer will:
8.3.1	deliver to the Seller's Solicitors the documents and evidence listed in Part E of Schedule 5;
8.3.2	pay the Seller's Due Proportion of the Initial Cash Payment by telegraphic transfer to the Seller's Solicitors' Bank Account;
8.3.3	pay each of the Minority Shareholders the cash element of the consideration for the sale of their Minority Shares to the Buyer in accordance with the Minority Shareholders Sale Agreements;
8.3.4	pay or procure the payment by the Company of the sum of £7,000 plus VAT to the Seller in full and final settlement of all sums due under the RW Consultancy Agreement.
8.4

Conditional upon performance by the Sellers of their obligations under clause 8.2, on Completion Staffing 360 will deliver to the Seller's Solicitors the documents and evidence listed in Part F of Schedule 5.

8.5

Unless otherwise agreed between the parties, if all the events referred to in clauses 8.2, 8.3 (other than clause 8.3.3) and 8.4 do not take place within 6 hours after the execution of this agreement, then this agreement will be of no effect and no party will have any claim against or liability to any other under this agreement except that this clause 8.5 and clauses 1, 10.1, 10.3, 10.4, 10.5, 15, 16, 25, 26 and 27 inclusive will continue to have effect.

8.6	The auditors of each Group Company shall be engaged by the Buyer following Completion to finalise the audited statutory accounts of the Company for the financial year ended 31 December 2017.
9.	Right of set-off
9.1	Unless the context otherwise requires, the following definitions shall apply in respect of this clause 9:

Counsel means a counsel appointed under clause 9.4;

Determined Claim means any claim by the Buyer or the Group against the Seller under this agreement:

9.1.1	which is agreed in writing between the Buyer and the Seller;

47322754.1316

9.1.2	in respect of which final judgment has been obtained from a court of competent jurisdiction, which judgment is not (or no longer) appealable;
9.1.3	which is subject to an award of an arbitration tribunal, which is not (or no longer) appealable; or
9.1.4

in respect of which the Buyer files a notice of acceptance of an offer made by the Seller under Part 36 of the Civil Procedure Rules 1998 or a notice of acceptance of an offer made by the Buyer under Part 36 of the Civil Procedure Rules 1998 is filed by the Seller;

Estimated Amount means the amount estimated by Counsel under clause 9.5.3 (or agreed in writing by the Buyer and the Seller);

Relevant Date means the last day of the Earn-out Period; and

Undetermined Claim means any claim by the Buyer or the Group against the Seller under this agreement which has been notified to the Seller in accordance with the time limits and process pursuant to this agreement but which is not a Determined Claim.

9.2	The Buyer may deduct from and set-off against any amount payable by the Buyer to the Seller under this agreement:
9.2.1	the amount of any Determined Claim; and
9.2.2	subject to clause 9.11, the Estimated Amount of any Undetermined Claim.

which, in either case, is subsisting and has not been settled in full by the Seller at the time on which any payment is due from the Buyer to the Seller.

9.3

Following notification of any claim by the Buyer or the Group against the Seller under this agreement, either the Buyer or the Seller may require, by notice in writing to the other, that the matter is referred to Counsel for certification of the Estimated Amount of such claim.

9.4

The Counsel shall be a counsel of at least 10 years standing and experience in relevant commercial matters. The Buyer and the Seller shall use their reasonable endeavours to agree the identity of the Counsel and the terms of the Counsel's engagement in writing. If the Buyer and the Seller fail to agree the identity of the Counsel or the terms of Counsel's engagement within 10 Business Days of either serving details of a suggested Counsel on the other, then the Counsel shall be nominated by, and engaged on such terms as may be specified by, the Chairman for the time being of the Bar Council in England and Wales on the application at any time of either party.

9.5	The Counsel shall be instructed to:
9.5.1	prepare a written opinion and give notice of that opinion (including Counsel's reasons) to the parties within 20 Business Days of the Counsel's appointment;
9.5.2	give an opinion as to whether or not, on the basis of the information before Counsel, the Buyer or the Group has a reasonable prospect of succeeding in relation to the relevant Undetermined Claim; and
9.5.3

where the Counsel's opinion states that the relevant Undetermined Claim is one where the Buyer or the Group has a reasonable prospect of succeeding, give an opinion as to the amount which the Counsel estimates may reasonably be claimed

47322754.1317

by the Buyer or the Group in respect of such Undetermined Claim (the Estimated Amount).
9.6

The parties shall supply the Counsel with any information which the Counsel may reasonably request in connection with his determination (provided that a copy of any such information is also simultaneously delivered to the other party).

9.7

The Buyer and the Seller may make written submissions to the Counsel relating to the relevant Undetermined Claim provided that a copy of any such written submission is also simultaneously delivered to the other party.

9.8	The Counsel shall be deemed to act as an expert and not as an arbitrator. Other than in the case of fraud or manifest error, the Counsel’s decision shall be final and binding on the parties.
9.9

The Counsel's costs (and the costs, if any, of the Chairman for the time being of the Bar Council in England and Wales) shall be borne equally by the Buyer on the one hand and the Seller on the other or in such proportions as the Counsel directs.

9.10

Where the Counsel's opinion states (or the Buyer and the Seller agree in writing) that the relevant Undetermined Claim is one where the Buyer or the Group has a reasonable prospect of succeeding, the Buyer shall, on the date on which the relevant payment is due for payment to the Seller under this agreement, withhold an amount equal to the applicable Estimated Amount (as determined by Counsel or agreed in writing by the Buyer and the Seller) from the amount payable to the Seller in accordance with clause 9.2.2 (the Retained Amount).

9.11

If an amount is withheld in accordance with clause 9.10 in respect of an Undetermined Claim, the Buyer undertakes within five Business Days of the relevant Undetermined Claim becoming a Determined Claim (or the Buyer agreeing in writing to withdraw or discontinue the relevant Undetermined Claim), to pay to the Seller's Solicitors’ Bank Account the balance of the monies due to the Seller, being a sum equal to the amount of the Retained Amount less the amount of such Determined Claim (or in the case of the Buyer withdrawing or discontinuing a claim – all of the Retained Amount)) (if any), plus interest on such amount at the Prescribed Rate (payable as from the Relevant Date to the actual date of payment).

9.12

In the event the Buyer gives notice to the Seller of a bona fide claim prior to the Relevant Date (such notice to comply with the provisions of paragraphs 2.1 and 2.2 of Schedule 4 (Seller's Limits)), and Counsel has not determined pursuant to clause 9.5 whether the relevant Undetermined Claim is one where the Buyer or the Group has a reasonable prospect of succeeding and/or Counsel’s estimate of the amount which may reasonably be claimed by the Buyer or the Group in respect of such Undetermined Claim, then the Buyer may retain from the Earn-out Payment such amount as it considers (acting reasonably) may reasonably be claimed by the Buyer or the Group in respect of such Undetermined Claim, and shall give written notice to the Seller setting out the amount so retained (Retention Notice) and, to the extent reasonably available, details of the relevant Undetermined Claim.  Following receipt of a Retention Notice, the Seller and the Buyer:

9.12.1

shall use all reasonable endeavours to either agree whether the relevant Undetermined Claim is one where the Buyer or the Group has a reasonable prospect of succeeding and/or agree the Estimated Amount of such Undetermined Claim;

47322754.1318

9.12.2

if they fail to do so within 10 Business Days of receipt by the Seller of the Retention Notice, they shall refer the matter to determination by Counsel in accordance with clauses 9.3 to 9.9 (inclusive).

9.13

If Counsel determines (or the Buyer and the Seller agree in writing) that the Buyer or the Group has a reasonable prospect of succeeding in relation to the relevant Undetermined Claim and provides his opinion as to the amount which he estimates may reasonably be claimed by the Buyer or the Group in respect of such Undetermined Claim (or the Buyer and the Seller agree in writing such estimated amount), then such Estimated Amount (as determined by Counsel or agreed in writing by the Buyer and the Seller) shall be retained by the Buyer and the balance (if any) shall be paid to the Seller in accordance with clause 9.11. If the amount so estimated by Counsel (or agreed in writing by the Buyer and the Seller) is less than the amount retained by the Buyer (as set out in the Retention Notice), the Buyer shall immediately pay such excess amount to the Seller's Solicitors’ Bank Account (together with interest on such amount at the Prescribed Rate (payable as from the Relevant Date to the actual date of payment)).

9.14

Save as set out in this clause 9, all payments due from the Buyer to the Seller under this agreement shall be paid in full on the relevant due date and without any set-off, counterclaim or other deduction.

10.	Announcements and CONFIDENTIALITY
10.1

Save for the Joint Announcement, no party will make any announcement relating to the existence, terms or subject matter of this agreement without prior written approval, in the case of the Seller, by the Buyer or, in the case of the Buyer, by the Seller.

10.2	The Seller will not (and will procure that none of their Associates will) disclose to any person or make use of any Confidential Information.
10.3

The Seller will keep confidential all information acquired by him about the Buyer Group (as such group is constituted immediately before Completion) and will use the information only for the purposes contemplated by this agreement.

10.4

The Buyer will keep confidential all information acquired by it about the Seller (and will use the information only for the purposes contemplated by this agreement) and will procure that their respective Associates will not disclose any such information.

10.5	The obligations of confidence set out in clauses 10.1, 10.2, 10.3 and 10.4 do not apply to the extent that disclosure is:
10.5.1

required by law or regulation (including, without limitation, by the NASDAQ Stock Market Rules; the Securities and Exchange Commission; or any similar governmental authority in connection with any filings with the Securities and Exchange Commission or any similar governmental authority), to give effect to this agreement, where the information in question has become public otherwise than as a result of its wrongful disclosure to any person or, in the case of the Buyer, to disclosures to bona fide prospective assigns under clause 17.3. The Seller undertakes to supply the Buyer or the Group with any information about the Seller or the as the Buyer or the Group may reasonably require for the purposes of complying with any legal or regulatory requirement;

47322754.1319

10.5.2

to a director, officer, employee or advisor of the Seller, the Buyer, any member of the Buyer’s Group or the Group whose function requires him to have the Confidential Information or other information;

10.5.3	in connection with an application for a tax return, tax filing or tax clearance, grant or other concession;
10.5.4	required to enforce any rights under, defend a claim under or otherwise afford the benefit of this agreement or any other document in Agreed Form (including in connection with any court proceedings);
10.5.5

in connection with the Seller carrying out or complying with or performing his rights, duties or obligations as a director, officer, consultant or employee of the Group or any member of the Buyer's Group; or

10.5.6	to an adviser for the purpose of advising the Seller and/or the Buyer in relation to this agreement or in relation to any document in the Agreed Form.
11.	RESTRICTIve covenants
11.1	In this clause 11:

Capacity means as agent, consultant, director, employee, owner, shareholder or in any other capacity;

Covenantor means the Seller;

Customer means any Person who or which at any time during the Relevant Period, to the Covenantor's knowledge, (i) was provided with goods or services by a Group Company; or (ii) was in the habit of dealing with a Group Company as a client or customer;

Investment means any holding as a bona fide investment of not more than five per cent of the total issued share capital in any company, whether or not its shares are listed or dealt in on any recognised investment exchange, as defined in section 285 of the Financial Services and Markets Act 2000;

Key Employee means any person who immediately before Completion was employed or engaged by a Group Company at managerial level or above, or any other person employed by a Group Company who had knowledge of Confidential Information and who could materially damage the interests of a Group Company if they were involved in any Capacity in any business which competes with any Restricted Business, and with whom the Covenantor had personal dealings during the Relevant Period;

Person means any person, firm, company or entity;

Prospective Customer means any Person to whom or which, during the period of six months before Completion, to the Covenantor's knowledge, a Group Company had submitted a tender, made a pitch or presentation or with whom or which it was otherwise negotiating for the supply of goods or services;

Relevant Period means the period of 24 months ending on Completion;

Restricted Business means the business of providing recruitment services (including, without limitation, permanent and temporary contract recruitment services) in relation to

47322754.1320

the introduction and/or supply of information technology professionals as carried out by the Group as at Completion; and

Supplier means any Person who or which, to the Covenantor's knowledge was at any time during the Relevant Period a supplier of services or goods (other than utilities and goods or services supplied for administrative purposes) to a Group Company.

11.2	Subject to clause 11.4, the Covenantor covenants with the Buyer that the Covenantor will not for the period of 24 months following Completion in any Capacity:
11.2.1

solicit or endeavour to entice away from a Group Company the business or custom of a Customer or Prospective Customer in the course of any business which is in competition with any Restricted Business;

11.2.2

be involved with the provision of goods or services to, or otherwise have any business dealings with, any Customer or Prospective Customer in the course of any business which is in competition with any Restricted Business;

11.2.3	solicit or endeavour to entice away from a Group Company any existing candidate of a Group Company in the course of any business which is in competition with any Restricted Business;
11.2.4

be involved with the provision of goods or services to, or otherwise have any business dealings with, any existing candidate of a Group Company in the course of any business which is in competition with any Restricted Business;

11.2.5	be involved with the receipt of goods or services from any Supplier where that receipt would adversely affect the ability or willingness of the Supplier to meet the requirements of a Group Company;
11.2.6	offer to employ or engage or otherwise endeavour to entice away from a Group Company any Key Employee (whether or not that person would breach their contract of employment or engagement);
11.2.7

employ or engage or facilitate the employment or engagement of any Key Employee (whether or not that person would breach their contract of employment or engagement) in any business which is in competition with any Restricted Business;

11.2.8

at any time after Completion indicate a connection or continuing interest in the business of a Group Company which may be misleading or use any registered names or trading names associated with a Group Company as at Completion;

11.2.9	at any time after Completion, use:
(a)	the words "Clement May" or "Global Resource Delivery "; or
(b)	any trade or service mark, business or domain name, design, logo or get-up which, at Completion, was or had been used by a Group Company; or
(c)	anything which is capable of confusion with such words, mark, name, design, logo or get-up.
11.3	The covenants in clause 11.2 are intended for the benefit of the Buyer and a Group Company and apply to actions carried out by the Covenantor in any Capacity and whether directly or

47322754.1321

indirectly, on the Covenantor's own behalf, on behalf of any other person or jointly with any other person.
11.4	No restriction in clause 11.2 will prevent the Covenantor from:
11.4.1	holding an Investment;
11.4.2	being engaged or concerned in any business carried on in geographical areas where that business is not in competition with any Restricted Business as carried on at Completion; or
11.4.3	being a shareholder of the Buyer or an employee of or consultant of or otherwise engaged by a Group Company or any member of the Buyer's Group;
11.4.4	carrying out his duties as a director or employee of, or a consultant to, or service provider to any member of the Buyer’s Group; or
11.4.5	complying with any obligations or enforcing any rights pursuant to this agreement or any Agreed Form document; or
11.4.6	being involved or interested in any of the companies set out in Appendix 1.
11.5

The restrictions in clause 11.2 are separate from any service agreement, contract of employment or other agreement or arrangement between a Group Company and the Covenantor and termination of any of those agreements or arrangements will not affect the enforceability of the restrictions in clause 11.2.

12.	RELEASE OF GUARANTEES AND INDEMNITIES
12.1

The Seller will use all reasonable endeavours (which will include procuring a bank or other person to act as substitute guarantor or indemnifier) to secure the release of the Group with effect from Completion from any and all guarantees and indemnities which the Group has given (whether alone or jointly with others) in respect of any obligations of the Seller or the Associates of the Seller.  Until that release, the Seller will pay to the Buyer (for itself and as agent and trustee for the Group) on demand the amount of all reasonable costs and expenses which may arise under or in connection with that guarantee or indemnity or be incurred because of a requirement that the guarantee or indemnity be honoured or enforced.

12.2

The Seller irrevocably and unconditionally waives, releases and discharges (and, as the case may be, the Seller undertakes to procure such waivers, releases and discharges from each of his Associates for) the Group from any and all claims the Seller and each of his Associates has now, or may have at any time in the future, against the Group pursuant to the terms of the articles of association of the Group or any other agreement to which the Group is a party as at Completion and in respect of any indebtedness owing to the Seller or any of his Associates by the Group.

12.3	Nothing contained in this clause 12 shall prevent, limit, discharge, restrict or prejudice in any way, or constitute a waiver, discharge or release of:
12.3.1

the Seller’s (or any of his Associate's) payments, rights and claims under this agreement or any Agreed Form document and/or any employment, consultancy or services agreement with the Group or any member of the Buyer's Group in force following Completion;

47322754.1322

12.3.2	the Seller’s (or any of his Associate's) rights or ability to enforce his rights, to bring a claim or defend a claim under or in connection with any this agreement or any Agreed Form document;
12.3.3	any accrued remuneration, bonuses and other employment related emoluments payable to the Seller and/or any Associate of the Seller in respect of the period prior to Completion; or
12.3.4

the Seller’s (or any of his Associate’s) payments, rights and claims under the Licence to Occupy, and/or any agreement entered into in connection with the Licence to Occupy only to the extent that such payment does not exceed the amount of £9,000 (plus VAT);

12.3.5

the payment by the Company to RW pursuant to clause 8.3.4 in respect of the termination of the RW Consultancy Agreement only to the extent that such payment does not exceed the amount of £7,000 (plus VAT);

12.3.6	any payments due under the IT Contract only to the extent that such payment does not exceed the amount of £6,000 (plus VAT).
12.4	For the purposes of this clause 12 the Seller shall not be deemed to be an Associate of the Group or of any Minority Shareholder.
12.5

All parties shall use reasonable endeavours to release and discharge the Santander Personal Guarantees as soon as possible following Completion (to the extent that they are still outstanding at Completion).

12.6

The Buyer will on demand by the Seller make payments to the Seller equal to any and all Losses (as defined in clause 14) which the Seller suffers or incurs and which in any case arises out of or in relation to any claims made by Santander UK plc against the Seller pursuant to the Santander Personal Guarantees, insofar as any such claims relate to matters arising in the period after Completion. The parties shall attempt to resolve any such matters with Santander UK plc in good faith.

13.	TAX COVENANT

The Tax Covenant will come into effect at Completion.

14.	SPECIFIC PAYMENT COVENANTS
14.1

The Seller will on demand by the Buyer make payments to the Buyer equal to any and all Losses which the Buyer or a Group Company suffers or incurs and which in any case arises out of or in relation to:

14.1.1	the Licence to Occupy to the extent that any Losses relate to the period prior to Completion;
14.1.2	the South African Subsidiary where:
(a)

the trading losses incurred by the South African Subsidiary are such that in the period commencing on 1 January 2018 and ending on 30 June 2018 they cause a reduction to the profit before tax of the Company of an amount greater than the sum of £3,750;

47322754.1323

(b)

the administrative costs and expenses incurred by the Buyer or a Group Company in relation to the process of deregistration of the South African Subsidiary (as noted in disclosure against Warranty 4.2 in the Disclosure Letter) exceed the sum of £4,000 plus VAT and expenses;

14.1.3

a failure by the Parent and the Company in the period prior to Completion to prepare and maintain those statutory registers that it is required to maintain pursuant to the Companies Act 2006 and any breach under the Companies Act 20016 in connection with any issue, buyback and/or transfer of shares in the capitals of the Parent and/or the Company;

14.2

Losses for the purposes of this clause 14 means the amount of all liabilities, losses, proceedings, claims, damages, costs and expenses reasonably incurred (including legal costs and expenses reasonably incurred), fines and penalties (whether civil or criminal), charges and demands.

15.	notices and SERVICE of proceedings
15.1	Any notice or other communication given or made in connection with this agreement must be in writing, signed by or on behalf of the party giving it and in English.
15.2

That notice or communication must be served by delivering it personally or sending it by pre-paid recorded or special delivery post (or by pre-paid internationally recognised overnight courier with proof of delivery if being sent to or from a place outside the United Kingdom) or by email with delivery receipt to the address and for the attention of the relevant party set out in clause 15.3.  Provided that it has been correctly addressed as set out in clause 15.3, the notice or communication will (in the absence of earlier receipt) be deemed to have been received:

15.2.1	if delivered personally, at the time of delivery;
15.2.2

in the case of pre-paid recorded or special delivery post, two Business Days after the date of posting or in the case of internationally recognised overnight courier with proof of delivery, five Business Days after the date of posting;

15.2.3	in the case of email, on receipt by the sender of a delivery receipt.

If receipt would under this clause be deemed to occur outside 9.30 a.m. to 5.30 p.m. (London time) on a Business Day (Working Hours) the notice or communication will instead be deemed to have been received at the start of the next period of Working Hours.

15.3

The addresses for service of the parties are as set out below (or any other as may be notified by at least five Business Days' notice in writing from time to time by the relevant party to the other parties in accordance with this clause 15):

15.3.1	Buyer:

For the attention of: Brendan Flood

Address: 3 London Wall Buildings, London Wall, London EC2M 5SY; or

Email address: brendan.flood@staffing360solutions.com,

47322754.1324

With a copy to: Mishcon de Reya LLP, Africa House, 70 Kingsway, London WC2B 6AH, marked for the attention of Nick Davis and a copy to Chris Lutzo at chris.lutzo@staffing360solutions.com;

15.3.2	Seller:

For the attention of: Richard Ward

Address: Uplands, Upper Anstey Lane, Alton, Hampshire GU34 4BP; or

Email address: richard.ward@fusionpeople.com,

With a copy to: Pannone Corporate LLP, 378-380 Deansgate, Manchester M3 4LY, marked for the attention of Tom Hall with reference WAR/17/1.

15.3.3	Staffing 360:

For the attention of: Brendan Flood

Address; 3 London Wall Buildings, London Wall, London EC2M 5SY;

Email address: brendan.flood@staffing360solutions.com,

With a copy to: Mishcon de Reya LLP, Africa House, 70 Kingsway, London WC2B 6AH, marked for the attention of Nick Davis and a copy to Chris Lutzo at chris.lutzo@staffing360solutions.com.

15.4

For the avoidance of doubt, notice given under this agreement will not be validly given if sent by electronic means or in electronic form (each as defined in section 1168 of the Companies Act), except that it may be validly given if sent by email.

15.5

Each party irrevocably consents to service of any pre-action process (including any applications to the courts) and/or proceedings arising in relation to this agreement and any papers or documents in relation to those proceedings (Service Documents) on it in accordance with the provisions of this clause 15, without prejudice to the right of any party to serve Service Documents in any other manner permitted by law.

15.6

Staffing 360 irrevocably appoints Longbridge Recruitment 360 Limited, of 3 London Wall Buildings, London Wall, London EC2M 5SY UK as its agent to receive on its behalf any notice under this clause 15 and service of any proceedings (including all Service Documents) relating to this agreement and any agreement in the Agreed Form.  Such service shall be deemed completed on delivery to that agent (whether or not it is forwarded to and received by Staffing 360) and shall be valid until such time as the Sellers have received prior written notice that the agent has ceased to act as agent.  If for any reason the agent ceases to be able to act as agent or no longer has an address in England and Wales, Staffing 360 shall forthwith appoint a substitute and deliver to the Sellers the new agent’s name and address within England and Wales.

16.	Costs

Except as otherwise expressly provided in this agreement, each party will pay its own costs and expenses incurred in relation to the negotiation, preparation and implementation of this agreement and the documents referred to in it.

47322754.1325

17.	Assignment and Successors
17.1

This agreement is binding on and will enure for the benefit of the parties' personal representatives, estate and successors in title. References in this agreement to a party will, except where the context requires otherwise, include his successors in title, estate, personal representatives and permitted assignees.

17.2	Subject to clause 18.1 and 17.3, the parties may not assign, sub-contract, hold on trust or otherwise transfer all or any part of the benefit of this agreement.
17.3	Subject to clauses 17.5 to 17.7, the Buyer may at any time assign, sub-contract, hold on trust or otherwise transfer all or any part of its rights and benefits under this agreement to:
17.3.1

any member of the Buyer Group for so long as that member remains part of the Buyer Group, provided and subject to the condition that if the relevant assignee ceases to be a member of the Buyer Group then the Buyer shall ensure that upon that cessation all the relevant rights or benefits are reassigned or transferred back to the Buyer or any member of the Buyer's Group (subject always to this clause 18.3.1); and

17.3.2	by way of security to any bank or third party acting as lender to the Group, any member of the Buyer Group or any nominee of that bank or third party lender.
17.4	Subject to clauses 17.5 to 17.7, any assignee permitted under clause 17.3 may in its own right enforce any term of this agreement in accordance with the terms of the agreement as if it were a party.
17.5

The liability of a party to an assignee and/or chargee and/or transferee of rights and/or benefits under this agreement shall be limited to the liability they would have had to the relevant assignor had the assignment, charge or transfer not occurred, such that no party shall have any greater liability than he would have had if the assignment, charge, transfer or encumbrance had not taken place.  Each party shall be entitled to enforce against such assignee or chargee or transferee or encumbrancer all of such relevant party’s rights, rights of set off or counterclaim which such party has, or would have, against the relevant assignor if such assignment, transfer, charge or encumbrance had not taken place.

17.6

If there is an assignment, charge, transfer or encumbrance of a party’s (the Assignor) rights in accordance with this clause 17 (Assignment) the other parties may discharge their obligations under this agreement to the Assignor until they receive written notice of the assignment, charge, transfer or encumbrance.

17.7

The Assignor shall notify the other parties in writing as soon as reasonably practicable after any assignment, charge, transfer or encumbrance of the Assignor’s rights in accordance with this clause 17.

18.	Continuing agreement

This agreement (other than obligations which have already been performed) will remain in effect after Completion.

47322754.1326

19.	Further assurance
19.1

Each party agrees (at that party’s expense) to promptly execute and deliver any document or do anything which any other party may reasonably require at or after Completion to give full effect to the provisions of this agreement.  This will include:

19.1.1	vesting in the Buyer the legal and beneficial ownership of the Shares (but with no obligation on the Seller to pay stamp duty in respect of the transfer thereof);
19.1.2

vesting in the, or such other member of the Buyer’s Group as the Buyer may direct, ownership and title and all rights of the Seller in respect of all inventions and intellectual property owned by or vested in the Seller, which solely relate to the products of the Company;

19.1.3

assisting any other member of the Buyer Group as the Buyer may reasonably direct with meeting its reporting requirements to the Securities and Exchange Commission or any similar governmental or regulatory authority in connection with any filings with the Securities and Exchange Commission and/or NASDAQ.

20.	Entire agreement
20.1

This agreement (together with the documents referred to in it in the Agreed Form) constitutes the entire agreement between the parties with respect to the matters dealt with in it and supersedes any previous agreement between the parties in relation to them.

20.2

Subject to clause 20.4, each party acknowledges to the other that it/he has not been induced to enter into this agreement or any document in Agreed Form by, nor relied on, any statement, warranty or representation other than those expressly contained in this agreement or any document in Agreed Form. No party will have any right, claim or remedy for any pre-contractual misrepresentation or negligent misstatement or otherwise in respect of any statement or representation made by or to any person (whether a party to this agreement or not) which is not expressly incorporated in this agreement.

20.3	No party will have any right, claim or remedy for any representation or statement made or incorporated in this agreement other than in contract.
20.4

Nothing in clause 20.2, or any other provision of this agreement, operates to limit or exclude liability for fraud, fraudulent misrepresentation or deliberate non-disclosure or deliberate concealment. For the avoidance of doubt, save in the case of such fraud, fraudulent misrepresentation or deliberate non-disclosure or deliberate concealment, the disclosure of any matter or document in the Disclosure Letter or Disclosure Documents shall not imply any representation, warranty or undertaking not expressly given in this agreement nor shall such disclosure be taken as extending the scope of any of the Warranties or any other representation or undertaking expressly given in this agreement or any other document in the Agreed Form.

21.	remedies, variation and waiver
21.1

Except as expressly otherwise provided in this agreement, the rights and remedies of any party under it or in any document referred to in it are in addition to and will not affect any other right or remedy available to that party, whether under this agreement or otherwise.

21.2	No party may change this agreement without the written consent of all the parties.

47322754.1327

21.3

The failure to exercise or delay in exercising a right or remedy provided by this agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies and no single or partial exercise of any right or remedy provided under this agreement will prevent or restrict the further exercise of that or any other right or remedy.

21.4

A waiver of a breach of any of the terms of this agreement or of a default under this agreement does not constitute a waiver of any other breach or default and will not affect the other terms of this agreement.

21.5

Except as expressly provided otherwise in this agreement, Completion will not constitute a waiver of any breach of this agreement whether or not known at the time of Completion. For the avoidance of doubt, Completion shall be deemed to have occurred notwithstanding that the events referred to in clause 8.3.3 have not occurred (and no person waives any of their rights pursuant to such clauses).

22.	Severable provisions
22.1

If any provision of this agreement (including under clause 11) is void or unenforceable in any jurisdiction then it will be severed from this agreement insofar as it relates to that jurisdiction only and that invalidity or unenforceability will not affect the other provisions of this agreement or the relevant provision in any other jurisdiction which will remain in full effect.

22.2

If any provision of this agreement (including under clause 11) is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted or the period, area or scope of application of the provision were reduced, the provision in question will apply with any modification(s) that may be necessary to make it valid and enforceable in the relevant jurisdiction but will continue to apply without any modification in all other relevant jurisdictions.

22.3

The parties agree, in the circumstances referred to in clause 22.1 and if clause 22.2 does not apply to attempt to substitute for any invalid or unenforceable provision in respect of any jurisdiction in which it has been held to be invalid or unenforceable a valid and enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the provision which is invalid or unenforceable in that jurisdiction, then the obligations of the parties in the relevant jurisdiction under any invalid or unenforceable provision of this agreement will be suspended while the parties attempt to agree the substitution.

23.	Payments
23.1

If any payment to be made under this agreement is not paid on the due date, it will carry interest calculated on a daily basis, after as well as before any judgment for it or the liquidation of the paying party, at the Prescribed Rate from the due date until the date of actual payment (both dates inclusive).  That interest will be paid by the payer on demand to the person entitled to payment.

23.2

Any payment made to the Buyer’s Solicitors under the terms of this agreement will be deemed to be made to the Buyer (or other persons entitled to the payment) and will absolutely discharge the Seller from the payment obligation.  The Seller need not see to its application.

23.3	Where a provision in this agreement provides that a payment be made by the Seller to the Buyer, that payment will be treated as a reduction in the consideration for the Shares.

47322754.1328

24.	withholding and grossing up
24.1

The Seller will pay any amount under this agreement free and clear of any deduction or withholding except only as may be required by law.  If any deduction or withholding is required by law, the Seller must pay an amount which will, after that deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of the requirement to make the deduction or withholding.

24.2

If any amount payable by the Seller to the Buyer under this agreement is subject to Tax in the hands of the Buyer, the same obligation to make an increased payment will apply in relation to that tax liability as if it were a deduction or withholding required by law.  This clause will not apply to permit double recovery where the amount payable by the Seller under this agreement has already been increased to take account of the Tax in the hands of the Buyer.

24.3

The provisions of clause 24 shall not apply and, accordingly, the Seller shall not be required to gross up under clause 24.1 or 24.2 if the Buyer is or becomes resident outside the UK for Tax purposes or the payout in question is made to any person other than the Buyer.

25.	THIRD PARTY RIGHTS

The provisions of clauses 7.7, 10.1 and 11 are intended to benefit (but may be enforced only with the prior written consent of the Buyer by) the Group, and (in the case of clause 7.7), also its officers, agents and employees.  Otherwise, only a party to this agreement and any person of the type referred to in clause 17.1 has a right under the Contracts (Rights of Third Parties) Act 1999 to rely on or enforce any term of it.  The parties may rescind, amend or vary any term of this agreement without the consent of any third party.

26.	Counterparts

The parties may execute this agreement in any number of copies and on separate copies.  Each executed copy will be an original and all the executed copies together form one agreement.

27.	Law and jurisdiction
27.1

This agreement and any claim or dispute (including non-contractual claims or disputes) relating to this agreement, its subject matter or formation (in this clause 27, a Dispute), shall be governed by and interpreted in accordance with the laws of England and Wales.

27.2	The parties irrevocably submit to the exclusive jurisdiction of the English Courts for any Dispute.
27.3	Each party irrevocably waives any objection to the English Courts being the forum to decide any dispute and shall not claim that the English Courts are not a convenient or appropriate forum.

THE PARTIES have executed this agreement as a deed and delivered it on the date first set out above.

47322754.1329

Schedule 1 – THE SELLER AND THE SELLER'S SHAREHOLDING AND THE MINORITY SHAREHOLDERS

PART A

THE SELLER

(1)	(2)	(3)	(4)
Name	Address	No. of Shares held in the Parent	Due Proportion of Initial Cash Payment (£)
Richard Ward	[REDACTED]	100 ordinary shares of £1.00 each	£1,317,500

PART B

THE MINORITY SHAREHOLDERS

(1)	(2)	(3)
Name	Address	No. of Minority Shares held in the Company
[REDACTED]	[REDACTED]	20 ordinary shares of £1.00 each
[REDACTED]	[REDACTED]	5 ordinary shares of £1.00 each
[REDACTED]	[REDACTED]	5 ordinary shares of £1.00 each
TOTAL		30 ordinary shares of £1.00 each

47322754.1330

Schedule 2

PART A – THE PARENT

1.	Registered Number: 08993195
2.	Place of Incorporation: England and Wales
3.	Date of Incorporation: 11 April 2014
4.	Issued share capital: 100 ordinary shares of £1.00 each
5.	Registered office: Uplands, Upper Anstey Lane, Alton, Hampshire, England, GU34 4BP
6.	Director: Richard Robert Ward
7.	Accounting Reference Date: 31 December
8.	Auditors: Roffe Swayne, Statutory Auditors & Chartered Accountants, Ashcombe Court, Woolsack Way, Godalming, Surrey GU7 1LQ
9.	Date of latest accounts filed: 31 December 2016

PART B – THE COMPANY

1.	Registered Number: 07061321
2.	Place of Incorporation: England and Wales
3.	Date of Incorporation: 30 October 2009
4.	Issued share capital: 200 Ordinary Shares of £1.00 each
5.	Registered office: Aldermary House 3rd Floor, 15 Queen Street, London, EC4N 1TX
6.	Directors: Richard Ward and Chris Rowbotham
7.	Accounting Reference Date: 31 December
8.	Auditors: Roffe Swayne, Statutory Auditors & Chartered Accountants, Ashcombe Court, Woolsack Way, Godalming, Surrey GU7 1LQ
9.	Date of latest accounts filed: 31 December 2016

47322754.1331

Schedule 3 – WARRANTIES

1.	POWER TO SELL THE SHARES
1.1

The Seller has taken all action necessary (including by obtaining all necessary consents) to, and the Seller has full power and authority to, enter into and perform the obligations to be performed by the Seller under this agreement and any agreement to be entered into by the Seller under this agreement. Those agreements, when executed, will constitute binding and enforceable obligations of the Seller in accordance with their terms.

1.2

The execution and delivery of and the performance by the Seller of the Seller's obligations under this agreement will not breach or constitute a default under any agreement, instrument or arrangement or any applicable law, rule or regulation or order, judgement or decree of any court or governmental agency by which the Seller is bound.

1.3	No Insolvency Proceedings have been commenced against the Seller. There are no subsisting circumstances which would entitle any person to commence such Insolvency Proceedings.
1.4	No one is entitled to receive from the Company a finder's fee, brokerage or other commission or transaction bonus in connection with the sale and purchase of the Shares under this agreement.
2.	SHARE CAPITAL
2.1	The Shares are the only shares in the Parent in respect of which the Seller has any legal or beneficial interest.
2.2	The Majority Shares are the only shares in the Company in respect of which the Parent has any legal or beneficial interest.
2.3	The Shares constitute the entire issued and allotted share capital of the Parent and each Share has been properly allotted and issued and is fully paid.
2.4

The Majority Shares and the Minority Shares constitute the entire issued and allotted share capital of the Company and each Majority Share and Minority Share has been properly allotted and issued and is fully paid.

2.5

The Seller is the sole legal and beneficial owner of the Shares, and has full power and authority to sell and transfer to the Buyer the full legal and beneficial ownership of the Shares on the terms set out in this agreement.

2.6	The Parent is the sole legal and beneficial owner of the Majority Shares, and has the full legal and beneficial ownership of the Majority Shares.
2.7

No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion or issue of any share or loan capital or any other security giving rise to a right over the capital of the Parent or the Company.  There are no Encumbrances on the Shares or the Majority Shares (save as set out in the Parent's articles of association or the Company’s articles of association, as applicable, or pursuant to this agreement) or any arrangements or obligations to create any Encumbrance.

2.8	No person (other than the Buyer) has the right (whether exercisable now or in the future and whether contingent or not) to call for the sale or transfer of the Shares or the Majority Shares.

47322754.1332

2.9

The Parent and the Company have not exercised nor purported to exercise or claim any lien over the Shares or the Majority Shares, as applicable, or any of them and no call on any of the Shares or the Majority Shares is outstanding.

2.10

None of the Shares or the Majority Shares was, or represents assets which were, the subject of a transfer at an undervalue (within the meaning of sections 238 or 239 of the Insolvency Act 1986) within the past five years.

3.	OPTION SCHEMES
3.1

There are no commission or incentive schemes or arrangements that are operated or have been operated at any time in the past by the Company in which employees of the Company or any other persons participate, which give any rights (which are still subsisting) over shares or quasi rights in respect of shares in the Company.

3.2

The Company is not a party to, bound by or proposing to introduce any arrangements that fall or may fall within Part 7A of Income Tax (Earnings and Pensions) Act 2003 (ITEPA 2003) and no challenge has been raised by HM Revenue & Customs in relation to such arrangements.

4.	THE GROUP
4.1

The particulars of the Parent set out in Schedule 2 are true and accurate.  Other than the Company, the Parent does not have, and has never had, any subsidiaries or subsidiary undertakings. The Parent does not have, and has never had, a holding company.

4.2

The particulars of the Company set out in Schedule 2 are true and accurate.  The Company does not have, and has never had, any subsidiaries or subsidiary undertakings. Other than the Parent, the Company does not have, and has never had, a holding company.

5.	CONSTITUTIONAL MATTERS
5.1

The statutory books and registers which the Company is required by law to keep, have been properly kept, are up to date, in the possession of the Company and contain a true, complete and accurate record (in all material respects) of all matters which should be contained in them. No notice or allegation has been received by the Seller or the Company that any of them are incorrect or should be rectified.

5.2	A copy of each resolution passed by the members of the Company or any class of them is kept with the statutory books of the Company.
5.3

All returns, particulars, resolutions and records (other than any accounts) required by the Companies Act or any other legislation to be filed by the Company with the Registrar of Companies in respect of the Company have been filed on time and were correct and comply with the requirements of the Act. No notice has been received by the Seller that any of those records are incorrect or should be rectified.

5.4

The copy of the articles of association of the Company contained in the Disclosure Letter is complete, accurate and up to date and has attached to it a copy of every resolution which is referred to in section 29 of the Companies Act.  The Company has at all times carried on its business and affairs in accordance with its memorandum and articles of association.

5.5	The Company has not at any time repaid, redeemed or repurchased any of its own shares, reduced its share capital or capitalised any reserves or profits (or agreed to do the same).

47322754.1333

6.	EFFECT OF AGREEMENT
6.1	Compliance with the terms of this agreement and the Agreed Form documents will not:
6.1.1

relieve any person of any obligation to the Company (whether contractual or otherwise) or enable any person to determine or vary a right or benefit enjoyed by the Company, or to exercise a right in respect of the Company;

6.1.2

so far as the Seller is aware, adversely affect the attitudes or actions of customers, suppliers, employees and other persons towards the Company or, so far as the Seller is aware, be likely to affect the terms on which any of them are willing to deal with the Company; or

6.1.3	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on or over any of the assets of the Company or the Shares.
7.	ACCOUNTS
7.1	The Accounts:
7.1.1

have been prepared in accordance with the Companies Act, and all other applicable legislation, on a basis consistent, except as disclosed or noted in the Accounts, with that adopted in preparing the accounts of the Company equivalent to the Accounts for the previous three financial periods;

7.1.2	have been prepared in all material respects in accordance with FRS102 using appropriate accounting policies and estimation techniques as required by FRS102;
7.1.3

give a true and fair view of the assets, liabilities and the state of affairs of the Company as at the Accounts Date, and of the profits or losses of the Company as a whole for the accounting period ended on the Accounts Date;

7.1.4	as at the Accounts Date, the Accounts:
(a)

disclose or make adequate provision or reserve for or note (in accordance will all relevant accounting standards) all known liabilities (whether contingent or otherwise) of the as at the Accounts Date;

(b)	save as expressly disclosed by or noted in the Accounts, the Accounts are not affected by any extraordinary or exceptional items or any inconsistency in accounting policies and practices adopted;
(c)	make adequate provision (in accordance will all relevant accounting standards) for all material bad and doubtful debts of the as at the Accounts Date; and
(d)

provide or reserve, in accordance with the principles set out in the notes to the Accounts, for all Taxation liable to be assessed on the Company, or for which it may be accountable, in respect of the period ended on the Accounts Date.

7.2

The Management Accounts have been prepared in all material respects using accounting principles and policies consistent with those adopted in the preparation of the management accounts of the Company prepared in the preceding three years. On the basis of the

47322754.1334

accounting principles, practices and policies used in their preparation and having regard to the purpose for which they were prepared, the Management Accounts fairly present in all material respects the financial position of the Company as at the Management Accounts Date and are not materially misleading;

7.3	All the accounts, books, registers, ledgers and financial and other material records of any kind (whether or not held in written form) which the Company is required by law to keep:
7.3.1	are in the exclusive ownership and possession of, or under the control of, the Company; and
7.3.2	have been properly kept and maintained and contain an accurate record (in all material respects) of the matters which they are required to record pursuant to all applicable laws.
7.4	The accounting reference date of the Company is, and always has been, 31 December.
8.	POSITION SINCE THE ACCOUNTS DATE
8.1	Since the Accounts Date:
8.1.1	the Company has carried on its business in the ordinary and normal course, at a profit and so as to maintain it as a going concern;
8.1.2	there has been no material adverse change in the Company's turnover or in its financial or trading position;
8.1.3	the Company has not assumed or incurred, nor agreed to assume or incur, any liabilities (including contingent liabilities) otherwise than in the ordinary course of business;
8.1.4	the Company has not disposed of or acquired, or agreed to dispose of or acquire any business;
8.1.5	the Company has not, other than in the normal and ordinary course of its business:
(a)	acquired or disposed (or agreed to acquire or dispose) of any material business asset with a value of more than £15,000; or
(b)	assumed or incurred a material liability or capital expenditure with a value of more than £15,000;
8.1.6	no donation or covenant for charitable or political purposes or any similar ex‑gratia payment has been made or agreed to be made by the Company;
8.1.7	the Company has not declared, made or paid a dividend or other distribution (within the meaning of the Act or CTA 2010) or return of capital (whether by reduction of capital or otherwise);
8.1.8	no bonus has been declared, awarded or become due (unpaid or paid) by or on behalf of the Company to the Seller outside the ordinary course of business;

47322754.1335

8.1.9	no bonus has been declared, awarded or become due (unpaid or paid) by or on behalf of the Company to any employee of the Company in connection with the sale of the Shares to the Buyer;
8.1.10	the terms of remuneration received by or for the benefit of the Seller have not been varied;
8.1.11

no debtor has been released on terms that he pays less than the full book value of his debt (except for settlement discounts on the usual terms which have been disclosed to the Buyer) and no debt owing to the Company has been deferred, subordinated or written off or has proved to any extent irrecoverable or is now regarded by the Seller as irrecoverable;

8.1.12	the Company has paid its creditors within the times agreed with those creditors and there has been no change in the manner or time of issue of invoices or the collection of debts;
8.1.13

the Company has not disposed of any material asset or supplied any material service or business facility of any kind (including, without limitation, a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for that disposal or supply was less than the consideration which would be deemed to have been received for tax purposes;

8.1.14

none of the amounts secured by the mortgages, charges, liens or encumbrances disclosed in the Accounts has been increased beyond the amount shown in the Accounts and no new Encumbrance has been created over the assets of the Company;

8.1.15	the Company has not borrowed or raised any money or taken up any financial facilities and the Company has not repaid any borrowing or indebtedness in advance of its stated maturity;
8.1.16

no payment outside the ordinary course of business has been made by the Company which will not be deductible for corporation tax purposes either in computing the profits or chargeable gains of the Company or in computing the corporation tax chargeable on the Company;

8.1.17

the Company has not offered or agreed to offer price reductions or discounts or allowances on sale of goods or services, nor provided them or agreed to provide them at less than cost, to an extent that may materially affect the profitability of the Company and no negotiations for any of these are current and none of these have, so far as the Seller is aware, been requested by customers;

8.1.18	no shareholders' resolutions or decisions have been passed; and
8.1.19	no loan or loan capital or redeemable share capital of the Company has been issued or repaid or redeemed in whole or in part or has become liable to be repaid or redeemed.
9.	DISTRIBUTIONS
9.1	The Company has not declared or paid any dividend or made any other distribution (as defined in section 1119 of the Tax Act), whether a capital distribution or otherwise, in respect

47322754.1336

of any of the three accounting periods ending on the Accounts Date, other than those (if any) provided for in its audited accounts for those periods.
9.2	All dividends and distributions declared, made or paid by the Company were declared, made or paid in accordance with its articles of association and the applicable provisions of the Companies Act.
10.	FINANCIAL MATTERS
10.1	Except as Disclosed or provided for or noted in the Accounts or the Management Accounts, the Company:
10.1.1

has no outstanding capital expenditure commitments in excess of £10,000 per annum and is not engaged in any scheme or project requiring capital expenditure in excess of £10,000 per annum other than (in each case) in the ordinary course of its business;

10.1.2

has no outstanding loan capital, has no arrangements with its bankers or others relating to overdraft, borrowing or other financial facilities, has not factored its debts and has not borrowed any money which it has not repaid;

10.1.3	has not engaged in financing of a type which need not be shown or reflected in its audited accounts; and
10.1.4	has not lent any money which has not been repaid to it and does not own the benefit of any debt other than debts accrued to it in the ordinary course of its business or owing to it by its bankers.
10.2

A statement of the Company's bank accounts and of the credit or debit balances on them as at the close of business on the last Business Day immediately before the date of this agreement has been supplied to the Buyer and is complete and accurate.  The Company has no other bank or deposit accounts.  Since the bank account statement there have been no payments out of any of those accounts except for routine payments.

10.3	There are no unpresented cheques drawn by the Company in the normal course of business for amounts exceeding in aggregate £5,000 or otherwise than in the normal course of business.
10.4

Full particulars of all money borrowed by the Company (including full particulars or copies of the terms on which the money has been borrowed) and all financial facilities available to the Company (including full particulars or copies of the terms on which the facilities are available) are contained in the Disclosure Documents.

10.5

The aggregate amount outstanding of all borrowing by the Company does not exceed any limitation on the Company's borrowing contained in the Company's constitution, any subsisting loan stock, overdraft facilities or other agreement to which the Company is a party.

10.6

Neither the Company nor the Seller has received notice for the Company to repay any outstanding indebtedness which is repayable by the Company on demand.  The Company is not in default under any instrument constituting any outstanding indebtedness or under any guarantee of any outstanding indebtedness to which it is a party. So far as the Seller is aware, there is no subsisting reason why any outstanding indebtedness or guarantee of the Company is to be called or the liabilities under it accelerated before their due date (if any) or that any outstanding loan or other financial facilities of the Company are to be terminated.

47322754.1337

10.7

No part of the amount shown in the Accounts in respect of debtors is represented by debts which were, at that time, more than three months overdue for payment and, so far as the Seller is aware, all debts owed to the Company at Completion (as recorded in the Company's books and records) will realise their full face value and be collectable in the ordinary course of business and, so far as the Seller is aware, are not subject to any dispute or counter-claim.

10.8

The Company is not the subject of any Insolvency Proceedings and has not in the 36 months prior to Completion had any Insolvency Proceedings commenced in relation to any of its assets, chattels, property or undertaking. So far as the Seller is aware, there are no circumstances subsisting at Completion which would entitle any person to commence such Insolvency Proceedings. The Company is solvent and is able to pay (and has not stopped or suspended paying) its outstanding debts as and when they fall due.

10.9

So far as the Seller is aware, the Company has not been party to any transaction with any third party or parties which, in the event of such third party going into liquidation or an administration order or a bankruptcy order being made in relation to it or him, will constitute (in whole or in part) a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction or part of a general assignment of debts under sections 238 to 245 and/or sections 339 to 344 of the Insolvency Act 1986.

10.10	The Company has not made any loan, which remains outstanding, on terms entitling it to receive either a rate of interest varying with, or a share of, the profits of a business.
10.11

Full details of all grants, allowances and other financial assistance provided to the Company or due to be made to it by a governmental or quasi governmental or other authority are Disclosed.  The Company and/or the Seller have not done or failed to do anything which could result in (and performance of this agreement will not result in) all or any part of those grants, allowances or assistance becoming repayable or being forfeited by the Company in whole or in part.

10.12	All costs incurred by the Company have been charged to the Company and not borne by any other person (other than the Company).
10.13	No outstanding mortgage or charge granted in favour of the Company is void or voidable for want of registration.
11.	ASSETS AND ENCUMBRANCES
11.1

The assets included in the Accounts, together with any assets acquired by the Company since the Accounts Date (except for those disposed of since the Accounts Date in the normal course of business) and all other assets used by the Company in connection with its business as at Completion:

11.1.1	are legally and beneficially owned by the Company (or another Group Company), free from Encumbrance or any other third party right, except for:
(c)	title retention provisions in respect of goods and services supplied to the Company in the ordinary course of business;
(d)	assets used pursuant to a licence or similar agreement entered into by the Company; and
(e)	liens arising in the ordinary course of its business by operation of law;

47322754.1338

11.1.2	are not the subject of any hire purchase, credit sale, leasing, rental or similar agreement;
11.1.3	are, where capable of possession, in the possession or control of the Company.
11.2

The Company owns or has the right to use all assets, services and rights that are necessary for the Company to continue the business of such Company immediately following Completion in the places and in substantially in the same manner in which it was carried on as at Completion.

11.3	Any assets of the Company which are not situated at the Property at Completion are specified in the Disclosure Letter.
11.4	So far as the Seller is aware, nothing has occurred by which the rental payable in relation to an asset held by the Company under a lease or similar agreement, has been, or is likely to be, increased.
11.5

All the title deeds relating to the assets owned by the Company and the original copies of all other subsisting written agreements to which the Company is a party and documents which are owned by the Company, are in the possession or control of the Company.

11.6

The Disclosure Letter contains a list of the Company's records and data which are recorded, stored, maintained or otherwise wholly or partly dependent on or held by means (including all means of access to and from them) which are not in the exclusive ownership of, or under the control of the Company.

12.	TRADING
12.1

The Company has carried on business and conducted its affairs in all material respects in compliance with the Companies Act and all other applicable statutory obligations and in accordance with its memorandum and articles of association.  The Company has the power to carry on business in all jurisdictions in which it carries on business as at Completion.

12.2

During the three years before the date of this agreement the business of the Company has not been materially and adversely affected by the loss of any important contract or customer or source of supply being a contract, customer or source of supply which in any one of those three years has accounted for 3% or more of the turnover of the Company during such year.

12.3

So far as the Seller is aware, neither this agreement nor Completion is likely to cause any person who has been an important customer or supplier of the Company in the 12 months prior to Completion (being a customer or supplier who during such 12 month period has accounted for 3% or more of the turnover of the Company during such period) not to continue to do so on a similar basis.

12.4

During the three years before the date of this agreement no important customer (being a customer which in any one of those three years has accounted for 3% or more of the turnover of the Company during such year) has significantly reduced its orders for any of the products or services of the Company and there has been no significant change in the basis or terms on which any such customer is prepared to enter into contracts or do business with the Company (apart from normal price changes).

12.5

During the last 12 months prior to Completion no substantial customer of the Company (being a customer which during such 12 months period has accounted for 3% or more of the turnover of the Company during such period) has indicated in writing (or orally) to the

47322754.1339

Company or the Seller an intention to reduce to a material extent its orders for any of the products or services of the Company.
12.6

Save as expressly mentioned in this agreement, the Company is not and has not since its incorporation been, nor has it agreed to become, the holder or beneficial owner of any share, debenture, mortgage or security (or interest in them) or a member of any joint venture, consortium, partnership or other unincorporated association or a party to any arrangement for sharing commission or income.

12.7	The Company does not have any branch office, agency, place of business or permanent establishment outside England nor does it have any significant assets outside the United Kingdom.
12.8	The Company has not carried on business under or used on or in its notepaper, advertising, documents or vehicles, any name other than its full corporate name.
12.9

All material items of equipment used in connection with the business of the Company as at Completion are in a satisfactory state of repair and satisfactory working order (taking into account their age and fair wear and tear).

12.10

The Company has not given any guarantee or warranty or made any representation in respect of any goods, products or trading stock sold or supplied or contracted to be sold or supplied, or services supplied or contracted to be supplied, by it save for any guarantee or warranty implied by law and (save as stated above) has not accepted any liability or obligation to service, repair, maintain, take back or otherwise do or not do anything in respect of any goods, products, stock or services which would apply after any of those goods, products, stock or services have been delivered or supplied by it.

12.11

The Company has not, nor has it received any allegation that it may have, acquired or supplied services which do not comply in any material respect with any warranties or representations expressly or impliedly made by it or with all applicable laws and regulations in respect of them (in all material respects).

12.12	All the standard terms and conditions on which the Company supplies its goods and/or services are contained in the Disclosure Documents.
12.13	All the standard terms and conditions on which the Company customarily buys or contracts for goods and/or services are contained in the Disclosure Documents.
12.14

No single customer of or supplier to the Company has accounted for more than 10 per cent of the invoiced amount of sales of or supplies to the Company of goods and/or services in any of the three previous accounting reference periods of the Company or, so far as the Seller is aware, is likely to in the current accounting reference period of the Company.

12.15

The Company is not in the habit of giving to any customer any discount (whether present, future or retrospective), price reduction or other financial incentive dependent on the level of purchases from the Company other than those Disclosed.

47322754.1340

13.	CONTRACTS AND OTHER OBLIGATIONS

In this paragraph 13, Material Contract means any subsisting contract, arrangement or obligation which whether by reason of its nature, term, scope, price or otherwise, is or is likely to be of material importance to the business, profits, assets or liabilities of the Company.

13.1

The Disclosure Documents contains particulars or copies of all subsisting Material Contracts to which the Company is a party and an original of each of those contracts which is in writing is in the possession of the Company.

13.2	The Company has not entered into, or agreed to enter into, any Material Contract which:
13.2.1	is for a fixed term;
13.2.2	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into or undertaken;
13.2.3	cannot be terminated in accordance with its terms, by the Company without payment of compensation, on 60 days' notice or less;
13.2.4	is of a loss‑making nature (that is to say, so far as the Seller is aware, is likely to result in a material loss to the Company on completion of performance);
13.2.5	cannot readily be fulfilled or performed by the Company on time and without undue or unusual expenditure of money or effort;
13.2.6	involves or is likely to involve obligations, expenditure or receipts of an unusual or exceptional nature and not in the ordinary course of the Company's business;
13.2.7	involves an aggregate outstanding expenditure by the Company of more than £25,000;
13.2.8	is linked to the Index of Retail Prices or any other index or the rate of exchange for any currency;
13.2.9	contains currency or commodity re‑negotiation or re‑determination clauses;
13.2.10

so far as the Seller is aware, depends on the continuation of the connection (as an officer or employee of, consultant to or shareholder in the Company) of any specific individual or individuals with the Company;

13.2.11	is a contract for the sale of shares or assets which contains warranties or indemnities or provides for them;
13.2.12

involves, or so far as the Seller is aware is likely to involve, the supply of goods or services the aggregate sales value of which will be more than five per cent of its turnover for the preceding financial year;

13.2.13

contains a provision or term that it is liable to be terminated, or under which rights are liable to arise or be affected, as a result of any change in control, management or shareholders of the Company; or

13.2.14	is in any way otherwise than in the ordinary and usual course of the Company's business or is not at arm's length.

47322754.1341

13.3	The Company has not entered into any contract to buy foreign currency or made any forward sales of foreign currency which in either case remains outstanding.
13.4

So far as the Seller is aware, the Company has not received a material complaint (whether or not in writing) or notice of a material claim from a customer or supplier in connection with or arising out of a Material Contract in the last 12 months, other than those Disclosed.

13.5

The Company has not given any guarantee, indemnity or security (which is still outstanding) for, or otherwise agreed to become directly or contingently liable for, any present or future obligation of any other person (other than the Company) and no person has given any guarantee of or indemnity or security for any obligation of the Company (other than the Company).

13.6

There are no agreements or arrangements in force restricting the freedom of the Company to carry on any activity, including to provide or take goods and services, by such means and to or from such persons as it may from time to time think fit, in any part of the world.

13.7	The Company is not a party to any subsisting agency, distributorship, franchising, marketing or similar agreement or arrangement.
13.8

So far as the Seller is aware, there are no grounds subsisting as at Completion for the invalidity of, or, so far as the Seller is aware, grounds subsisting as at Completion for rescission, avoidance or repudiation of, any Material Contract, and none of the Company, the Seller or the directors of the Company has received any notice of any intention to terminate, repudiate or disclaim any of those Material Contracts.

13.9

So far as the Seller is aware, no other party to a Material Contract with the Company is in material default of such agreement, and so far as the Seller is aware there are no circumstances subsisting as at Completion likely to give rise to such a material default.

13.10

The Company has made all payments which are due and payable prior to Completion under all contracts to which it is a party and has observed and performed all its obligations under them (which were required to have been observed or performed prior to Completion) in all material respects.

13.11

There is in force no power of attorney or other authority (express or implied) given by the Company (save in respect of a director of the Company) and no person (other than a director of the Company), as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of the Company's business.

13.12

The Company has not entered into or undertaken, or agreed to enter into or undertake, any contract, agreement or other arrangement with a public authority, including any arrangement where the ultimate end user customer is a public authority and the Company provides recruitment and/or resourcing services to that public authority via a third party entity or entities. In this paragraph 13.12, public authority means: (a) a public authority as defined by the Freedom of Information Act 2000; (b) a Scottish public authority as defined by the Freedom of Information (Scotland) Act 2002; (c) the Corporate Officer of the House of Commons; (d) the Corporate Officer of the House of Lords; (e) the National Assembly for Wales Commission; or (f) the Northern Ireland Assembly Commission.

13.13

No tender or offer (other than in relation to or with Contractors or Temporary Workers) which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person is outstanding.

47322754.1342

13.14

Complete and accurate details of all trade or business associations of which the Company is a member are Disclosed and the Company is complying and has at all material times complied in all material respects with the regulations or guidelines laid down by any of those trade associations.

14.	RELATED PARTIES
14.1

In this paragraph 14, the Seller will also include reference to any Associate of the Seller or any present or former director of the Company or any other person or persons beneficially interested in the Company's share capital.

14.2

Except as expressly contemplated by this agreement or pursuant to any Agreed Form document or for remuneration (including commissions and bonuses) and expenses properly due to the Seller or any present director of the Company in the ordinary course:

14.2.1	there are no amounts owing at Completion by the Company to the Seller or by the Seller to the Company;
14.2.2

there are no guarantees, suretyships, indemnities or similar obligations given by or binding on the Company in respect of subsisting liabilities or obligations (whether actual or contingent) of the Seller (save as set out in the Company’s articles of association); and

14.2.3

the Company is not under any liability or obligation (actual or contingent or otherwise) because of any transaction entered into by it with, or any payment or benefit provided by it for the benefit of, the Seller (other, in each case, in respect of Tax).

14.3

No Seller has any interest, direct or indirect, in any agreement or arrangement to which the Company is a party or in any Intellectual Property Rights (as defined in paragraph 15) used by the Company or in any business which has a close trading relationship with that of the Company or which is or is intending (as at Completion) to compete with the business of the Company.

14.4	The Company does not depend upon, or derive any benefit from, any assets, facilities or services owned or supplied by the Seller.
14.5	No person is or has been a shadow director of the Company.
15.	INTELLECTUAL PROPERTY RIGHTS
15.1

In this paragraph 15, unless the context otherwise requires Intellectual Property Rights means all right, title and interest in any patents, trademarks (whether registered or unregistered), domain names, registered and unregistered designs, copyright (including any rights in a database or software), database rights, goodwill, know-how and all other intellectual property rights, in each case whether registered or unregistered, including all applications to apply for them, and all rights having the same or equivalent effect to any of the above anywhere in the world.

15.2

Complete and accurate particulars of all registered Intellectual Property Rights (including applications for those rights) which are owned by the Company, the details of those registrations or applications and all material unregistered Intellectual Property Rights (save for copyright) which are owned by the Company are set out in the Disclosure Letter.

47322754.1343

15.3

The Company has applied for registered protection for all Intellectual Property Rights owned by it that are capable of that protection and for which a reasonably prudent business should seek protection.

15.4	The Disclosure Letter sets out full and accurate details of, or there are contained in the Disclosure Documents full copies of, all material licences and agreements (the IP Licences) under which:
15.4.1	the Company uses or exploits Intellectual Property Rights owned by any third party; or
15.4.2	the Company has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party.
15.5

All the IP Licences are in full force and effect, no notice having been given to the Company to terminate any of them, and so far as the Seller is aware, the obligations of all parties in respect of them have been fully complied with and no disputes have arisen in respect of them.

15.6

Except as Disclosed, so far as the Seller is aware, none of the IP Licences in favour of the Company are liable to be terminated or otherwise materially affected by either a change of control of the Company or otherwise as a result of this transaction.

15.7	All the Intellectual Property Rights used by the Company in the course of its business in the period before Completion are either:
15.7.1	owned legally and beneficially and free from any Encumbrance by the Company; or
15.7.2	licensed under a valid and enforceable IP Licence to the Company.
15.8

The Intellectual Property Rights owned by the Company are subsisting and enforceable and all Confidential Information has been kept confidential and nothing has been done or not been done by the Company and/or the Seller as a result of which any of them has ceased or might cease to be subsisting or enforceable or confidential. In particular:

15.8.1

all renewal fees due at Completion in respect of all registered Intellectual Property Rights owned by the Company have been duly paid and all reasonable steps required for the maintenance or protection of those rights have been taken;

15.8.2	all Confidential Information and trade secrets owned or used by the Company has been kept confidential and not disclosed to third parties, save under arrangements of confidentiality;
15.8.3

The Seller have received no notification that any mark, trade name or domain name identical or similar to any of those rights has been registered, or is being used by any person in the same or a similar business to that of the Company in any country in which the Company has registered or is using that mark, trade name or domain name; and

15.8.4

the Seller have not received written notification of any claims, actions, disputes or proceedings ongoing, pending or threatened, challenging or threatening the title, validity or enforceability of those rights, or claiming any right or interest in those rights.

47322754.1344

15.9	So far as the Seller is aware, there is no infringement by any third party of any of the Intellectual Property Rights owned by the Company.
15.10

The Seller have received no written notification, claim or information that the activities of the Company and the carrying on of its business (as carried on in the previous twelve months prior to Completion) infringe, or are likely to infringe, any Intellectual Property Rights of any third party.

15.11

So far as the Seller is aware, there are no circumstances which would render any current application for registration of any of the registered Intellectual Property Rights owned by the Company unacceptable to the relevant registry or other authority or which would prevent that application from proceeding to grant and registration.

15.12

Full details of all domain names, websites and other electronic addresses in connection with the Internet or World Wide Web (including the suffix of e-mail addresses) which are held by, or registered on behalf of, or have been used in respect of the Company within the last 12 months prior to Completion have been Disclosed.

15.13	The Company has in its possession all necessary documentation or evidence to establish the ownership of any of the Intellectual Property Rights that it claims to own.
16.	INFORMATION TECHNOLOGY
16.1	In this paragraph 16, unless the context otherwise requires:

IT Contracts means all arrangements and agreements relating to the IT System (or any part of it) under which any third party (including any source code deposit agent) provides any element of, or services relating to, the IT System, including, without limitation, leasing, hire purchase, licensing, maintenance, outsourcing and services agreements; and

IT System means all computer hardware (including network and telecommunications equipment, cabling, printing facilities, work stations and related components) and software (including associated preparatory materials, user manuals and other related documents, outsourcing arrangements and any zero disaster recovery management arrangements) and any other items that connect with any of the above, owned, used, licensed or leased by the Company.

16.2	Complete and accurate particulars of all material elements of the IT System and copies of all IT Contracts (which are currently subsisting) are set out in the Disclosure Documents.
16.3

Save to the extent Disclosed, the Company owns the IT System free from any Encumbrance or has a right to use the IT System pursuant to an IT Contract.  The Company has obtained all necessary rights from third parties to enable it to make use of the IT System for the purposes for which it is being used, and the manner in which it is being used, as at Completion.

16.4

All IT Contracts are in full force and effect and, so far as the Seller is aware, the obligations of all parties in respect of them have been fully complied with and no disputes have arisen in respect of them.

16.5

So far as the Seller is aware, none of the IT Contracts is liable to be terminated (except upon expiry or termination in accordance with the particulars Disclosed) and the Seller have no reason to believe that any IT Contracts will not be renewed on the same or substantially the same terms when they expire.

47322754.1345

16.6	So far as the Seller is aware, none of the IT Contracts is liable to be terminated or otherwise materially affected by a change of control of the Company.
16.7

Save to the extent Disclosed, the Company either has possession or control of the source code in respect of all software in the IT System or the source code is held in escrow with a reputable deposit agent on terms which provide that the source code relating to the relevant software (as modified and updated from time to time) will be made available to the Company if the relevant licensor's ability or willingness to maintain and support the software becomes restricted and/or the licensor becomes insolvent.

16.8	The Disclosure Documents contain a full, complete and accurate list of all software developed by or for the Company or in respect of which rights have been assigned to the Company in writing.
16.9	No software has been developed by or for the Company.
16.10	The IT System (and each part of it):
16.10.1	is functioning materially in accordance with all applicable specifications;
16.10.2	includes sufficient user information to enable any skilled personnel in the relevant field to use and operate it without the need for further assistance or training;
16.10.3

has not suffered any material failure at any time during the last three years prior to Completion and will not, so far as the Seller is aware, need replacing in whole or in material part for at least 12 months following Completion to the extent that the Company carries on its business in materially in the same manner and scope as it was carried on in the previous twelve months prior to Completion;

16.10.4

has not within the last two years prior to Completion been infected by any software virus which has had a material impact on the operation of the IT System or so far as the Seller is aware been accessed by any unauthorised person;

16.10.5	has sufficient capacity and capability and performance to meet the current business requirements of the Company (as at Completion); and
16.10.6	has been satisfactorily and regularly maintained and has benefited from appropriate maintenance and support agreements, complete copies of which are set out in the Disclosure Documents.
16.11

In the reasonable opinion of the Seller, the Company has a sufficient number of technically competent and trained employees to ensure the operation, handling, monitoring and use of the IT System materially in accordance with all applicable specifications.

16.12

The Company has implemented appropriate and adequate procedures (including in relation to off-site working where applicable) to ensure internal and external security of the IT System and the confidentiality and integrity of all data stored in or processed on the IT System including procedures for taking and storing, on-site and off-site, back-up copies of programs and data.

16.13	The Company has in place disaster recovery plans which are fully documented and which, in the event that there is any damage to or destruction of some or all of the IT System:
16.13.1	will enable the business of the Company to continue; and

47322754.1346

16.13.2	will ensure that the IT System can be replaced or substituted without material disruption to the business of the Company.
16.14	Complete and accurate details of the actual and budgeted expenditure by the Company on the IT System (including capital and operational expenditure) for the current financial year have been Disclosed.
17.	CONSENTS AND COMPLIANCE
17.1

The Company has the benefit of and has complied in all material respects with all permits, authorities, licences and consents necessary for the Company to carry on its business in the manner and in the places in which its business is carried on as at Completion, all of which are Disclosed or contained in the Disclosure Documents. So far as the Seller is aware, there are no circumstances which might lead to the suspension, alteration or cancellation of any of those permits, authorities, licences or consents.

17.2

The Company and its directors have conducted the business of the Company in all material respects in accordance with all applicable laws and regulations, including, without limitation, the Employment Agencies Act 1973, the Conduct Regulations and the Agency Workers Regulations 2010.

17.3

Neither the Company nor any of the directors of the Company is subject to any investigation, inquiry or proceeding by the Employment Agency Standards Inspectorate in connection with any actual or alleged infringement of the Employment Agencies Act 1973 or the Conduct Regulations.  No such investigation, inquiry or proceeding has been threatened or is pending and, so far as the Seller is aware, there are no circumstances likely to give rise to any of those investigations, inquiries or proceedings.

17.4

Neither the Company nor any of the directors of the Company has given any undertakings or commitments to the Employment Agency Standards Inspectorate which affect the conduct of the Company's business.

17.5

Any notice given to the Company of agreement that paragraphs (1) to (8) of the Conduct Regulations shall not apply was given to the Company in accordance with Regulation 32(9) of the Conduct Regulations and the Company informed the relevant customer of the Company of such agreement in accordance with that Regulation.

18.	DISPUTES AND LITIGATION
18.1	There is no outstanding arbitral award, or decision of a court, tribunal, arbitrator or government agency against the Company.
18.2

Neither the Company nor any of its officers nor any person for whose acts or defaults the Company may be vicariously liable is involved in any civil, criminal, arbitration or mediation proceedings or dispute resolution process (Proceeding).  None of those Proceedings and no claim of any nature which may give rise to such Proceedings is pending or, so far as the Seller is aware, threatened by or against the Company or any of those persons or in respect of which the Company is liable to indemnify any party concerned.

18.3	So far as the Seller is aware, there are no facts likely to give rise to any Proceeding or claim described in paragraph 18.2.

47322754.1347

18.4

The Company is not party to any undertaking or assurance given to a court, tribunal, regulatory authority, governmental agency or to any other person in connection with any Proceedings or claim which is still outstanding.

18.5

The Company is not the subject of, and so far as the Seller is aware, there are no facts or circumstances likely to cause it to be the subject of any investigation, enquiry or disciplinary proceeding (whether judicial or quasi-judicial).

18.6

So far as the Seller is aware, no employee or officer of the Company has been convicted of or is awaiting trial in relation to or is, so far as the Seller is aware, alleged to have committed an offence in relation to the Company or that otherwise reflects upon the reputation of the Company or their suitability for holding the position they hold in the Company.

19.	INSURANCE
19.1

The Disclosure Letter contains details of all insurance and indemnity policies currently maintained by the Company (together, the Policies). Complete copies of the Policies are in included in the Disclosure Documents.

19.2	The Company has taken out all insurance policies which it is required by law to take out.
19.3	Subject to the ability of an insurer to meet a claim under the Policies due to its financial position, each of the Policies is valid and enforceable.
19.4	All premiums due as at Completion in respect of the Policies have been paid on time and receipts for the latest premiums payable are contained in the Disclosure Documents.
19.5	There is no claim outstanding under any of the Policies and, so far as the Seller is aware, there is no fact or circumstance which is likely to give rise to such a claim.
19.6

The Disclosure Letter contains a complete list of all insurance claims made by the Company during the period of 24 months ending on the date of this agreement. So far as the Seller is aware, there are no facts or matters in existence which would entitle an insurer under any of the Policies to refuse indemnity in respect of any outstanding claims.

19.7	No insurer has ever cancelled or refused to accept or continue any insurance in relation to the Company.
19.8	Nothing has been done or omitted to be done by the Company which might prejudice any prospective claim under the Policies or which might render any of those Policies void or voidable.
20.	ANTI-CORRUPTION
20.1

So far as the Seller is aware, the Company has not at any time engaged in any activity, practice or conduct which at the relevant time amounted to an offence under the Bribery Act 2010 or which constituted or constitutes an offence under any other bribery or anti-corruption law in any jurisdiction in which it operates.

20.2

So far as the Seller is aware, no employee, agent, subsidiary or other person who performs or has performed services for or on behalf of the Company has at any time bribed another person (within the meaning of section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for the Company.  Full details of

47322754.1348

the procedures the Company has in place and which are designed to prevent those persons from undertaking bribery as described are Disclosed.
20.3

None of the Company or, so far as the Seller is aware, any employee, agent or subsidiary or other person who performs or has performed services for or on behalf of the Company is or has been the subject of any investigation, enquiry or enforcement proceedings in relation to any offence relating to corruption or bribery in relation to the Company.

20.4

No investigation, enquiry or proceeding mentioned above has been threatened against the Company and, so far as the Seller is aware, there are no circumstances which mean any of those investigations, enquiries or proceedings are likely to arise.

20.5	The Company has not been debarred, suspended or rendered ineligible from bidding for public contracts by reason of any law or decision of any public agency or authority.
21.	COMPETITION

In this paragraph 21, unless the context otherwise requires Competition Law means the national and directly effective legislation of any jurisdiction in which the Company conducts business which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

21.1

The Company is not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of any Competition Law and no director of the Company is engaged in any activity which would be an offence or infringement under any Competition Law.

21.2

No notice has been received by the Company in relation to any investigation, inquiry or proceeding by any relevant government body, agency or authority in connection with any actual or alleged infringement of any Competition Law.  No notice has been received by the Company that any investigation, inquiry or proceeding mentioned above has been threatened or is pending and, so far as the Seller is aware, there are no circumstances likely to give rise to any of those investigations, inquiries or proceedings.

21.3

The Company is not the subject of any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing Competition Law and the Company has not given any undertakings or commitments to those bodies which affect the conduct of the Company's business.

21.4

The Company has not received any payment, guarantee, financial assistance or other aid from the government or any state body which was not, but should have been, notified to the European Commission under Article 88 of the EC Treaty or Article 108 of the Treaty on the Functioning of the European Union for a decision declaring that aid to be compatible with the Internal Market.

22.	DATA PROTECTION
22.1	In this paragraph 22, the terms processor, processing and personal data will have the meanings given in the General Data Protection Regulation (GDPR); and Data Legislation

47322754.1349

means, as applicable, the Data Protection Act 1998 and the GDPR and any applicable equivalent legislation in any country.
22.2	The Company has notified registrable particulars under the Data Legislation of all personal data held or processed by it and:
22.2.1	has renewed those notifications and has notified any changes occurring in between those notifications as required by the Data Legislation;
22.2.2	has paid all fees payable up to Completion in respect of those notifications;
22.2.3	the contents of those notifications are complete and accurate;
22.2.4	copies of those notifications are contained in the Disclosure Bundle; and
22.2.5	so far as the Seller is aware, there has been no unauthorised disclosure of personal data outside the terms of those notifications.
22.3	No personal data has been transferred by the Company outside the European Economic Area.
22.4	The Company has:
22.4.1	complied in all material respects with the Data Legislation;
22.4.2	satisfied any requests for access to personal data;
22.4.3	established the procedures necessary to ensure continued compliance with the Data Legislation; and
22.4.4

complied with the requirements of the Data Legislation in respect of any processing of data carried out by a data processor on behalf of the Company, including by entering into a written contract with the data processor confirming that the data processor will only act on the instructions of the Company and copies of all such contracts are contained in the Disclosure Bundle.

22.5	The Company has not received any:
22.5.1

notice or complaint under the Data Legislation alleging non-compliance with the Data Legislation (including, without limitation, any information or enforcement notice, monetary penalty notice or any transfer prohibition notice);

22.5.2	claim for compensation for loss or unauthorised disclosure of data; or
22.5.3

notification of an application for rectification, erasure, restriction of processing of personal data, any request to exercise the right to data portability or any claim by any data subject to object to decision-making, including profiling based on points (e) or (f) of Article 6(1) of the GDPR (or equivalent Data Legislation), and the Seller is not aware of any circumstances which may give rise to the giving of any such notice or the making of any such notification.

22.6

The Company has complied in all material respects with its obligations under the Privacy and Electronic Communications (EC Directive) Regulations 2003 in respect of the use of electronic communications (including e-mail, text messaging, fax machines, automated calling

47322754.1350

systems and non-automated telephone calls) for direct marketing purposes and the use of cookies.
23.	EMPLOYEES AND CONSULTANTS
23.1

For the avoidance of doubt none of the Warranties set out in this paragraph 23 relate to any Contractors (as defined in paragraph 24 to this Schedule 3) or to any individuals (or entities through which they are supplied) who are providing (or have previously provided), services to clients of the Company in the Company’s capacity as a staffing company.

23.2

The Disclosure Documents accurately set out in tabular form anonymised details of all the employees and workers of the Company together with the following particulars of their terms and conditions of employment (or copies of such terms):

23.2.1	those particulars of employment that an employer is obliged to give to an employee pursuant to section 1 of the Employment Rights Act 1996;
23.2.2	gender;
23.2.3	date of birth;
23.2.4	current bonus, commission, incentive arrangements and all other current benefits (whether contractual or discretionary);
23.2.5	type of contract (whether full or part-time or other);
23.2.6	retirement age, if any; and
23.2.7	pensions and pension schemes.
23.3

The Disclosure Documents includes anonymised details of all persons who are not employees or workers and who are providing services to the Company or any customer of the Company and the particulars of the following terms (or copies of such terms) on which the individual provides services:

23.3.1	the company which engages them, if any;
23.3.2	the remuneration of each individual and any benefits to which they are entitled;
23.3.3	the type of services provided by the individual;
23.3.4	the number of hours each week committed to the Company;
23.3.5	the length of notice required to terminate each agreement or, if a fixed term, the expiry date of the fixed term and details of any previous renewals; and
23.3.6

any country other than the United Kingdom in which the individual is required to provide services, the law governing that contract, the currency in which that individual is remunerated and any terms and conditions relating to additional remuneration.

23.4	The Disclosure Documents contain:
23.4.1	anonymised copies of all contracts which apply to any person employed or engaged by the Company or in its business;

47322754.1351

23.4.2

handbooks and any other policies, procedures or rules (including disciplinary and grievance procedures) and a summary of any unwritten policies or procedures, whether or not contractual, which apply to any person employed or engaged by the Company or in its business; and

23.4.3

copies of all agreements or arrangements with any trade union, employee representatives or body of employees or their representatives (whether binding or not) and details of any unwritten similar agreements or arrangements which may affect any employees or workers of the Company.

23.5

The Disclosure Documents include anonymised details of all employees and workers of the Company who are on secondment, maternity, paternity, adoption, parental or other leave or who are absent due to ill health or for any other reason.

23.6

There are no home-working, part-time, job share, flexitime or flexible working arrangements or early retirement schemes applicable to any of the Company's employees or workers and the Company does not employ any employee shareholders pursuant to section 205A of the Employment Rights Act 1996.

23.7	No outstanding offer of employment or engagement has been made by the Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.
23.8	No former employee or worker is currently subject to post termination restrictions for the protection of the Company (save in relation to confidentiality).
23.9

There is no existing or proposed bonus, commission, profit-sharing scheme, share option scheme, share incentive scheme or any other scheme or arrangement under which any employee or other worker of the Company is or would be entitled to participate in the profits of the business of the Company or acquire shares in the Company.

23.10

No employment-related securities or securities options (as defined in Part 7 of the Income Tax (Earnings and Pensions) Act 2003) (including shares in the Company and options over them) have been issued, granted or transferred by any person in connection with any current, former or proposed employment or office with the Company.

23.11

There are no securities, options over securities or interests in securities in respect of which the Company may have to account for income tax or national insurance contributions liabilities (or equivalent obligations in any jurisdiction) issued, granted or transferred to any current or former officer, employee or worker of the Company or any of their nominees or Associates by any person.

23.12

There are no employee benefit trusts, family benefit trusts or similar arrangements of the Company under which any current or former officer, employee or worker of the Company or any of their nominees or Associates may benefit in any form.

23.13

There is no existing or proposed scheme (whether contractual or not) or any custom or practice of the Company to provide payments or benefits to any current or former officer, employee or worker of the Company:

23.13.1	on redundancy (in addition to statutory redundancy pay) or other termination or on a change of control; or

47322754.1352

23.13.2	in excess of the statutory minimum in relation to maternity, paternity or adoption leave.
23.14	There are no outstanding loans made to employees or other workers of the Company or guarantees provided by the Company for the benefit of an employee or other worker of the Company.
23.15

No material variation has been made in the last 12 months to any of the terms of employment or engagement of any of the Company's officers, employees or workers nor has any future variation been offered, promised, or agreed by the Seller or the Company.

23.16

No employee, worker or any other person engaged by the Company or in its business has received or has given notice, or so far as the Seller is aware, is likely to receive or give notice, to terminate their employment or engagement with the Company (whether as a result of the parties entering into this agreement or otherwise).

23.17

All contracts of employment or engagement with any employee, worker or officer of the Company are terminable at any time on not more than three months' notice without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or for unfair dismissal) or any liability on the part of the Company other than wages or commission or accrued holiday pay.

23.18

No employee or any other person engaged by the Company or in its business has been off sick for a period of 21 days or more in any six-month period within the last three years (whether or not consecutive) or is receiving from the Company or is due to receive from the Company payment under any sickness, disability or permanent health insurance scheme save for statutory sick pay and, so far as the Seller is aware, there is no pending, threatened or likely claim for that payment.

23.19	No employee or worker engaged by the Company has any accrued but untaken or unsatisfied annual leave from previous holiday years.
23.20

There are no existing or, so far as the Seller is aware, likely disputes, claims or legal proceedings in which the Company is involved or, so far as the Seller is aware, likely to be involved in relation to its employees, workers, candidates, consultants, former employees, former workers, former candidates, former consultants or trade unions, staff associations, staff councils, works councils or other organisations formed for a similar purpose of the Company.

23.21	No disciplinary action has been taken by the Company against any of the Company's employees, workers, former employees or former workers of the Company within the previous two years.
23.22	No grievance has been raised by any employee, worker, former employee or former worker of the Company within the previous two years.
23.23

There are no amounts outstanding or promised to any employees, workers, consultants or contractors of the Company (other than reimbursement of fees, expenses, wages commissions and other employment related emoluments for the current salary period) or any liability incurred by the Company which remains un-discharged for breach of any employment (or other) contract, redundancy payment (statutory or otherwise, including protective awards), compensation under any employment legislation or regulations or for wrongful dismissal, unfair dismissal, equal pay, discrimination or otherwise or for failure to

47322754.1353

comply with any order for the re-instatement or re-engagement of any employee of the Company.
23.24

The Company has not incurred any liability for any failure to provide information or to consult with employees, representatives of employees, staff associations, staff councils, works councils or any trade union.

23.25

The Company has not made or agreed to make a payment or provided or agreed to provide a benefit to any current or former director, officer, employee or worker of the Company or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of employment contract.

23.26	No questionnaire has been served on the Company under any discrimination legislation which remains unanswered in full or in part.
23.27

There are no existing or, so far as the Seller is aware, pending or threatened inquiries or investigations into the Company or affecting any person employed or engaged by the Company or in its business by the Equality and Human Rights Commission or other similar authority and there are no facts that the Seller is aware of that might give rise to any of those inquiries or investigations.

23.28

The Company has, in relation to each of its current and former employees, officers, workers and consultants, complied in all material respects with all its obligations and duties whether arising under contract, statute, statutory instrument, code of practice, collective agreement, at common law or in equity or under any European treaty or law.

23.29	All contracts between the Company and its directors and employees comply with any relevant requirements of section 188 of the Companies Act (or section 319 of the Companies Act 1985).
23.30	The Company has no agreement or arrangement with, and does not recognise, any trade union or any other body representing its employees or workers.
23.31

The Company has not received a request for recognition pursuant to the Trade Union and Labour Relations (Consolidation) Act 1992 or to negotiate an agreement pursuant to the Information and Consultation of Employees Regulations 2004 and neither the Company nor the Seller is aware of any facts or circumstances to indicate that any of those requests are likely to be made.

23.32	The Company has not been the subject of any strike action or industrial action short of strike or other industrial dispute in the last three years.
23.33

During the year before the date of this agreement, the Company has not given notice of any redundancies to the relevant Secretary of State or started consultations under Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992.

23.34

The Company has maintained up-to-date and accurate records as required by all applicable laws regarding the employment or engagement of each of its employees or workers and termination of employment or engagement.

23.35

The Company has at all relevant times complied in all material respects with all its obligations under statute concerning the health and safety at work of its employees, workers or others and, so far as the Seller is aware, there are no claims capable of arising or pending or threatened by any employee, worker, contractor or third party against the Company in

47322754.1354

respect of any accident or injury which are not fully covered by insurance and there are no enforcement proceedings or investigations, so far as the Seller is aware, pending or likely by the Health and Safety Executive against the Company.

23.36

Within five years ending on the date of this agreement, the Company has not been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006).

23.37

No right to an early retirement pension on redundancy or other dismissal existing before any relevant transfer to the Company under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 affects any person currently or previously employed by the Company or in its business.

23.38	The Company has in relation to each of its employees or workers discharged fully its obligations to pay the minimum wage under the National Minimum Wage Regulations 1999.
23.39

All employees of the Company subject to immigration control are employed in accordance with the Immigration, Asylum and Nationality Act 2006 and where relevant the Asylum and Immigration Act 1996 and any amendments to them; as well as the prevailing UK Immigration Rules and Policies.

23.40	There are no agreements or arrangements with third parties for the provision of staff to the Company.
23.41	No request for information has been served on the Company under the Agency Workers Regulations 2010 which remains unanswered in full or in part.
24.	CONTRACTORS
24.1

For the purposes of the Warranties in this paragraph 24, Contractor means any person, firm, company or other entity whose services are supplied by the Company to a client of such Company, in the Company’s capacity as a staffing company, on a temporary or contract basis, including personal service companies, umbrella companies and any person supplied via a personal service company or an umbrella company as at the date of Completion; and Temporary Worker means any Contractor who is a natural person engaged directly by the Company.

24.2	The Disclosure Letter contains details of:
24.2.1	the total number of Contractors engaged or contracted by the Company as at Completion, including details of those Contractors supplied via personal service companies or umbrella companies;
24.2.2	details of the clients to whom the services of each Contractor are provided as at Completion; and
24.2.3	details of any payments that the Company is required to give to any Contractor during any period in which it or he is unable to provide services.
24.3	The Company has not entered into an agreement or arrangement with any Contractor on terms materially different to its standard terms, copies of which are included in the Disclosure Documents.

47322754.1355

24.4

All Temporary Workers are engaged by the Company as workers, as opposed to employees, under contracts for services on terms which are not materially different to the Company's standard terms for Temporary Workers.

24.5

There is no agreement with any Contractor which cannot be terminated by 3 months’ notice or less without giving rise to any claim for damages or compensation other than fees or, in the case of Temporary Workers, accrued holiday pay.

24.6	No Temporary Worker has any accrued but untaken or unsatisfied annual leave from previous holiday years.
24.7	No questionnaire has been served on the Company in relation to any Contractor under any discrimination legislation which remains unanswered in full or in part.
24.8

There are no existing or, so far as the Seller is aware, pending or threatened inquiries or investigations affecting any Contractor by the Equality and Human Rights Commission or other similar authority and there are no facts that the Seller is aware of that might give rise to any of those inquiries or investigations.

24.9

The Company has at all relevant times complied in all material respects with all its obligations under statute concerning the health and safety at work of Contractors and, so far as the Seller is aware, there are no claims capable of arising or pending or threatened by any Contractor against the Company in respect of any accident or injury which are not fully covered by insurance and there are no enforcement proceedings or investigations, so far as the Seller is aware, pending or likely by the Health and Safety Executive against the Company in relation to any Contractors.

24.10	The Company has in relation to each of its Temporary Workers discharged fully its obligations to pay the minimum wage under the National Minimum Wage Regulations 1999.
24.11

All Temporary Workers subject to immigration control are employed in accordance with the Immigration, Asylum and Nationality Act 2006 and where relevant the Asylum and Immigration Act 1996 and any amendments to them; as well as the prevailing UK Immigration Rules and Policies.

24.12	The Company has complied with all of its obligations pursuant to the Agency Workers Regulations 2010 in respect of all Contractors.
24.13	The Seller is not aware of any breach by any client of the Company of the Agency Workers Regulations 2010 in respect of any Contractors supplied by the Company.
24.14	The Company has maintained adequate and suitable records, including those required by applicable law, for all Contractors.
24.15

The Disclosure Letter lists all the master vendor contracts or other similar arrangements to which the Company is a party. Copies of all such master vendor contracts and arrangements are set out in the Disclosure Documents.

24.16

The Disclosure Letter lists all the vendor manager contracts or other similar arrangements to which the Company is a party. Copies of all such vendor manager contracts and arrangements are set out in the Disclosure Documents.

47322754.1356

24.17

The Disclosure Letter lists all the preferred supplier contracts or other similar arrangements to which the Company is a party. Copies of all such contracts and arrangements are set out in the Disclosure Documents.

24.18

There are no disputes, claims, legal or other proceedings between the Company and any Contractor or former Contractor or in which the Company is involved in relation to any Contractor or former Contractor, nor, so far as the Seller is aware, are there any facts or circumstances which are likely to give rise to any such disputes, claims or proceedings.

25.	PENSIONS
25.1

Other than the Pension Scheme the Company has never sponsored, designated, participated in, assumed responsibility for or contributed to any arrangement (whether or not closed, funded or tax registered) for providing pension or other benefits on, or in anticipation of, the retirement or death of any current or former director, employee or worker of the Company (together Employees), nor has it agreed or announced any proposal to enter into or establish any such arrangement.

25.2	All material particulars of (or copies of the relevant documents relating to) the Pension Scheme have been Disclosed to the Buyer.
25.3	There are no practices relating to benefits from the Pension Scheme which are not reflected in the documentation Disclosed.
25.4	No undertaking or assurance (whether or not constituting a legally binding commitment) has been given to any Employee about:
25.4.1	the continuation of the Pension Scheme or any alteration to or exception from its terms or the increase or improvement of benefits or the exercise of any discretion; or
25.4.2	the introduction of, or a contribution towards, any new or alternative pension or life assurance arrangement.
25.5	The Company has not granted any ex gratia pension or other similar payment to any Employee or their dependants.
25.6

The Pension Schemes, only provide money purchase benefits, as defined in section 181 of the Pension Scheme Act 1993.  No assurance, promise or guarantee has been made or given to an Employee of a particular level or amount of benefit to be provided for or in respect of him under that scheme on death, retirement or leaving service.

25.7	The Life Assurance Schemes only provides a lump sum on the death of an Employee in service. All such sums are secured under an insurance policy with a reputable insurance company.
25.8

The Pension Scheme is a registered pension schemes for the purpose of section 150(2) of the Finance Act 2004 and so far as the Seller is aware there is no matter or matters which might give HM Revenue & Customs reason to de-register them.

25.9	All Tax due prior to Completion for or in respect of the Employees from the Company in respect of the Pension Scheme to HM Revenue & Customs has been paid.
25.10	No claim (other than routine claims for benefits) concerning the Pension Scheme (including, without limitation, contact with the Pensions Regulator, the Pensions Advisory Service or the

47322754.1357

Pensions Ombudsman) has been made against the Seller or the Company and so far as the Seller is aware none is pending or threatened.  The Seller is not aware of any matter which might give rise to such a claim.

25.11

The Company has complied with automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation. Material details of this compliance have been Disclosed, including any documents relating to the Company's staging date, copies of any correspondence between the Company and the Pensions Regulator regarding auto-enrolment, copies of any records kept in accordance with regulations 5 to 8 of the Employers' Duties (Registration and Compliance) Regulations 2010 in respect of the Employees and details of any Employees who have opted out and copies of any opt-out letters in respect of the Employees.

25.12	Before 1 October 2012, the Company complied with its duty to facilitate access to a stakeholder pension scheme under section 3 of the Welfare Reform and Pensions Act 1999.
25.13

So far as the Seller is aware the Pension Scheme complies with and has always been administered in accordance with all applicable laws, regulatory requirements and the provisions of its governing documentation.

25.14

No Employee has been excluded from membership by the Company of the Pension Scheme or provided with different benefits under the Pension Scheme by the Company because of their age, sex, disability, marital status, religion or belief, sexual orientation or because they are or were employed on a part-time or fixed-term basis; nor has the pensionable remuneration of any Employee been calculated by reference to a set off or deduction.

25.15

All contributions, (including fees, charges and expenses of whatever nature) which are payable by the Company under the Pension Scheme and all contributions due from members of the Pension Scheme (in each case in respect of the period prior to Completion) have been duly made and remitted on time and the Company has fulfilled all of its obligations in respect of the Pension Scheme (in respect of the period prior to Completion).

25.16

So far as the Seller is aware, no Employee (or former employee of the Company) was a member (whether active or deferred) of an occupational pension scheme immediately before the transfer to the Company of the related employment under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006.

25.17

No contribution notice, financial support direction or restoration order has been served on the Company or any person connected to or associated with the Company by the Pensions Regulator in accordance with its powers under the Pensions Act 2004 and there is, so far as the Seller is aware, no reason why such a contribution notice, financial support direction or restoration order may be served on the Company.

26.	PROPERTY
26.1

The Property comprises the only land and buildings that have ever been owned, occupied, or used by the Company or in relation to which the Company has ever had any right, interest, or liability (whether actual or contingent).

26.2

As at the date of this agreement, the Company has no right, interest, or liability (whether actual or contingent) in respect of any property, land or buildings and does not own, occupy or use any property, land or buildings.

47322754.1358

26.3

The Company has not at any time given any guarantee or indemnity for the performance by any person of any obligation concerning the Property or any other land and buildings or entered into any agreement to do so.

26.4

All sums (including rent, insurance rent and service charge) due under the Licence to Occupy have been paid and the last instalment of rent was paid to and was accepted by the landlord or its agents without qualification.

26.5

No notice has been received by the Company alleging any breach of the covenants or conditions contained in the Licence to Occupy, whether on the part of the landlord or the tenant, which remains outstanding.

27.	ENVIRONMENTAL AND HEALTH AND SAFETY MATTERS

In this paragraph 27, unless the context requires otherwise:

Environment means the natural and man-made environment including all or any of the following media, namely air, water and land (including air within buildings and other natural or man-made structures above or below the ground) and any living organisms (including man) or systems supported by those media;

EHS Laws means all laws, statutes, regulations, secondary legislation, common law, directives, judgments and decisions of any court or tribunal, and legally binding codes of practice and guidance notes in so far as they relate to or apply to the Environment or health and safety of any person;

EHS Matters means all matters relating to:

(a)	pollution or contamination of the Environment or the creation of any nuisance including by noise, vibration or odour;
(b)	the health and safety of any person, including any accidents, injuries, illnesses and diseases;
(c)	the disposal, carrying or treatment (including recycling) of Waste; or
(d)	the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it;

Harm means harm to the Environment, and in the case of man includes offence caused to any of his senses or harm to his property;

Hazardous Substances means any material, substance or organism which, alone or in combination with others, is capable of causing Harm, including radioactive substances and materials containing asbestos;

Historic Property means property formerly owned, occupied or held by the Company; and

Waste means any waste, including any by-product of an industrial process and anything which is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.

27.1	The Seller is not aware of any failure by the Company to comply with EHS Laws.

47322754.1359

27.2	The Seller is not aware of any Hazardous Substances at, on or under the Property, nor are they aware of any Hazardous Substances being emitted, escaping or migrating from the Property.
27.3

The Company has not received any claims, investigations, prosecutions or other proceedings in respect of Harm or accidents, injuries, illness or disease or any other harm to the health and safety of employees, contractors or any other persons arising from the operation of the Company's business or for any breach or alleged breach of any EHS Laws. At no time has the Company or the Seller received any notice, communication or information alleging any liability in relation to any EHS Matters or that any remediation works are required in respect thereof.

27.4

Neither the Company nor the Seller have received any enforcement, prohibition, stop, remediation, improvement or any other notice from any enforcement authority, including in the UK the Environment Agency, the Health and Safety Executive or the relevant local authority and their equivalents in any other jurisdiction, with regard to any breach of EHS Laws in respect of the Company's business.

27.5

The Company has not given or received any warranties or indemnities or any other agreement in respect of any liabilities, duties or obligations that arise under EHS Laws including in relation to Historic Property.

47322754.1360

Schedule 4– SELLER'S LIMITS

1.	FINANCIAL LIMITS
1.1

No liability will attach to the Seller in respect of any Claim (other than a Title Claim, an Indemnity Claim or a RC Claim) unless the amount of the Claim, or a series of connected Claims of which that Claim forms part of, exceeds the sum of £5,000.

1.2

The Seller shall not be liable for any Claim (other than a Title Claim, an Indemnity Claim, a RC Claim or a Tax Claim) unless the Seller's liability for that claim when aggregated with the Seller's liability for all other Claims (other than those excluded by paragraph 1.1 (above) and other than a Title Claim, an Indemnity Claim, a RC Claim or a Tax Claim) exceeds the sum of £50,000, in which case the Seller shall be liable for the whole of that amount and not merely the excess.

1.3

The aggregate liability of the Seller in respect of all Warranty Claims, Tax Claims, Indemnity Claims and any other claim under this agreement (other than a Title Claim or a RC Claim) (excluding in each case any associated costs reasonably incurred, and interest or Tax incurred, by the Buyer) will not exceed the aggregate sum (in GB Pounds Sterling) of: the Purchase Price, in all cases as received by the Seller under this agreement from time to time (including any amount set off against the Earn-out Payment pursuant to clause 9 of this agreement).

1.4

In the event of a Claim (other than a Title Claim, Indemnity Claim or a RC Claim) being paid by the Seller and then repaid (in whole or in part) under the provisions of paragraph 3 of this Schedule then, to the extent repaid, such Claim (other than a Title Claim, Indemnity Claim or a RC Claim) will not constitute a Claim for the purpose of paragraphs 1.2 and 1.3 of this Schedule with effect from the date of repayment to the Seller.

2.	TIME LIMITS
2.1

The Seller shall not be liable for a claim (and a claim will be wholly barred and unenforceable) unless the Buyer gives the Seller notice in writing of such claim, summarising the nature of the claim in reasonable detail, so far as practicable from the information then available to the Buyer, the matter which gives rise to the claim, and (to the extent practicable) a reasonable estimate of the amount claimed, within:

2.1.1	seven years from the date of Completion in the case of any Tax Claim, any Title Claim or any Indemnity Claim (other than pursuant to clause 14.1.1 of the agreement); or
2.1.2	eighteen months from the date of Completion in the case of any other Warranty Claim and in the case of a Claim pursuant to clause 14.1.1 of the agreement,

and, in any event, within 30 Business Days after the Buyer becomes aware of the matter which gives rise to the Warranty Claim, Tax Claim, Indemnity Claim or Title Claim. For the avoidance of doubt, any failure by the Buyer to give written notice of a claim within such 30 Business Day period, will not prevent the Buyer pursing such claim (provided written notice of such claim is given to the Seller within the relevant time periods set out in paragraphs 2.1.1or 2.1.2 (as applicable)), but any such failure to notify within such 30 Business Days will be taken into account in assessing any Loss or damages suffered by the Buyer, and the Seller shall not be liable for any Loss or damage suffered to the extent caused by any failure of the Buyer to give notice of the claim within such 30 Business Day period.

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2.2

Subject to paragraph 5 of this Schedule, a Warranty Claim and/or Indemnity Claim will be deemed to be withdrawn (if it has not been previously satisfied, settled or withdrawn) and no new Warranty Claim and/or Indemnity Claim may be made in respect of the facts or matters giving rise to the withdrawn claim), unless proceedings in respect of that Warranty Claim and/or Indemnity Claim (as applicable) have been issued and served before the date falling nine months after the date on which the claim is notified to the Seller. For these purposes, proceedings in respect of a Warranty Claim and/or Indemnity Claim will be deemed to have been (a) "issued" on the date entered on the claim form issued by the court at the request of the relevant claimant; and (b) "served" when the claim form has been deemed served in accordance with the Civil Procedure Rules.

3.	RECOVERY FROM THIRD PARTIES
3.1

If the Buyer or the Company is entitled to recover from a person (other than the Seller) any sum relating to a matter or circumstance which is referable to a Warranty Claim, the Buyer shall, or shall ensure that the Company shall, take all reasonable steps to recover that sum from such person. Any sum recovered from such a person will reduce the liability of the Seller for that Warranty Claim after deducting all costs and expenses reasonably incurred by the Buyer or the Company in making such recovery and any additional Tax for which the Buyer or the Company may be liable as a result. For the avoidance of doubt, the provisions of this paragraph 3.1 shall not prevent the Buyer in any way taking action or preserving its rights against the Seller under this agreement.

3.2

If the Seller pay to the Buyer an amount relating to a Warranty Claim (other than a Tax Warranty Claim) and/or Indemnity Claim and the Buyer or the Company subsequently recovers from another person an amount which is referable to the matter or circumstance giving rise to that Warranty Claim and/or Indemnity Claim, the Buyer shall as soon as reasonably practicable pay to the Seller an amount equal to whichever is the lower of the Sum Recovered (as defined in paragraph 3.3 below) and the amount previously paid by the Seller to the Buyer.

3.3

For the purposes of paragraph 3.2, the Sum Recovered means an amount equal to the total of the amount recovered from the other person less all reasonable costs and expenses incurred by the Buyer in making such recovery and any additional Tax for which the Buyer may be liable as a result.

4.	OTHER EXCLUSIONS
4.1

The Seller shall not be liable for a Warranty Claim (other than a Tax Warranty Claim), and so no Warranty Claim (other than a Tax Warranty Claim) may be brought, to the extent that the matter or circumstance giving rise to the Warranty Claim:

4.1.1	was taken into account, provided for or reserved in the Accounts or the Management Accounts (including by way of a note or statement in any report forming part of any of those accounts); or
4.1.2	was taken into account in determining an adjustment to the Purchase Price under clause 2, or clause.
4.2

The Seller shall not be liable for an Indemnity Claim, and so no Indemnity Claim may be brought, to the extent that the matter or circumstance giving rise to the Indemnity Claim was specifically provided for in the Management Accounts.

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4.3

The Seller shall not be liable for a Warranty Claim (other than a Tax Warranty Claim), and so no Warranty Claim (other than a Tax Warranty Claim) may be brought, to the extent that the relevant liability would not have arisen but for:

4.3.1	a cessation of trading of the Company’s business after Completion;
4.3.2	an act or omission:
(a)

by the Seller or the Company or any of its respective directors, employees or agents before Completion which was carried out at the written request (including by email) of or with the written consent of the Buyer (or any of its authorised representatives or advisors).

(b)	by the Buyer or any of its directors, employees or agents at any time (other than an act or omission taken in accordance with the instructions of the Seller in accordance with paragraph 7.1 below); or
(c)	by the Company, or any of its directors or employees after Completion (other than as required by law or under a legally binding agreement entered into by the Company before Completion);
4.3.3

a change in, a law, rule, regulation, interpretation of the law or administrative practice of a government, governmental department, agency or regulatory body occurring after the date of this agreement;

4.3.4	the sale or other transfer of shares in or the assets or business of the Company after Completion;
4.3.5	a change of the accounting reference date of the Company; or
4.3.6

any change after Completion in the accounting or taxation policies, practices, principles, methods or bases of the Company other than a change which the auditors of that company for the time being report is required to correct a policy, practice, principle, method or base of such the Company before Completion which did not comply with the Act, FRS102 or generally accepted accounting principles in force in the United Kingdom at the relevant time before Completion.

4.4	The Seller shall not be liable for a Warranty Claim and/or (where paragraph 4.4.1 applies) an Indemnity Claim, and so no Warranty Claim and/or an Indemnity Claim may be brought:
4.4.1	to the extent that the loss or liability resulting from the Warranty Claim and/or an Indemnity Claim has been or is made good or otherwise compensated for at no expense to the Buyer or the Company;
4.4.2	to the extent that such Warranty Claim arises wholly or partly out of or in connection with, or the amount of such claim is increased by:
(a)	any breach by the Buyer of any of its obligations under this agreement or any other document in the Agreed Form; or
(b)	any:
(i)	publication or withdrawal of any decision of the courts or any other relevant regulatory authority after the date of this agreement (provided

47322754.1363

that this paragraph 4.4.2(b)(i) shall not apply in relation to any Title Claim); or
(ii)

any withdrawal or change after the date of this agreement of any extra statutory or other published concession previously made by or any change in published practice of HM Revenue and Customs or other taxation or regulatory authority or any increase in the rates of Tax in force at the date of this agreement, except (in each case) as announced prior to the date of this Agreement.

4.5	The Seller shall not be liable for a Warranty Claim, and so no Warranty Claim may be brought, to the extent that the matter or circumstance giving rise to the Warranty Claim is Disclosed.
5.	REMEDY OF BREACH
5.1

If the subject matter or circumstance giving rise to the Claim (other than a Tax Claim) and/or an Indemnity Claim is capable of remedy, the Seller shall only be liable for that Claim (other than a Tax Claim) and/or an Indemnity Claim if the relevant matter or circumstance is not remedied to the reasonable satisfaction of the Buyer within 20 Business Days after notice of the relevant matter or circumstance is given to the Seller under paragraph 2.

5.2

The Buyer shall ensure that in the period referred to in paragraph 5.1 the Seller is given the opportunity to remedy the relevant matter or circumstances and, without prejudice to paragraph 11 (Mitigation), the Buyer shall ensure that the Company shall provide all reasonable assistance to the Seller to remedy the relevant matter or circumstance.

6.	CONTINGENT OR UNQUANTIFIABLE CLAIMS
6.1

The Seller shall not be liable for a Warranty Claim and/or an Indemnity Claim to the extent that the liability giving rise to the Warranty Claim and/or an Indemnity Claim is contingent or unquantifiable unless and until such liability becomes an actual or quantifiable liability which is due and payable.

6.2

If a contingent or unquantifiable liability is notified to the Seller under paragraph 2.1 of this Schedule (and within the applicable time limits referred to in paragraph 2.1), the period of nine months referred to in paragraph 2.2 shall not start to run until such time as such liability becomes an actual or quantifiable liability.

7.	THIRD PARTY CLAIMS
7.1

If a Claim arises as a result of or in relation to a liability or alleged liability of the Buyer and/or the Company to a third party (other than to a Tax Authority (as defined in Schedule 6) or in connection with an Indemnity Claim)) (a third party claim), the Buyer or the Company will have the conduct of the matter, which is the subject of the third party claim (subject always to complying with the other provisions of this paragraph 7), and the Buyer will:

7.1.1

as soon as reasonably practicable after the Buyer becomes aware of the third party claim (and prior to taking any material step to defend the third party claim or to compromise, settle or waive any right in relation to the third party claim), give written notice of the third party claim to the Seller, specifying in reasonable detail the nature of the third party claim (and, to the extent reasonably practicable, the amount claimed);

47322754.1364

7.1.2

keep and will procure that the Company shall keep the Seller informed (as soon as reasonably practicable) of the progress of and material developments in relation to the relevant third party claim as reasonably requested by the Seller;

7.1.3

provide and will procure that the Company provides the Seller with copies of all relevant information, documents, correspondence and other written communications (including documents to be filed in court) in relation to the third party claim; save that, subject to paragraph 14, neither the Buyer nor the Company shall be obliged to provide any information, correspondence or other written communications which are subject to legal professional privilege and where any such disclosure of such information to the Seller would result in the Buyer losing such legal professional privilege;

7.1.4

and will procure that the Company shall give the Seller and their professional advisers reasonable access at reasonable times (and on reasonable notice) to any relevant documents, records and personnel within its control or possession, for the purposes of enabling the Seller to assess the third party claim and/or in connection with contesting, disputing, defending, appealing, settling or compromising the third party claim;

7.1.5

the Buyer shall consult, and shall ensure that the Company consults with the Seller on and shall take into consideration and account such action (or omission) as the Seller may reasonably request to conduct, contest, avoid, dispute, resist, mitigate, appeal, compromise, defend, counter-claim or settle the relevant third party claim when dealing with the relevant third party claim, and the Buyer shall be obliged to act (and shall procure the Company shall act) on any such request, except where such request is reasonably likely to have a materially adverse effect on the commercial interests of the Group or of the Buyer's Group as a whole; and

7.1.6

not compromise, settle or waive any right or admit liability in relation to the third party claim without the prior written approval of the Seller (such approval not to be unreasonably withheld or delayed). The provisions of this clause 7.1.6 shall not apply where the Buyer is of the reasonable opinion that the third party claim is reasonably likely to have a materially adverse effect on the commercial interests of the Group or the Buyer's Group as a whole.

7.2

the Seller will, and will procure that all of the agents and advisers of the Seller (if any) will, keep confidential all information which they receive about the and/or the Buyer and/or the Buyer's Group or its or their affairs or business as a result of this paragraph 7, save where the disclosure of any information is required by law, court proceedings or in connection with enforcing any rights or defending any claims under this agreement or any other agreement in Agreed Form.

7.3

Without prejudice to the rights of the Seller under this paragraph 7, where the Seller, having discharged any third party claim, request the assignment to them of any right of the Buyer or the Company to make recovery in whole or in part from any third party, the Buyer and/or the Company will assign, or procure the assignment of, that right to the Seller. The provisions of this clause 7.3 shall not apply where any such third party claim relates to any existing clients, customers, Contractors and employees of the Group.

8.	INFORMATION
8.1

If at any time after the date of this agreement the Seller want to insure against their liabilities for Warranty Claims or any other claim under this agreement, the Buyer shall, and shall ensure that the Company shall, use its reasonable endeavours to, as soon as reasonably

47322754.1365

practicable after written request by the Seller, provide, at the cost of the Seller, such information as a prospective insurer may reasonably require.
8.2

The Buyer shall, and shall procure that the Company shall, use its reasonable endeavours to preserve all documents, records, correspondence, accounts and other information which directly relate to a matter or circumstance which may reasonably give rise to a Claim under this agreement: for a period of nine years following Completion in respect of a claim relating to Tax and seven years in respect of any other claim.

8.3

The Seller will, and will use all reasonable endeavours to procure that any prospective insurer of Seller (if any) will, keep confidential all information which they receive about the and/or the Buyer and/or the Buyer's Group or its or their affairs or business as a result of this paragraph 8. Such duty of confidentiality for the purpose of this paragraph 8 shall not apply in relation to the disclosure of confidential information in connection with bringing or defending any claim or proceedings.

9.	NO DOUBLE CLAIM

Neither the Buyer nor the Company may recover damages or otherwise obtain payment, reimbursement or restitution (whether under the Warranties, Tax Covenant, an Indemnity Claim or otherwise) more than once in respect of the same matter, liability or loss.

10.	REDUCTION IN CONSIDERATION

The satisfaction by the Seller of any Claim, Indemnity Claim or any other claim under this agreement shall be deemed to constitute a reduction in the aggregate consideration payable by, or due from, the Buyer to the Seller relating to the Shares.

11.	MITIGATION

Nothing in this schedule or this agreement restricts or limits the Buyer's and/or the Company’s general obligation at law to mitigate any loss or damage which it may incur as a result of a matter or circumstance giving rise to a Claim (other than a Tax Claim arising under the Tax Covenant) or any other claim under this agreement. Where such general obligation at law to mitigate does not apply to any loss or damage which the Buyer and/or the Company may incur, the Buyer will (and shall procure the Company will) take all reasonable steps to mitigate any loss or damage which it may incur in consequence of a matter or circumstance giving rise to a Claim (other than a Tax Claim arising under the Tax Covenant) or any other claim under this agreement.

12.	FRAUD
12.1

Notwithstanding any other provision of this agreement, nothing in this schedule or any other provision of this agreement shall apply to exclude or limit the liability of the Seller for fraud, fraudulent misrepresentation or deliberate non-disclosure or deliberate concealment by the Seller.

12.2

Paragraph 12.1 and clauses 7.8, 7.11 and 21.4 of the agreement shall not apply in respect of any deliberate non-disclosure or deliberate concealment of any matter, fact or circumstance that gives or may give rise to a Claim (other than a Title Claim) where the amount of such Claim, or a series of connected claims of which such claim forms part of, does not exceed in aggregate the sum of £5,000.

47322754.1366

13.	INDEMNITY CLAIMS
13.1

If a claim arises relating to a liability or alleged liability of the Company or the Buyer, to a third party which gives or may give rise to an Indemnity Claim (a Third Party Indemnity Claim) then, at any time before any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made relating to that Third Party Indemnity Claim or that Third Party Indemnity Claim is otherwise disposed of, the Seller may give notice to the Buyer that the Seller elect to assume the conduct of any dispute, compromise, defence or appeal of the Third Party Indemnity Claim and of any incidental negotiations on the following terms:

13.1.1

the Seller shall indemnify the Buyer and the Company against all liabilities, losses, proceedings, claims, damages, costs and expenses reasonably incurred (including legal costs and expenses reasonably incurred), fines and penalties (whether civil or criminal), charges and demands which they may incur in taking any action as the Seller may request under paragraphs 13.1.2 and 13.1.3 below;

13.1.2

the Buyer will and shall ensure that the Company makes available to the Seller such persons and all such information as the Seller may reasonably request for assessing, contesting, disputing, defending, appealing or compromising the Third Party Indemnity Claim; save that, subject to paragraph 14, neither the Buyer nor the Company shall be obliged to provide any documents or information which are subject to legal professional privilege and where any such disclosure of such information to the Seller would result in the Buyer losing such legal professional privilege;

13.1.3	the Buyer shall ensure that the Company:
(a)

takes such action to assess, contest, dispute, defend, appeal or compromise the Third Party Indemnity Claim as the Seller may reasonably request provided the Buyer shall not be obliged to act on any such request where such request is reasonably likely to have a materially adverse effect on the commercial interests of the Group or of the Buyer's Group as a whole;

(b)

uses advisers nominated by the Seller in connection with the matters referred to in paragraphs (a) above and, if the Seller request, allow the Seller exclusive conduct of the Third Party Indemnity Claim; and

(c)

does not make any admission of liability, agreement, settlement or compromise relating to the Third Party Indemnity Claim without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed).  The provisions of this paragraph 13.1.3(c) shall not apply where the Buyer is of the reasonable opinion that the Third Party Indemnity Claim is reasonably likely to have a materially adverse effect on the commercial interests of the Group or the Buyer's Group as a whole; and

13.1.4

the Seller shall keep the Buyer informed of the progress of the Third Party Indemnity Claim and provide the Buyer with copies of all relevant documents and such other information in the Seller's possession as may reasonably be requested by the Buyer.

13.2

If a claim arises relating to a Third Party Indemnity Claim, then until the Seller give notice under paragraph 13.1 or, if earlier, until any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made relating to the relevant Third Party Indemnity Claim or the Third Party Indemnity Claim is otherwise finally disposed of, the Buyer shall:

47322754.1367

13.2.1

ensure that the Company consults with the Seller, and takes account of the reasonable requirements of the Seller, relating to the conduct of any dispute, defence, compromise or appeal of the Third Party Indemnity Claim;

13.2.2

keep, or ensure that the Company keeps, the Seller promptly informed of the progress of the Third Party Indemnity Claim and provide, or ensure that or the Company provides, the Seller with copies of all relevant documents and such other information in the possession of the Buyer or the Company as reasonably requested by the Seller; save that, subject to paragraph 14, neither the Buyer nor the Company shall be obliged to provide any documents or other information which are subject to legal professional privilege and where any such disclosure of such information to the Seller would result in the Buyer losing such legal professional privilege; and

13.2.3

ensure that the Company shall not cease to defend the Third Party Indemnity Claim or make any admission of liability, agreement or compromise relating to the Third Party Indemnity Claim without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed). The provisions of this paragraph 13.2.3 shall not apply where the Third Party Indemnity Claim is reasonably likely to have a materially adverse effect on the commercial interests of the Group or the Buyer's Group as a whole.

13.3

Without prejudice to the rights of the Seller under this paragraph 13 where the Seller, having discharged any Third Party Indemnity Claim, request the assignment to them of any right of the Buyer or the Company to make recovery in whole or in part from any third party, the Buyer will assign, or procure the assignment of, that right to the Seller.

14.	LEGAL PROFESSIONAL PRIVILEGE
14.1	The Buyer agrees to provide and procure that the Company provides information to the Seller which is intended to be protected by legal professional privilege on the following conditions:
14.1.1	the parties agree that no such privilege shall be waived as a result of it being so provided; and
14.1.2

the Seller undertake to take all reasonable steps to preserve any privilege in any documents or communications shared with them by not sharing any such documents or communications with anyone without the Buyer's prior written consent (not to be unreasonably withheld or delayed).

47322754.1368

Schedule 5 – COMPLETION

Part A – Documents to be delivered by the Seller

1.

Transfer of the Shares duly executed by Seller in favour of the Buyer together with the relevant share certificate(s) (or an indemnity in any form reasonably requested by the Buyer in relation to any missing certificates).

2.	The written resignations (executed as a deed) of Richard Ward and Chris Rowbotham (the Officers) from the Officers' office as set out in Schedule 2 with the Parent and the Company in the Agreed Form.
3.	An acknowledgement and release in the Agreed Form from the Seller releasing the Parent and the Company from:
3.1	any claims the Seller or any Associate of the Seller may have against the Parent or the Company;
3.2	any sums due, owing or outstanding between the Seller or any Associate of the Seller and the Parent or the Company; and
3.3	any commitments, liabilities and obligations which may be owing to the Seller or any Associate of the Seller by the Parent or the Company.
4.	The Disclosure Letter executed by the Seller and the Disclosure Documents.
5.	A letter from the Seller confirming that they have ceased to be a registrable person (within the meaning of section 790C of the Companies Act 2006) in relation to the Parent and the Company.
6.

The certificate(s) of incorporation (including any on change of name) and common seal, statutory minute books and registers (made up to the date of Completion) of the Parent and the Company, if any.  Companies House WebFiling security and authentication codes for the Parent and the Company, if any.

7.	A certified copy of any power of attorney under which any document delivered on Completion has been executed on behalf of the Seller.
8.	Statements from each bank at which the Parent and the Company has an account giving the balance at close of business on the last Business Day before Completion and all cheque books in current use.
9.	Copies of all bank mandates of the Parent and the Company together with a blank mandate in respect of each bank account maintained by the Company.
10.

All charges, mortgages, debentures, guarantees and/or indemnities to which the Parent and the Company is a party together with, in respect of each of them (and any covenant connected with any of them).

11.	Letters of non-crystallisation in respect of all charges, debentures and Encumbrances granted by the Parent and the Company and over or in respect of any Shares;
12.	Irrevocable powers of attorney in the Agreed Form executed by each of the holders of the Shares in favour of the Buyer and its directors to enable the Buyer (pending registration of

47322754.1369

the transfers of the Shares) to exercise all voting and other rights attaching to the Shares and to appoint proxies for this purpose following Completion.
13.	The BAT Confirmation.
14.	Certified copy evidence of the decisions of the directors to be taken at Completion by the directors of the Company and the Parent referred to in Part B and C of this Schedule.
15.	The Debtors Assignment duly executed by the Seller.
16.	A notice in the Agreed Form given by each Target Group Company to the appropriate audit authority under section 523 of the Companies Act in respect of the resignations referred to in paragraph 16.
17.	A fully executed deed of termination of the RW Consultancy Agreement.
18.	Evidence of valid service and acceptance of three months' notice in respect of termination of the Licence to Occupy.
19.

Evidence of (i) variation of the IT Contract such that either party may terminate such agreement on three months' notice and (ii) valid service and acceptance of three months' notice in respect of termination of the IT Contract.

20.	A signed notice of termination of the Licence to Occupy by the Company and Fusion People Limited in the Agreed Form.

Part B– Decisions to be taken at Completion by the directors of the PARENT

1.	Any persons who the Buyer may nominate will be appointed as additional officers.
2.	The registered office of the Parent will be changed to any address that the Buyer may direct.
3.	The transfers of the Shares referred to in paragraph 1 of Part A of this Schedule will be approved for registration (subject to stamping).
4.	The resignations of the officers referred to in paragraph 2 of Part A of this Schedule will be accepted with effect from Completion.
5.

The resignations of the auditors referred to in paragraph 16 of Part A of this Schedule will be accepted with immediate effect and the firm or company that the Buyer may nominate will be appointed auditors in their place.

6.	Any other Agreed Form documents which the Parent is a party to will be approved and executed by the Parent and delivered to the Buyer.

Part C – Decisions to be taken at Completion by the directors of the COMPANY

1.	Any persons who the Buyer may nominate will be appointed as additional officers.
2.	The registered office of the Company will be changed to any address that the Buyer may direct.
3.	The transfers of the Minority Shares will be approved for registration (subject to stamping).

47322754.1370

4.	The resignations of the officers referred to in paragraph 2 of Part A of this Schedule will be accepted with effect from Completion.
5.	The actions at paragraph 18, 19 and 20 of Part A of this Schedule will be approved.
6.	Any other Agreed Form documents which the Company is a party to will be approved and executed by the Company and delivered to the Buyer.

Part D- Other action to be taken by the Seller and other items to be delivered by the Seller

1.

The Seller will deliver to the Company (or procure the delivery to the Company of) all motor vehicles belonging to the Parent and the Company (if any) (together with all documentation relating to the motor vehicles) and all papers, books, records and all other assets of the Parent and the Company which are used by or in the possession or under the control of the Seller or any of the Associates of the Seller.

2.	In relation to the Minority Shareholders, the Seller shall deliver to the Buyer:
2.1	the Minority Shareholders Sale Agreements and the deliverables thereunder, signed by each of the Minority Shareholders; and
2.2	executed transfers of the Minority Shares in favour of the Buyer (signed by the relevant Minority Shareholders).

Part E – Documents to be delivered and actions to be taken by the Buyer

1.

A certified copy of the board minutes of the Buyer approving the purchase of the Shares on the terms of this agreement, the Minority Shares (on the terms of the Minority Shareholder Sale Agreements), and authorising the execution of this agreement and any other Agreed Form documents to which the Buyer is a party (including the Minority Shareholder Sale Agreements).

2.	A certified copy of any power of attorney pursuant to which this agreement and any other Agreed Form documents to which the Buyer is a party are executed.
3.	The Minority Shareholder Sale Agreements with each of the Minority Shareholders duly executed by the Buyer.
4.	A copy of the Disclosure Letter countersigned by the Buyer to acknowledge receipt.
5.	Any other Agreed Form documents the Buyer is a party to will be approved and executed by the Buyer and delivered to the Seller.

Part F – Documents to be delivered and actions to be taken by Staffing 360

1.

A certified copy of the board minutes of Staffing 360 authorising the execution of this agreement, the Minority Shareholder Sale Agreements and any other Agreed Form documents to which Staffing 360 is a party.

2.	The Minority Shareholder Sale Agreements with each of the Minority Shareholders duly executed by Staffing 360.

47322754.1371

3.	A certified copy of any power of attorney pursuant to which this agreement and any other Agreed Form documents to which Staffing 360 is a party are executed.

47322754.1372

Schedule 6 – TAX SCHEDULE

Part A – Definitions and Interpretation

1.	DEFINITIONS

For the purposes of this Schedule, the following words and expressions will have the following meanings:

Accounts means the Accounts, but excluding all notes to them (if any);

Accounts Relief means any amount which is treated as an asset in the Relevant Accounts or has been taken into account in reducing or eliminating any provision for deferred tax in the Relevant Accounts or reducing or eliminating a provision which, but for that amount being so treated or appearing as a Relief, would have been made in the Relevant Accounts;

Buyer's Relief means:

(a)

any Relief arising to the Company which arises as a consequence of or by reference to an Event occurring after Completion (and where that Relief arises by reference to a Tax period which is current at the time of Completion, it will be apportioned partly to the period before Completion and partly to the period after Completion on a time basis or such other basis as is just and reasonable (Post Completion Relief)); or

(b)	any Relief which arises to any member of the Buyer's Group, other than the Company;

CAA means the Capital Allowances Act 2001;

Claim for Tax means any notice, demand or assessment issued or action taken by or on behalf of any Tax Authority and/or the compilation and submission of any return information or computation to any Tax Authority from which it appears that the Company or any member of the Buyer's Group is or may be placed under a Tax Liability in respect of which the Buyer has or is likely to have a claim against the Seller under this agreement;

Company means the Parent and the Company;

CTA 2009 means the Corporation Tax Act 2009;

Event means any transaction, deed, act, event, fact, circumstance or omission (in each case, whether or not carried out by the Company and whether or not the Company is a party to it), and without limitation, will include:

(a)	entry into of the agreement, satisfaction of any conditions subject to which the agreement is made and Completion;
(b)	transfer of value, death of any person, the appointment of any receiver or liquidator and the winding-up or migration of any company, trust or person;
(c)	the earning, receipt or accrual of any income, profits or gains;
(d)	the incurring of any loss or expenditure;
(e)	the declaration, making or payment of any dividend or other distribution; and

47322754.1373

(f)

the expiry of any period, the formation or the change of any intention, the ceasing to be a member of any group or connected or associated with or under the control of any person for the purposes of any Tax or to be resident or managed from any jurisdiction;

FA means the Finance Act;

Group Relief means any Relief available between members of a group for Tax purposes;

ICTA means the Income and Corporation Taxes Act 1988;

IHTA means the Inheritance Tax Act 1984;

ITA means the Income Tax Act 2007;

ITEPA means the Income Tax (Earnings & Pensions) Act 2003;

PAYE means the mechanism prescribed by the Tax Statutes for the collection of Tax and sums to which Part 11 of ITEPA (pay as you earn) and regulations made or deemed to be made thereunder apply and Class 1 and Class 1A contributions referred to in section 1(2) of the Social Security Contributions and Benefits Act 1992 (outline of contributory system);

profits includes profits, gains, income, earnings, receipts, value and any other amount or element (whether real, notional or deemed) on, or in respect of or by reference to which any Tax is liable to be assessed or charged or is payable;

Relevant Accounts means the Management Accounts;

Relief means any right to repayment of any Tax or set-off or any relief, exemption, loss, allowance, set-off or credit in respect of any Tax or any pre-payment of any Tax or any deduction from income, profits or gains for the purposes of any Tax;

Tax or Taxation means all forms of taxation, and all duties, imports, levies, withholdings or liability whether past or present and whether imposed in the United Kingdom, Germany, Qatar or elsewhere in each case in the nature of taxation and insofar as imposed by or administered by a Tax Authority and without limitation includes:

(a)

in the United Kingdom, income tax, liability under the Pay As You Earn system, corporation tax, capital gains tax, value added tax, repayment or claw-back of recovered input tax, inheritance tax, development land tax, national insurance contributions, stamp duty, stamp duty reserve tax, customs and other import and export duties but excludes business rates, water rates, sewerage rates and charges, council tax, community charge and vehicle excise duty;

(b)

outside the United Kingdom, taxes on gross or net income, profits or gains, receipts, sales, use, occupation, franchise, value added, wealth, health, welfare, environmental, import, export and personal property;

(c)	any other taxes, levies, duties, rates, contributions, charges, imposts, deductions, withholdings similar to, corresponding with or replacing or replaced by any of them; and
(d)	any settlement payment, penalty, fine, surcharge or interest payable in addition to or in connection with or pursuant to any legislation or regulations in respect of or

47322754.1374

any return or information required to be compiled or maintained or provided to any Tax Authority in connection with any of them;

Tax Authority means, in the United Kingdom, HM Revenue & Customs, the Assets Recovery Agency, any officer or inspector of any of them and outside the United Kingdom, without limitation, any federal, governmental, regulatory or statutory body and any local, district or municipal authority competent to impose and/or collect and/or administer any Tax;

Tax Covenant means the covenants set out in paragraph 1 of Part B of this Schedule;

Tax Statutes means any primary or secondary statute, instrument, enactment, order, law, by-law or regulation making any provision for or in relation to Tax;

Tax Warranties means the warranties set out in Part C of this Schedule;

TCGA means the Taxation of Chargeable Gains Act 1992;

TIOPA means the Taxation (International and other Provisions) Act 2010;

TMA means the Taxes Management Act 1970;

Unavailability means in relation to the whole or any part of any Relief, the unavailability, non-existence, reduction, loss, claw-back, disallowance or cancellation of that Relief and Unavailable will be construed accordingly;

VAT means value added tax as provided for by VATA and legislation amending and/or supplementing the same; and

VATA means the Value Added Tax Act 1994.

2.	INTERPRETATION
2.1	References to Event includes any Event deemed to have occurred for the purposes of any Tax.
2.2

References to income, profits or gains earned, accrued or received on or before Completion will include income or profits or gains which are deemed and/or treated to have been earned, accrued or received at or before that date for the purposes of any Taxation and/or the Accounts and/or the Relevant Accounts, as the context requires;

2.3	References to Tax will include:
2.3.1

any Tax which is payable or demanded or assessed on any person other than the Company or any member of the Buyer's Group, whether or not the Tax is assessed in the name of the Company or member of the Buyer's Group and which or an amount equivalent to which is recoverable by that person from the Company or member of the Buyer's Group;

2.3.2

any liability to or demand for or assessment in respect of any Tax whether or not the same is the primary liability of the Company or any member of the Buyer's Group and whether or not the Company or member of the Buyer's Group has or may have a right of reimbursement against any other person;

47322754.1375

2.3.3	any amounts demanded or assessed or payable to a Tax Authority as if they were recoverable as a Tax;
2.3.4	any amounts demanded or assessed or payable by way of any security to any Tax Authority; and
2.3.5	any amounts demanded or assessed or payable to a Tax Authority in respect of or on account of any Tax.
2.4	References to Tax Liability will mean:
2.4.1

any assessment of or demand to or liability by the Company to make payment of Tax other than stamp duty as provided for by the Stamp Act 1891 and legislation amending or supplementing it (Actual Tax Liability);

2.4.2	the:
(a)	Unavailability of any Accounts Relief;
(b)

utilisation or setting-off against or in calculating any Actual Tax Liability for which the Buyer would have had a claim against the Seller under this agreement of any Accounts Relief or any Buyer's Relief, and in such a case the amount of the Relief so Unavailable or utilised or set-off will be treated for the purposes of this Schedule as a Tax Liability of the Company or of the relevant member of the Buyer's Group, unless that Relief would have operated as a deduction from or as a set-off against gross income, profits or gains, in which case, in the case of the Unavailability of the Relief the Tax Liability will be equal to the amount of Tax which would, on the basis of the standard rates of Tax current at the date of this agreement and on the assumption that there were available adequate income profits and gains, have been saved on utilisation of the Relief if it were not Unavailable and in the case of the utilisation or the setting-off of the Relief, the Tax Liability will be equal to the amount of the Actual Tax Liability which would have arisen but for that utilisation or setting-off of the Relief;

2.4.3

any liability of the Company to make a payment pursuant to an indemnity, guarantee, warranty, representation or covenant entered into or made before Completion under which the Company has agreed or is liable to meet or pay a sum equivalent to or by reference to another person's liability to Tax, in which case the amount of that liability will be the amount of the Tax Liability; and

2.4.4

any mortgage or charge or power of sale by a Tax Authority over any shares in or assets of the Company in connection with any Tax arising or any Tax deemed to arise as a consequence of or in connection with or by reference to any transfer of value made or occurring on or before Completion and for the purposes of this agreement the Tax will be deemed to arise as a consequence of and at the time of the transfer of value and section 213 of the IHTA will not apply and the amount of the Tax together with all interest fines and penalties payable in connection with it will be the amount of the Tax Liability.

2.5

Any Tax Liability arising as a consequence of an Event occurring before Completion, where that liability arises or is deemed to arise in reference to a statutory provision includes a reference to the statutory provision as modified or enacted or re-enacted from time to time

47322754.1376

before the date of this agreement and any subordinate legislation made under the statutory provision before the date of this agreement;
2.6

In determining for the purposes of this Schedule whether a charge on or power to sell, mortgage or charge any of the shares in or assets of the Company exists at any time, the fact that any amount of Taxation is not yet payable or may be paid by instalments will be disregarded and that amount of Taxation will be treated as becoming due and the charge or power to sell, mortgage or charge as arising on the date of the transfer of value or other Event on or in respect of which that Taxation becomes payable or arises.

2.7

Any liability of the Company to any interest, fine, penalty or surcharge will be deemed to arise as a result of an Event occurring on or before Completion to the extent that it relates to any Tax Liability in respect of which a claim may be made against the Seller under the Tax Covenant or to any failure to comply with any reporting or other obligation relating to that Tax Liability.

2.8

Any stamp duty which is chargeable on any instrument or, in the case of an instrument which is outside the United Kingdom, any stamp duty which would be chargeable on the instrument if it were brought into the United Kingdom, in either case, which confers any right or title on the Company or in the enforcement or production of which the Company is interested and any interest, fines or penalties relating to that stamp duty will all be deemed to be a liability of the Company which arose at the date of execution of the instrument whether or not that instrument is or was submitted for stamping.

2.9

Any payments made pursuant to this Schedule will, so far as permissible by law, be treated as an adjustment to the consideration paid by the Buyer for the Shares under this agreement, provided that this paragraph 2.9 will not operate in any way to limit the liability of the Seller under this Schedule or deem the consideration paid for the Shares to be less than zero.

2.10

Unless the context requires otherwise, references to clauses are references to clauses in this agreement, references to Schedules are references to the Schedules of this agreement, references to Parts are references to Parts of this Schedule and references to paragraphs in any Part are references to paragraphs in that Part.

Part B – Tax Covenant

1.	COVENANTS
1.1	The Seller covenant with the Buyer (for itself and as trustee for any successor in title to the Buyer of the Shares) that the Seller will at all times pay to the Buyer an amount equal to:
1.1.1

any Actual Tax Liability of the Company that arises directly or indirectly as a result or by reference to any Event occurring on or before Completion or in respect of or by reference to any income, profits or gains earned, accrued or received on or before Completion;

1.1.2	any Tax Liability falling within any of paragraphs 2.4.2 to 2.4.4 (both inclusive) of Part A of this Schedule;
1.1.3

any Actual Tax Liability of the Company or any member of the Buyer's Group arising as a consequence of the Company being treated for any Tax purposes as a member of the same group as any other body corporate or otherwise connected or associated with any person for any Tax purposes at any time on or before Completion, in each case other than with any member of such group;

47322754.1377

1.1.4

any Actual Tax Liability arising as a consequence of any change in the accounting bases or policies adopted by the Company after Completion, to the extent that such change was necessary at Completion for the Company to comply with the law or standards applicable at Completion; and

1.1.5

the amount of any reasonable third party costs and expenses (excluding recoverable input VAT) properly incurred by the Company or the Buyer in connection with any such Tax Liability or the Claim for Tax relating to it or in connection with any successful claim under this Schedule.

1.2

The Seller covenants with the Buyer (for itself and as trustee for its successors in title) to pay to the Buyer an amount equal to any stamp duty which is charged on any document belonging to the Company or in the case of any document which is held outside the United Kingdom to the order of the Company (whether contingently or otherwise), any stamp duty which would be charged if the document were brought into the United Kingdom, which is necessary to establish the title of the Company to any asset or in the enforcement or production of which the Company is or would be interested, and any interest fines and penalties relating to that stamp duty.

1.3

The Seller covenants with the Buyer (for itself and as trustee for its successors in title) to pay to the Buyer an amount equal to any interest fines or penalties arising in respect of the filing or late filing of any of the Tax returns referred to in paragraph 1 of Part D of this Schedule.

1.4

The Seller covenants with the Buyer (for itself and as trustee for its successors in title) to pay to the Buyer an amount equal to any Actual Tax Liability (including a liability to secondary national insurance contributions) of any member of the Buyer's Group and/or the Company arising on or before Completion and in connection with or in respect of:

1.4.1	any Tax that the Company becomes liable to pay by reason of any failure to make full and proper deductions in respect of any employment Tax;
1.4.2

the exercise after Completion of any option granted before Completion by virtue of any person's directorship or employment with the Company (or deemed to have been so granted), the sale of any shares or other assets received on the exercise of the option or the variation of any rights or obligations attaching to that option or the shares or other assets received on the exercise of the option;

1.4.3

the sale of any shares or securities received before Completion by virtue of any person's directorship or employment with the Company (or deemed to have been so received) or the variation of any rights or obligations attaching to those shares or securities;

1.4.4

the receipt by the Buyer (or the Company or any member of the Buyer's Group, as the case may be) of any amounts payable under this paragraph 1.4 later than the time when the Actual Tax Liability in question arises;

1.4.5

any actual or deemed payment of any emolument or the provision of any benefit on or after Completion by any person other than the Company or any member of the Buyer's Group to any past or current employee or director of the Company or any of their dependants;

1.4.6

the sale of the Shares pursuant to this agreement and/or the receipt of the Purchase Price (provided that this 1.4.6 shall not apply to any stamp duty payable by the Buyer on the acquisition of the Shares).

47322754.1378

2.	DATE FOR PAYMENT
2.1

The Seller will make payment in full of all amounts payable under this Schedule on whichever is the later of either the expiry of a period of five Business Days after service of a notice containing a written demand in respect of a claim for which the Seller are liable under this Schedule or the due date in accordance with paragraph 2.2 of this Part B.

2.2	The due date for payment will be:
2.2.1

in a case which involves an Actual Tax Liability, five Business Days before the Actual Tax Liability becomes due and payable without incurring the risk of any interest fines or penalties or taking into account any right to postpone payment or to make payments by instalments;

2.2.2

in a case which would have involved an Actual Tax Liability but for the setting off of any Relief, five Business Days before the date which would be the due date referred to in paragraph 2.2.1 of this Part B but for the setting off of the Relief unless the Relief was a right to repayment of Tax, in which case the earlier of that date and the date on which the repayment would have been due; or

2.2.3	in any other case the date of demand for the payment.
3.	LIMITATIONS
3.1	The Seller will not be liable for breach of any Tax Warranties or under the Tax Covenant for any Tax Liability to the extent that:
3.1.1	it has been provided for in the Relevant Accounts or was discharged before Completion;
3.1.2	it arises as a result of a transaction in the ordinary course of business of the Company between the Accounts Date and Completion;
3.1.3	it would not have arisen but for a change after Completion:
(a)	in the accounting bases upon which the Company values its assets (other than a change made in order to comply with relevant accounting standards); or
(b)	in the length of any accounting period for Tax purposes of the Company;
3.1.4

such liability or other amount would not have arisen but for a voluntary act, transaction or omission of the Company or any member of the Buyer's Group carried out after Completion but excluding any act:

(a)	carried out pursuant to a legally binding obligation entered into by the Company on or before Completion or imposed on the Company by any regulation or requirement having the force of law;
(b)	necessary to comply with any legislation enacted before Completion, any decision or any court or tribunal released to the public before Completion or any regulatory requirement in force at Completion;

47322754.1379

(c)	necessary to conform to financial reporting or accounting standards or generally accepted accounting practices in force at Completion;
(d)

occurring in the ordinary course of business of the Company as carried on at Completion (save that, for the avoidance of doubt, cessation of trade or a change in the nature or conduct of any trade shall be deemed to be outside the ordinary course of business); or

(e)	taking place with the written approval of the Seller;
3.1.5	such liability or other amount arises or is increased as a direct result of:
(a)	any change in Tax Legislation or the published practice of any Tax Authority; or
(b)	any increase in the rate of Tax;

(in each case enacted after Completion, with retrospective effect);

3.1.6	recovery (less costs and expenses) has been made by the Buyer under this Agreement in respect of the same subject matter, including for the avoidance of doubt, the provisions dealing with Leakage;
3.1.7

such liability or other amount would not have arisen or would have been reduced or eliminated but for any claim, election, surrender or disclaimer made or notice or consent given or any other thing done, after Completion (other than one, the making, the giving or doing of which was taken into account in computing any provision for Tax in the Relevant Accounts) under, or in connection with, the provisions of any enactment or regulation relating to Tax by the Company or any member of the Buyer's Group;

3.1.8

such liability or other amount would not have arisen or would have been reduced or eliminated but for the failure or omission by the Company or any member of the Buyer's Group to make an election, surrender or disclaimer or give any notice or consent under or in connection with any enactment or regulation relating to Tax at Completion where the making or giving of which was taken into account in computing any provision in the Relevant Accounts and the requirement to make the claim etc was discernible from the face of the Relevant Accounts or the Seller have notified the Buyer or the Company that a claim etc is required to be made at least 20 Business Days before the expiry of any deadline relevant for the claim etc;

3.1.9

any Relief (other than an Accounts Relief or a Buyer's Relief) is available to the Company to set against or otherwise mitigate the Tax Liability or other amount (or is for no consideration made available by the Seller to the Company) or would have been so available but for the setting off of the Relief against the profits or a Tax Liability, in either case in respect of which the Seller would not have been liable to make a payment under this Schedule;

3.1.10

the income, profits or gains in respect of which the liability or other amount arises were actually earned, accrued or received by the Company before  Completion and actually remain in the Company at Completion, but were not reflected in the Relevant Accounts;

47322754.1380

3.1.11	such Liability or other amount has been compensated for by a third party without cost to the Buyer or the Company;
3.1.12

such liability is one of interest and/or penalties arising under the Corporation Tax (Instalment Payment) Regulations 1998 (SI 1998/3175) arising as a result of or in consequence of income, profits or gains earned accrued or received after Completion;

3.1.13

such liability or other amount consists of stamp duty or stamp duty reserve tax payable on the transfer or agreement to transfer the Shares pursuant to the agreement or the Minority Shares pursuant to the Minority Shareholder Sale Agreements; and

3.1.14	such liability or other amount arises or is increased as a result of either the Company or the Buyer failing to act in accordance with any of its obligations set out in this Schedule.
3.2

The provisions of Schedule 4 (Seller's Limits) shall apply to this Schedule as if set out herein, save that in case of any contradiction between the provisions of Schedule 4 (Seller's Limits) and the provisions of this Schedule the provisions of this Schedule shall prevail.

3.3

The Seller shall not be liable under this Schedule (including in respect of a breach of a Tax Warranty unless they have received from the Buyer notification of the Claim for Tax including reasonable details of the nature and quantum of the claim (as they are then known) together with any relevant deadlines relating to the Claim for Tax on or before the seventh anniversary of Completion.

3.4

In the event of there being any assignment of the benefit of the whole or any part of this agreement by the Buyer, the maximum amount payable pursuant to this Schedule to any assignee of that benefit will not exceed the amount which would have been payable to the Buyer if there had been no such assignment.

4.	ASSESSMENTS FOR TAX
4.1

If the Buyer or the Company receives a Claim for Tax which is likely to give rise to a liability of the Seller under this Schedule, the Buyer shall (or shall procure that the Company shall) as soon as reasonably practicable and in any event ten Business Days before the expiry of any deadline relevant to responding to or appealing against the Claim for Tax give written notice of such Claim for Tax to the Seller giving reasonable details of the nature and quantum  of the Claim for Tax in so far as available at the time notice is given.

4.2

If the Seller receive a Claim for Tax which is likely to give rise to a liability of the Seller under this Schedule, the Seller shall as soon as reasonably practicable and in any event ten Business Days before the expiry of any deadline relevant to responding to or appealing against the Claim for Tax give written notice of such Claim for Tax to the Buyer giving reasonable details of the nature and quantum of the Claim for Tax in so far as available at the time notice is given.

4.3	The Buyer or the Company will have the conduct of the Claim for Tax, and the Buyer will:
4.3.1	procure that the Company shall keep the Seller reasonably informed of the progress of and material developments in relation to the Claim for Tax;

47322754.1381

4.3.2

provide the Seller with copies of all material correspondence and other written communications in relation to the Claim for Tax other than those which have been prepared by the Buyer or its professional advisers with a view to assessing the merits of the claim or are otherwise subject to legal professional privilege;

4.3.3

and will procure that the Company shall give the Seller and their professional advisers reasonable access at reasonable times (and on reasonable notice) to any relevant documents, records and personnel within its control, for the purposes of enabling the Seller to assess the Claim for Tax;

4.3.4

the Buyer shall take into consideration and account such action as the Seller may reasonably request to avoid, dispute, resist, mitigate, compromise or defend the relevant third party claim when dealing with the Claim for Tax and the Buyer shall act on any such request unless the Buyer reasonably considers the request to be materially prejudicial to the Tax affairs of the Company.

4.4

The Seller will, and will procure that all of the agents and advisers of the Seller (if any) will, keep confidential all information which they receive about the and/or the Buyer and/or the Buyer's Group or its or their affairs or business as a result of this paragraph 4.

5.	BUYER'S COVENANT
5.1	Subject to the remainder of this 5.1, the Buyer shall pay to the Seller:
5.1.1	an amount equal to any Tax for which the Seller becomes liable as a result of any Group Company failing to pay any Tax; and
5.1.2	all costs and expenses reasonably incurred by the Seller in connection with the Tax giving rise to a claim under 5.1 and with making such a claim.
5.2	The Buyer shall not be liable under 5.1 to the extent that:
5.2.1	the Seller has already recovered an amount in respect of the Tax from a Group Company pursuant to any statutory right of recovery; or
5.2.2	the Seller is liable under paragraph 1 above in respect of the Tax or would have been liable had the Seller not paid the Tax.
5.3	No Seller will seek recovery under any statutory right of recovery to the extent that a payment in respect of the relevant Tax has been made under this 5.1.
6.	RECOVERY FROM THIRD PARTIES
6.1	Where the Seller has paid an amount under the Tax Covenant and the Buyer or the Company actually recovers any such amount (or part thereof), the Buyer shall account to the Seller for the lesser of:
6.1.1

any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount ; and

6.1.2	the amount paid by the Seller under Paragraph 1 of Part B in respect of the Tax Liability in question.

47322754.1382

Part C – Tax Warranties

1.	ACCOUNTS
1.1

The Company has no liability in respect of Taxation (whether actual or contingent) in respect of income, profits or gains arising before the Accounts Date or in respect of any Event occurring before the Accounts Date that is not fully provided for in the Accounts or the Relevant Accounts.

1.2

The amount of the provision for deferred Taxation contained in the Accounts was, at the date the Accounts were prepared, adequate and fully in accordance with accountancy practices generally accepted in the United Kingdom and commonly adopted by companies carrying on business similar to those carried on by the Company.

2.	EVENTS SINCE THE ACCOUNTS DATE

Since the Accounts Date:

2.1	the Company has not been involved in any Event occurring outside of the ordinary course of its business;
2.2	no accounting period of the Company has ended for the purposes of Taxation; and
2.3

no disposal of any capital asset has taken place or other event occurred which will or may have the effect of crystallising a liability to Taxation which has not and would have been included in the provision for deferred Taxation contained in the Accounts if such a disposal or other event had been planned or predicted at the date on which the Accounts were drawn up.

3.	REVENUE EXPENDITURE SINCE THE ACCOUNTS DATE

All expenditure of a revenue nature which the Company has incurred since the Accounts Date or which it may incur under any subsisting commitment, will be deductible as a trading expense of a trade carried on by the Company.

4.	ADMINISTRATION
4.1

The Company has duly and punctually paid all Tax which it has become liable to pay or for which it has become liable to account and is under no liability (and has not within the six years before the date of this agreement been liable) to pay any penalty, fine, surcharge or interest in connection with any Tax and there is no Tax the payment of which has been postponed by agreement with the relevant Tax Authority or by virtue of any right under the Tax Statutes or the practice of any Tax Authority.

4.2

In the six years to Completion, the Company has within the relevant time limits correctly made all returns (including any land transaction returns), computations, elections, statements, registrations, notices and payments and provided all other information required to be provided by the Company under the Tax Statutes.  All those returns, computations, elections, statements, registrations, notices and information made or provided by the Company are complete, up-to-date and correct in all material respects and remain valid and leave no material matter unresolved.

4.3	In the six years to Completion, the information provided by the Company in or with any return was sufficient for the officer of the relevant Tax Authority to be reasonably expected

47322754.1383

to be aware (within the relevant time limits) of any under assessment or excessive Relief made or granted or which could be made or granted as a consequence of that return.
4.4

True, complete and accurate details of all returns and payments in respect of Tax the Company is required to make and all other information the Company is required to provide after Completion in respect of all Events occurring on or before Completion or in respect of any period which began before and is not ended at Completion are set out in the Disclosure Letter with express reference to this paragraph.

4.5

All Tax Liabilities of the Company arising in respect of all periods ending on or before the Accounts Date have been agreed with the relevant Tax Authority insofar as legally capable of being agreed.  None of the tax returns filed by the Company are or contain information which is only provisional.

4.6	The Disclosure Letter, specifically by reference to this paragraph provides details of:
4.6.1	all corporate tax returns of the Company which have been filed but have not become final;
4.6.2	in respect of the tax returns referred to in paragraph 3.6.1, any amendment, enquiry, discovery, assessment or discovery determination which has been made by any Tax Authority;
4.6.3	all agreements, concessions or other arrangements currently subsisting which have been made with or by any Tax Authority in respect of the Company; and
4.6.4

true, complete and accurate details of all agreements and arrangements under which any payment may be made or deemed to be made by or through the Company after Completion where the Company would be legally obliged or entitled to make any withholding in respect of any Tax.

4.7

There is no existing dispute between the Company and any Tax Authority nor has the Company within the past 24 months been subject to any non-routine visit or audit by any Tax Authority and as far as the Seller is aware there are no circumstances that are likely to give rise to such dispute or make it likely that such a visit, audit, investigation or discovery will be made.

4.8

In the six years to Completion, the Company has not been the subject of an investigation or discovery by any Tax Authority and as far as the Seller is aware there are no facts that are likely to cause such an investigation.

4.9	The Company has complied with all lawful requests made by any Tax Authority.
4.10	The Company has obtained all such consents and clearances from Tax Authorities it was required by law to obtain.
4.11

All particulars provided to any Tax Authority in connection with the application for any consent, ruling or clearance on behalf of the Company or affecting the Company fully and accurately disclosing all facts and circumstances material to the decision of the Tax Authority and any transaction for which any consent, ruling or clearances has been obtained has been carried into effect only in accordance with the terms of the relative application and consent, ruling or clearance.

47322754.1384

4.12

All elections and claims in respect of Tax made by the Company have been made correctly and any transaction that is affected by the election or claim has been carried into effect only in accordance with the terms of the election or claim.

4.13	All claims, rulings, elections, consents and clearances, the making of which has been taken into account in the Accounts have been made and remain valid and effective.
4.14

In the six years to Completion, the Company has made all such deductions and withholdings from payments made or received or which are deemed to have been made or received by or through it before Completion, as are required to be made or it is entitled to make by law and the Company has, if required by law to do so, accounted to the relevant Tax Authority for the Tax so deducted or withheld.

4.15

In the past six years the Company has not paid or been required to pay any amount to any Tax Authority by way of security for the purposes of any Tax and the Seller are not aware of any circumstances which could result in the Company being required to make any such payment.

4.16	No person has been appointed as an agent of the Company for any purposes in respect of any Tax where the termination of that appointment would require a notification to be made to a Tax Authority.
4.17

The Company has not entered into any agreement or arrangement under which the Company could become liable to pay to any person any sum equal to or calculated by reference to a Tax liability of that or any other person.

5.	RECORDS

The Company has maintained all such records as it is required to have maintained by law.

6.	GROUPS
6.1	The Disclosure Letter contains full particulars of:
6.1.1	all groups and consolidated groups for Taxation purposes and fiscal unities of which the Company is, or has been, a member within the last seven years;
6.1.2	every agreement relating to the use of Group Relief or allowance to which the Company is, or has been, a party within the last seven years; and
6.1.3	any arrangements for the payment of group Taxation liabilities to which the Company has ever been party.
6.2

All claims made by the Company for Group Relief or allowance were valid when made and have been or will be allowed by way of relief from or allowance or credit against Tax.  All arrangements entered into by the Company in relation to groups and consolidated groups for Tax purposes and fiscal unities were valid when made and will be valid up to Completion.  The Company has met all procedural and other requirements of all Taxation Statutes in respect of those claims, unities or groups.

6.3	The Company is not and never has been a party to a group payment arrangement in respect of any Tax.

47322754.1385

6.4	Neither the execution nor completion of this agreement, nor any other event since the Accounts Date, will result in the clawback or disallowance of any Group Relief or allowance previously given.
7.	INTANGIBLE ASSETS AND INTELLECTUAL PROPERTY
7.1	For the purposes of this paragraph 7, references to intangible fixed assets mean intangible fixed assets, goodwill and intellectual property.
7.2

The Disclosure Letter sets out the amount of expenditure on each of the intangible fixed assets of the Company and provides the basis on which any deduction or allowance relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to the Company.  No circumstances have arisen since the Accounts Date by reason of which that basis might change.

8.	ANTI-AVOIDANCE
8.1	The Company has not been a party to any scheme or arrangement designed wholly or mainly for the purposes of avoiding or deferring Tax.
8.2

The Company has not done or been a party to any Event for the purposes of evading any Tax Liability of the Company or any other person or in the knowledge that any Tax Liability arising from the Event will be evaded and there is no agreement or arrangement under which it could be required to do or be a party to such an Event.  The reference to evasion of Tax in this paragraph includes a reference to dishonesty or recklessly obtaining any payment or credit in respect of any Tax from any other person (including a Tax Authority) in circumstances where the Company or the relevant taxpayer was or is not entitled by law to the payment or credit and dishonestly or recklessly producing, furnishing or sending any document for the purposes of deceiving any person (including any Tax Authority) in respect of any Tax Liability or to obtain any payment or credit in respect of any Tax.

8.3

The Company has never entered into or been party to or otherwise been concerned with any Event as a result of which any provision of Part 5 of the Income Tax (Trading and Other Income) Act 2005 or Part 13 of the ITA applied, applies or may apply.

8.4	The Company has not been a party to, or acted as a promoter of, any notifiable arrangements or notifiable proposals within the meaning of section 306 of the FA 2004.
8.5

In respect of every transaction or series of transactions under which the Company is an affected person within the meaning of Part 4 of the TIOPA and in respect of which those provisions permit HM Revenue & Customs to make adjustments to provisions made:

8.5.1	provision between it and other affected persons is not susceptible to adjustment by HM Revenue & Customs; and
8.5.2

the Company has prepared and retained all such documentation as it necessary or reasonable to identify the terms of the transactions and the methodology used in arriving at arm's length terms for such transactions.

8.6

The Company is not party to any transaction or series of transactions which it has accounted for in such a way that the provisions of section 996 of the ICTA could apply in relation to that transaction or transactions.

47322754.1386

8.7	The Company is not a party to any lease to which the provisions of sections 228A-228G of the CAA could apply.
8.8	The Company has not been a party to any designated scheme or notifiable scheme within the meaning of Schedule 11A to the VATA.
8.9

The Company has not, at any time, been a party to or otherwise involved in a transaction or series of transactions in relation to which advisers considered that there was a risk that the Company could be liable to Tax as a result of the principles in W.T. Ramsey Limited v IRC (54 TC 101) or Furniss v Dawson (55 TC 324), as developed in subsequent cases, or as a result of the principles in Halifax (C-255/02) as developed in subsequent cases.

9.	TRANSFER PRICING
9.1

The Company has not entered into any agreements or arrangements in respect of or in connection with which it could be deemed for Tax purposes to have received income profits or gains or paid expenses which are greater than or less than the actual amounts paid or received by the Company pursuant to those agreements or arrangements.

9.2

In relation to each transaction for the supply of goods or services or the lending or borrowing of money into which the Company has entered with a party with which it was connected, the Company has full contemporaneous documentary evidence of the process used to establish that arm's length terms applied.

10.	STAMP TAXES
10.1

All documents which are necessary to establish the title to the Company to any asset owned by the Company on or before Completion or in the enforcement or production of which the Company may be interested and which, in the United Kingdom or elsewhere, either attract stamp duty, stamp duty land tax, transfer tax, registration tax or some equivalent form of Tax or require to be stamped with a particular stamp denoting that no duty is chargeable or that the document has been produced to the appropriate Tax Authority have been properly stamped.

10.2

Neither entering into this agreement nor Completion will result in the withdrawal of any stamp duty, transfer tax or registration tax relief granted on or before Completion which will affect the Company.

11.	OVERSEAS
11.1

The Company is and has always been resident solely in the country of its incorporation for Tax purposes and has never had any liability to pay Tax to a Tax Authority other than in the country of its incorporation and is not and never has been a representative for the purposes of any Tax for any person and there is no agreement or arrangement under which it would become such a representative.

11.2

The Company does not have or has never had a permanent establishment, branch or agency or any presence for the purposes of any Tax outside its country of incorporation, and is not a member of a partnership resident in a country other than the same country as the Company.

11.3

There are no arrangements under which the Company could be liable for any Tax in respect of or in connection with any actual or deemed income profits or gains of any connected or associated person of the Company where that person is not resident or incorporated in the same country as the Company.

47322754.1387

11.4

The Company is not holding, nor has it held in the past seven years, any interest in any company the profits of which are, or have been, liable to the CFC charge within Chapter 2 of Part 9A of the TIOPA or Chapter IV of Part XVII of the ICTA. The Company does not have any material interest in an offshore fund as defined in Part 1 of Schedule 22 to the Finance Act 2009.

11.5	The Company has not received any foreign loan interest in respect of which double taxation relief will, or may, be restricted under section 50 of the TIOPA.
11.6	The Company has not been a party to any transaction or arrangement whereby it is, or may become, liable for Tax by virtue of sections 835U, 971 and 972 of the ITA (or regulations made under them).
12.	SHARE OPTION SCHEMES

The Company does not operate any approved or unapproved share option or profit sharing schemes and is not a participating company for the purposes of any such scheme.

13.	EMPLOYMENT TAXES
13.1

So far as the Seller is aware, there are no agreements or arrangements under which any director or employee of the Company or any person providing services to the Company or any customer of the Company indirectly through another company or otherwise may receive any payment emolument or benefit in kind from any person other than the Company which could result in the Company being liable for any Tax.

13.2

No past present or future employee or officer of the Company has been issued with any shares or securities in respect of which the Company may have any Tax liability as a consequence of any dealings, transactions, variations or reorganisations of those shares or securities or any variations of any restrictions attaching to those shares or the shares ceasing to be subject to restrictions at any time on or after this agreement.

13.3	All employees, directors, or other persons engaged by the Company are engaged directly as employees and not as consultants.
13.4

The Company has properly operated the PAYE system, making such deductions and payments of Tax as required by law from all payments to or treated as made to employees, ex-employees, officers and ex-officers of it and punctually accounted to HM Revenue & Customs for all that Tax and all returns required pursuant to section 684 of the ITEPA and regulations made thereunder have been punctually made and are accurate and complete in all respects.

13.5

The Disclosure Letter contains full details of PAYE settlement agreements entered into and all dispensations obtained by the Company and all details of any visit from the Audit Office of HM Revenue & Customs within the last six years including full details of any settlement made pursuant to it.

13.6

The Company has not made any payment to or provided any benefit for any officer or employee or ex-officer or ex-employee of it which is not allowable as a deduction in calculating the profits of the Company for Taxation purposes.

13.7	The Company has complied with section 421J of the ITEPA.
13.8	The Company does not participate in a scheme under section 713 of the ITEPA.

47322754.1388

13.9	The Company has not made any payment to which section 225 and 226 of the ITEPA apply.
13.10	The Company is not and never has been either a contractor or a sub-contractor for the purposes of Chapter III of Part III of the FA 2004.
13.11

The Company has paid all national insurance contributions for which it is liable and has kept proper books and records relating to the same and has not been a party to any scheme or arrangement to avoid any liability to account for primary or secondary national insurance contributions.

13.12

There are no trusts or other arrangements in place, whether funded or established by the Company or of which the Seller is aware, under which any employees or former employees of the Company or any persons associated with those employees or former employees can obtain a benefit in any form.

13.13	The Company is not a MSC provider within the meaning of section 61B of the ITEPA.
13.14	The Company has fully complied with its obligations under Chapter 7 of Part 2 of the ITEPA.
13.15	The Company has fully complied with its obligations under Chapter 10 of Part 2 of the ITEPA.
13.16	The Company has complied with its reporting requirements under the Income Tax (Pay As You Earn)(Amendments No.2) Regulations 2015.
13.17

There are no agreements or arrangements, and have been no agreements or arrangements within the six years before the date of this agreement, with any managed service companies (within the meaning of section 61B of the ITEPA).

14.	STATUS OF THE COMPANY

The Company is not and has at no time been an investment company nor an investment trust company for the purposes of the Tax Statutes.

15.	CLOSE COMPANIES
15.1	The Company is a close company as defined in section 439 of the Tax Act but has never been a close investment-holding company as defined in section 34 of the Tax Act.
15.2

No distributions within section 1064 of the Tax Act or transfers of value within section 94 of the IHTA have been made by the Company nor have such distributions been made between the Accounts Date and Completion.

15.3

No loan or advance within section 455 of the Tax Act has been made or agreed to be made by the Company and it has not since the Accounts Date released or written off, and there is no agreement or arrangement for the release or writing off of the whole or part of the debt in respect of any such loan or advance.

16.	INHERITANCE TAX
16.1	The Company has not entered into any transaction which has or may give rise to a direct or indirect charge to inheritance tax.

47322754.1389

16.2

None of the assets or shares of the Company are subject to an HM Revenue & Customs charge within section 237 of the IHTA and no person has or may have the power under section 212 of the IHTA to sell any of the assets or shares of the Company.

16.3	The Company is not entitled to an interest in possession in settled property.
17.	VALUE ADDED TAX
17.1

The Company is registered for the purposes of the VATA and has made, given, obtained and kept full, complete, correct and up-to-date records, invoices and other documents appropriate or required for those purposes and is not in arrears with any payments or returns due.

17.2	The Company has not been:
17.2.1	subject to any interest, forfeiture, surcharge or penalty;
17.2.2	given any notice under sections 59, 59A or 64 of the VATA;
17.2.3	given a warning within section 76(2) of the VATA; or
17.2.4	required by HM Revenue & Customs to give security under paragraph 4 of Schedule 11 to the VATA (power to require security and production of evidence).
17.3

All supplies made by the Company are taxable supplies.  The Company has not been, or will not be, denied full credit for all input tax under sections 25 and 26 of the VATA 1994 (and regulations made under it) or for any other reasons.  All VAT paid or payable by the Company is input tax as defined in section 24 of the VATA and regulations made under it.

17.4	All VAT due and payable to HM Revenue & Customs has been declared and paid in full.
17.5	The Company has never been treated as a member of a group under section 43 of the VATA and no application has ever been made for it so to be treated.
17.6

The Company does not own, or has at any time within the period of ten years preceding the date of this agreement owned, any assets which are capital items that are subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

17.7

The Company has not entered into any self-billing arrangement (in the circumstances provided in section 29 of the VATA) in respect of supplies made by any other person, nor has it at any time agreed to allow any such person to make out VAT invoices in respect of supplies made by the Company.

Part D – Tax Administration

1.	TAX RETURNS
1.1

Subject to the provisions of this paragraph 1, the Seller and the duly approved agents of the Seller (approved by the Buyer, that approval not to be unreasonably withheld) will be responsible for, at the cost of the Company (but only to the extent provided for in the Relevant Accounts or the statutory account to which the return in question relates, and thereafter at the cost of the Seller), and have the conduct of preparing and submitting and dealing with all enquiries and requisitions in respect of all Tax returns and associated computations of the Group Companies for all Tax periods of the Group Companies ending

47322754.1390

on or before Completion as required by law and with due diligence and speed (subject only to the Buyer, at the request and reasonable notice of the Seller supplying all information in its and the Group Companies' possession and control that is reasonably necessary and granting access following Completion to the Seller and the approved agents of the Seller to any records and personnel of the Group Companies as the Seller may reasonably require) and in relation, but without limitation, to this obligation:

1.1.1

all returns, computations, documents and substantive correspondence relating to them will be submitted in draft form by the Seller to the Buyer or its duly authorised agents for comment within 3 months of the date of this agreement;

1.1.2	the Seller will take into account all reasonable comments and suggestions made by the Buyer or its duly authorised agents;
1.1.3

the Seller will as soon as practicable deliver to the Buyer copies of all correspondence sent to or received by the Seller or the agents of the Seller from any Tax Authorities in respect of matters to which this paragraph 1 relates;

1.1.4

the Buyer will as soon as practicable deliver to the Seller copies of all correspondence received by the Seller or the agents of the Seller from any Tax Authorities in respect of matters to which this paragraph 1 relates; and

1.1.5

the Buyer undertakes to procure that the Company will at the request of the Seller sign and submit within 40 Business Days of being requested to do so to the relevant Tax Authority all such letters, notices of claim, surrender or consent to surrender (including provisional or protective notices of claim, surrender or consent to surrender in cases where any relevant Tax computations have not yet been agreed) and all such other documents and returns as the Seller will reasonably request to give effect to these provisions provided that the Buyer will not be obliged to procure that the Company signs and/or submits any document which in its reasonable opinion it considers to be wrong, misleading or inaccurate in any material respects (for the avoidance of doubt, the Buyer will be under no obligation to make enquiry as to the completeness or accuracy thereof and will be entitled to rely entirely on the Seller and the approved agents of the Seller in respect thereof) or which contains anything which could impact adversely on the post Completion Tax affairs of any member of the Group or any member of the Buyer's Group or which could result in any liability or loss for any member of the Group or any member of the Buyer's Group in respect of which the Buyer would have a claim against the Seller under this Schedule.

1.2

The Seller will provide such assistance as the Buyer reasonably requests in preparing and submitting Tax returns (and supporting documentation) and attending to any requisitions or enquiries raised in respect of periods which have begun before Completion and which end after Completion, to the extent that such returns, supporting documentation, requisitions or enquiries relate to Events occurring on or before Completion.

1.3

Nothing in this paragraph 1 will require any member of the Group or the Buyer to appoint any person as the authorised agent of any member of the Group for the purposes of or dealings with any Tax Authority or to sign any document or letter in the name of or on behalf of any member of the Group or the Buyer.

1.4	The Seller will indemnify the Buyer for all reasonable costs incurred by the Buyer in respect of matters to which this paragraph 1 relates.

47322754.1391

1.5	This paragraph 1 will not apply to a Claim for Tax.
1.6

In the event of any material breach of this paragraph 1 by the Seller or the agent of the Seller, at the option of the Buyer the Seller will forfeit all rights under this paragraph 1 and the Seller will indemnify the Buyer for all additional costs incurred and attributable to the breach by any member of the Group in dealing with the Tax returns referred to in paragraph 1.1 of this Part D.

47322754.1392

APPENDIX 1

A Spoke Ltd (11233763)

Bellward Properties Ltd (05921752)

Burnham Group Limited (05027388)

BMN APL Limited (10444259)

BMN Property Limited (10141752)

BWM Developments Limited (09891085)

CHC Global Search Limited (11359670)

Consilium Solutions Limited (08907216)

Cornbrook Developments Limited (10264854)

Fusion People Limited (04873626)

Hillman Saunders Limited (07394466)

Lacane Solutions Limited (10501926)

Maple Resourcing Ltd (03961512)

Ocwen 2016 Limited (09951282)

PRS Build Limited (10255568)

Prima S G H Limited (07277166)

Prima Services Group Limited (02542471)

Regmore Limited (10382333)

Selective Commercial Limited (08780502)

Short Message Services Limited (04333341)

Support On The Spot Limited (07025260)

The Kellan Group Plc (02228050)

Turrel Limited (10358898)

Urban People Recruitment Limited (10293951)

47322754.1393

EXECUTED and DELIVERED as a DEED by LONGBRIDGE RECRUITMENT 360 LIMITED acting by a director, in the presence of:		Signature /s/ Brendan Flood Director
Print name Brendan Flood
Witness signature	/s/ Jinan Jawad
Name (in BLOCK CAPITALS)	JINAN JAWAD
Address	[REDACTED]

SIGNED and DELIVERED as a DEED by RICHARD WARD in the presence of:		Signature /s/ Richard Ward
Witness signature	/s/ illegible
Name (in BLOCK CAPITALS)
Address	[REDACTED]

47322754.1394

EXECUTED as a deed by STAFFING 360 SOLUTIONS, INC acting by a director, in the presence of:	Signature /s/ Brendan Flood Director
Print name Brendan Flood

Witness signature	/s/ Georgia Joseph
Name (in BLOCK CAPITALS)	GEORGIA JOSEPH
Address	[REDACTED]

47322754.1395